Exhibit 10.1

EXECUTION COPY

$175,000,000

SIXTH AMENDED AND RESTATED

CREDIT AGREEMENT

dated as of May 16, 2008

among

Foot Locker, Inc.,

The Subsidiaries Party Hereto,

The Banks Party Hereto,

Bank of America, N.A.,

as Administrative Agent and Swingline Bank

The Bank of New York,

as LC Agent

J.P. Morgan Securities Inc.,

and

Banc of America Securities LLC,

as Joint Lead Arrangers and Joint Book Runners

JPMorgan Chase Bank, N.A.

as Syndication Agent

and

Wells Fargo Bank, National Association

as Documentation Agent

i

SCHEDULES

Commitment Schedule

Pricing Schedule

Schedule 1.01(a)	Material Trademarks
Schedule 5.14(a)	Existing Investments
Schedule 5.14(d)	Seller Notes
Schedule 5.21	Mortgages and Related Documents
Schedule 9.01	Notice Information

EXHIBITS

Exhibit A —	Form of Note

Exhibit B —	Form of Swingline Note

Exhibit C —	Form of Money Market Quote Request

Exhibit D —	Form of Invitation for Money Market Quotes

Exhibit E —	Form of Money Market Quote

Exhibit F —	Form of Security Agreement

Exhibit G —	Form of Pledge Agreement

Exhibit H —	Form of Guarantee Agreement

Exhibit I —	Form of Assignment and Assumption Agreement

Exhibit J —	Form of Notice of Committed Borrowing

v

SIXTH AMENDED AND RESTATED CREDIT AGREEMENT dated as of May 16, 2008 among FOOT LOCKER, INC., the SUBSIDIARIES party hereto, the BANKS party hereto, BANK OF AMERICA, N.A., as Administrative Agent and Swingline Bank, and The Bank of New York, as LC Agent.

WHEREAS, the Company, the banks party thereto (the “Existing Banks”), the co-agents party thereto, The Bank of New York, as Administrative Agent, LC Agent and Swingline Bank, and the Joint Lead Arrangers party thereto are parties to an Amended and Restated Credit Agreement dated as of May 19, 2004, as further amended as of each of May 17, 2005, June 30, 2006, November 13, 2006, March 7, 2007, October 26, 2007, and February 19, 2008 (as in effect immediately prior to the effectiveness of this Amended Agreement (as defined in Section 1.01 below), the “Existing Credit Agreement”); and

WHEREAS, the parties to the Existing Credit Agreement desire to amend and restate the Existing Credit Agreement as provided in this Amended Agreement subject to the terms and conditions set forth in Section 3.01 hereof;

NOW, THEREFORE, the Existing Credit Agreement is amended and restated in its entirety as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. The following terms, as used herein, have the following meanings:

“Absolute Rate Auction” means a solicitation of Money Market Quotes setting forth Money Market Absolute Rates pursuant to Section 2.03.

“Additional Revolver Commitments” has the meaning set forth in Section 2.18

“Adjusted London Interbank Offered Rate” has the meaning set forth in Section 2.07(b).

“Administrative Agent” means Bank of America, N.A., in its capacity as administrative agent for the Banks under the Loan Documents, and its successors in such capacity.

“Administrative Questionnaire” means, with respect to each Bank, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent (with a copy to the Company) duly completed by such Bank.

“Affiliate” means, with respect to any Person, (i) any other Person that directly, or indirectly through one or more intermediaries, controls such Person (a “Controlling Person”) or (ii) any Person which is controlled by or is under common control with a Controlling Person. As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agents” means the LC Agent, the Documentation Agent, the Syndication Agent and the Administrative Agent.

“Aggregate LC Exposure” means, at any time, the sum, without duplication, of (i) the aggregate amount that is (or may thereafter become) available for drawing under all Letters of Credit outstanding at such time plus (ii) the aggregate unpaid amount of all Reimbursement Obligations outstanding at such time.

“Agreement”, when used in reference to this Agreement, means the Amended Agreement, as it may be further amended or amended and restated from time to time.

“Amended Agreement” means this Sixth Amended and Restated Credit Agreement dated as of May 16, 2008.

“Annual Rent Expense” means, as of the end of each Fiscal Quarter, the total rent expense (net of sublease income) of the Company and its Consolidated Subsidiaries for the period of four Fiscal Quarters then ended, calculated in the same manner as the $688,000,000 amount shown as such total rent expense (net of sublease income) for Fiscal Year 2007 under the heading “Leases” on page 46 of the Company’s 2007 Annual Report to its shareholders.

“Applicable Lending Office” means, with respect to any Bank, (i) in the case of its Domestic Loans, its Domestic Lending Office, (ii) in the case of its Euro-Dollar Loans, its Euro-Dollar Lending Office and (iii) in the case of its Money Market Loans, its Money Market Lending Office.

“Asset Sale” means any sale, lease or other disposition (including any such transaction effected by way of merger or consolidation) of any asset by the Company or any of its Subsidiaries, including without limitation any sale-leaseback transaction, whether or not involving a capital lease, and any sale of any interest in real estate (including without limitation a leasehold interest), including without limitation any disposition of a leasehold interest to the relevant landlord by way of early termination thereof, but excluding (i) dispositions of inventory, cash, cash equivalents and other cash management investments and obsolete, unused or unnecessary equipment, in each case in the ordinary course of business, (ii) dispositions of assets to the Company or a Subsidiary; provided that any such dispositions by an Obligor to a Subsidiary that is not a Subsidiary Guarantor shall be excluded pursuant to this clause (ii) only if consummated in the ordinary course of business, and (iii) any disposition of assets not described in clauses (i) and (ii) hereof consummated in any Fiscal Year, but only to the extent that the Net Cash Proceeds therefrom, together with the Net Cash Proceeds of all other dispositions consummated in such Fiscal Year and not constituting an “Asset Sale” by reliance on this clause (iii), do not exceed $5,000,000.

“Assignee” has the meaning set forth in Section 9.06.

“Auto-Extension Letter of Credit” has the meaning set forth in Section 2.16(e).

“Bank” means each lender listed on the signature pages hereof (other than the Departing Banks), each New Bank, each Assignee which becomes a Bank pursuant to Section 9.06(c), and their respective successors. The term “Bank” does not include the Swingline Bank in its capacity as such.

“Bank of America” means Bank of America, N.A.

“Bank Parties” means the Banks, the Swingline Bank, the Agents and the Joint Lead Arrangers.

“Base Rate” means, for any day, a rate per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of ½ of 1% plus the Federal Funds Rate for such day.

“Base Rate Loan” means a Committed Loan which bears interest at the Base Rate pursuant to the applicable Notice of Committed Borrowing or Notice of Interest Rate Election or the provisions of Article 8.

“Base Rate Margin” has the meaning set forth in Section 2.07(a).

“Borrower” means the Company or any Subsidiary Borrower, as the context may require, and their respective successors, and “Borrowers” means all of the foregoing. When used in connection with a particular Loan or Swingline Loan or Letter of Credit, the term “Borrower” means the borrower (or proposed borrower) of such Loan or Swingline Loan or the borrower on whose request such Letter of Credit is (or is proposed to be) issued. As the context may require, the terms “Borrower” and “Borrowers” include the Company in its capacity as guarantor of the obligations of the Subsidiary Borrowers hereunder.

“Borrowing” has the meaning set forth in Section 1.03.

“Business Acquisition” means (i) an Investment by the Company or any of its Subsidiaries in any other Person (including an Investment by way of acquisition of securities of any other Person) pursuant to which such Person shall become a Subsidiary or shall be merged into or consolidated with the Company or any of its Subsidiaries or (ii) an acquisition by the Company or any of its Subsidiaries of the property and assets of any Person (other than the Company or any of its Subsidiaries) that constitute substantially all the assets of such Person or any division or other business unit of such Person. The description of any transaction as falling within the above definition does not affect any limitation on such transaction imposed by Article 5 of this Agreement.

“Canadian Restructuring” means the restructuring/reorganization of certain of the Company’s subsidiaries as more fully described in the letter dated on or prior to the Closing Date from the Company to the Administrative Agent.

“Class” when used in respect to a Loan or a Borrowing, refers to whether such Loans or the Loans comprising such Borrowing are Committed Loans or Money Market Loans.

“Collateral” means the collateral purported to be subject to the Liens of all the Collateral Documents.

“Collateral Documents” means the Security Agreement, the Pledge Agreement, the Mortgages, and each additional mortgage entered into pursuant to Section 5.18 and any additional security agreements, pledge agreements, mortgages or other agreements required to be delivered pursuant to the Loan Documents to secure the obligations of the Obligors under the Loan Documents (including without limitation any additional pledge agreements delivered by any Obligor pursuant to the provisions of the Pledge Agreement), and any instruments of assignment or other instruments or agreements executed pursuant to the foregoing.

“Collateral Trigger Date” means the first date on or after the date on which the Investment Grade Condition is satisfied on which the Company’s senior unsecured long-term debt securities are not rated at least (i) BBB- by S&P and (ii) Baa3 by Moody’s.

“Commitment” means, with respect to each Bank, the amount (if any) set forth opposite the name of such Bank on the Commitment Schedule (or, in the case of an Assignee, the portion of the transferor Bank’s Commitment assigned to such Assignee pursuant to Section 9.06(c)), in each case as such amount may be reduced from time to time pursuant to Sections 2.10 and 2.11, increased from time to time pursuant to Section 2.18 or changed as a result of an assignment pursuant to Section 8.06 or 9.06(c). The term “Commitment” does not include the Swingline Commitment.

“Commitment Schedule” means the Commitment Schedule attached hereto.

“Committed Loan” means a loan made or to be made by a Bank pursuant to Section 2.01 or Section 2.17(f); provided that, if any such loan or loans (or portions thereof) are combined or subdivided pursuant to a Notice of Interest Rate Election, the term “Committed Loan” shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.

“Company” means Foot Locker, Inc., a New York corporation, and its successors.

“Company Affiliate” means (i) any Person that directly, or indirectly through one or more intermediaries, controls the Company (a “Company Controlling Person”) or (ii) any Person (other than the Company or a Subsidiary) which is controlled by or is under common control with a Company Controlling Person. As used herein, the term “control” means possession, directly or indirectly, of the power to vote 10% or more of any class of voting securities of a Person or to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Company Material” has the meaning set forth in Section 5.01.

“Company’s 2007 Form 10-K” means the Company’s annual report on Form 10-K for the 2007 Fiscal Year, as filed with the SEC pursuant to the Exchange Act.

“Consolidated Capital Expenditures” means, for any period, the gross additions to property, plant and equipment and other capital expenditures of the Company and its Consolidated Subsidiaries for such period, as the same are or would be set forth in the cash flow statement of the Company and its Consolidated Subsidiaries for such period (if such statement were prepared for such period), but excluding any such expenditures constituting a Business Acquisition permitted pursuant to Section 5.14 to the extent that the consideration paid by the Company and its Subsidiaries with respect thereto consists solely of common stock of the Company.

“Consolidated Subsidiary” means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of the Company in its consolidated financial statements if such statements were prepared as of such date in accordance with generally accepted accounting principles.

“Consolidated Tangible Net Worth” means at any date the consolidated shareholders’ equity of the Company and its Consolidated Subsidiaries as of such date less their consolidated goodwill as of such date, adjusted to exclude the effect of any changes after February 2, 2008 in the cumulative foreign currency translation adjustments.

“Continuing Director” means at any date a member of the Company’s board of directors who was either (i) a member of such board twelve months prior to such date or (ii) nominated for election to such board by at least two-thirds of the Continuing Directors then in office.

“Credit Exposure” means, as to any Bank at any time:

(i) the amount of its Commitment (whether used or unused) at such time; or

(ii) if the Commitments have terminated or expired in their entirety, the sum of (x) its Outstanding Committed Amount and (y) the aggregate outstanding principal amount of its Money Market Loans,

all determined at such time after giving effect to any prior assignments by or to such Bank pursuant to Section 8.06 or 9.06.

“Debt” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee which are capitalized in accordance with generally accepted accounting principles, (v) all non-contingent obligations (and, for purposes of Section 5.06 and the definition of Material Debt, all contingent obligations) of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (vi) all Debt secured by a Lien on any asset of such Person, whether or not such Debt is otherwise an obligation of such Person, and (vii) all Guarantees by such Person of Debt of another Person (each such Guarantee to constitute Debt in an amount equal to the maximum amount of such other Person’s Debt Guaranteed thereby).

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Departing Bank” has the meaning specified in Section 3.02.

“Documentation Agent” means Wells Fargo Bank, National Association in its capacity as documentation agent for the credit facility provided hereunder.

“Domestic Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; provided that, when used in Section 2.16 with respect to any action to be taken by or with respect to any LC Agent, the term “Domestic Business Day” shall not include any day on which commercial banks are authorized by law to close in the jurisdiction where the LC Office of such LC Agent is located.

“Domestic Lending Office” means, as to each Bank, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Bank may hereafter designate as its Domestic Lending Office by notice to the Company and the Administrative Agent.

“Domestic Loans” means Base Rate Loans.

“EBIT” means, for any period, the sum of (i) the consolidated net income of the Company and its Consolidated Subsidiaries for such period plus (ii) to the extent deducted in determining such consolidated net income, the sum of (A) Interest Expense, (B) income taxes, (C) the after-tax effect of any extraordinary non-cash losses (or minus the after-tax effect of any extraordinary non-cash gains), (D) the before-tax effect of any non-recurring non-cash losses that are not classified as extraordinary losses (or minus the before-tax effect of any non-recurring non-cash gains that are not classified as extraordinary gains) and (E) any pre-tax loss (or minus any pre-tax gain) on the sale of any ownership or leasehold interest in real property.

“EBITDA” means, for any period, (i) EBIT for such period plus (ii) to the extent deducted in determining consolidated net income for such period, depreciation and amortization.

“Effective Date” has the meaning set forth in Section 3.01.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, injunctions, permits, licenses and agreements relating to the protection of the environment, to the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, hazardous or toxic substances or wastes into the environment, including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous or toxic substances or wastes or the clean-up or other remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

“ERISA Group” means the Company, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Company or any Subsidiary, are treated as a single employer under subsection (b), (c), (m) or (o) of Section 414 of the Internal Revenue Code.

“Euro-Dollar Business Day” means any Domestic Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in London.

“Euro-Dollar Lending Office” means, as to each Bank, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro-Dollar Lending Office), or such other office, branch or affiliate of such Bank as it may hereafter designate as its Euro-Dollar Lending Office by notice to the Company and the Administrative Agent.

“Euro-Dollar Loan” means a Committed Loan which bears interest at a Euro-Dollar Rate pursuant to the applicable Notice of Committed Borrowing or Notice of Interest Rate Election.

“Euro-Dollar Margin” has the meaning set forth in Section 2.07(b).

“Euro-Dollar Rate” means a rate of interest determined pursuant to Section 2.07(b) on the basis of an Adjusted London Interbank Offered Rate.

“Euro-Dollar Reserve Percentage” has the meaning set forth in Section 2.07(b).

“European Entities” means Foot Locker Europe, B.V., Foot Locker UK Limited, Foot Locker France S.A.S., Foot Locker Austria GmbH, Foot Locker Italy S.r.l., Foot Locker Netherlands B.V., Foot Locker Belgium BVBA, Freedom Sportsline Limited, Foot Locker Sweden Aktiebolag, Foot Locker Denmark ApS, Foot Locker Artigos desportivos e de tempos livres, Lda and Foot Locker Spain S.L.

“European Entities Foreign Specified Trademarks” means Foreign Specified Trademarks (as such term is defined in the Security Agreement) that are registered in any European country or the European Union.

“European Entities Holding Companies” means FLE Management, FLE CV GP, Foot Locker Europe CV LP, FLE CV, FLE Holdings, B.V., and any other

Subsidiary that is a direct or indirect holding company of the capital stock or other equity interests of FLE Holdings, B.V.

“Event of Default” has the meaning set forth in Section 6.01.

“Excess Cash Flow” means, for any period of four Fiscal Quarters, the excess, if any, of (a) EBITDA for such period over (b) the sum, without duplication, of (i) Interest Expense paid in cash during such period, (ii) principal repayments of Debt of the Company and its Consolidated Subsidiaries (other than Debt under revolving credit facilities to the extent not accompanied by a reduction in commitments), to the extent paid in cash during such period, to the extent financed with Internally Generated Funds, (iii) all income taxes paid in cash by the Company and its Consolidated Subsidiaries during such period, (iv) Consolidated Capital Expenditures paid in cash during such period to the extent financed with Internally Generated Funds, (v) Restricted Payments paid in cash during such period, and (vi) Investments and Business Acquisitions to the extent made in cash during such period and financed with Internally Generated Funds.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Existing Credit Agreement” has the meaning set forth in the Recitals hereto.

“Extension of Credit” means the making of a Loan or a Swingline Loan, or the issuance or extension of a Letter of Credit.

“Facility Fee Rate” has the meaning set forth in Section 2.09.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day; provided that (a) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fiscal Quarter” means a fiscal quarter of the Company.

“Fiscal Year” means a fiscal year of the Company. A Fiscal Year is identified by the calendar year which includes approximately eleven months of such Fiscal Year (e.g., Fiscal Year 2007 refers to the Fiscal Year that ended on February 2, 2008).

“Fixed Charge Coverage Ratio” means, at the last day of any Fiscal Quarter, the ratio of (i) the sum of EBIT plus 1/3 of Annual Rent Expense, in each case for the four consecutive Fiscal Quarters then ended to (ii) the sum of Interest Expense plus 1/3 of Annual Rent Expense, in each case for the same four consecutive Fiscal Quarters.

“Fixed Rate Loan” means any loan except a Loan that bears interest at the Base Rate.

“FL Europe Holdings” means FL Europe Holdings, Inc., a Delaware corporation.

“FLE CV” means FLE CV, a Dutch limited partnership.

“FLE CV GP” means FLE CV GP, LLC, a Delaware limited liability company.

“FLE Management” means FLE CV Management, Inc., a Delaware corporation.

“Foot Locker Europe CV LP” means Foot Locker Europe CV LP, LLC, a Delaware limited liability company.

“Foot Locker Europe B.V.” means Foot Locker Europe B.V., a Netherlands corporation.

“Foreign Subsidiary” means any Subsidiary organized under the laws of a jurisdiction, and conducting substantially all its operations, outside the United States.

“Group of Loans” or “Group” means at any time a group of Loans consisting of (i) all Loans to the same Borrower which are Base Rate Loans at such time or (ii) all Euro-Dollar Loans to the same Borrower which have the same Interest Period at such time; provided that if a Committed Loan of any particular Bank is converted to or made as a Base Rate Loan pursuant to Section 8.02 or 8.05, such Loan shall be included in the same Group or Groups of Loans from time to time as it would have been in if it had not been so converted or made.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit, in either case in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantee Agreement” means the Amended and Restated Guarantee Agreement dated as of the Effective Date, among the initial Subsidiary Guarantors and the Administrative Agent, substantially in the form of Exhibit H, as amended from time to time.

“Guarantor” means the Company, in respect of its obligations under Article 10, and any Subsidiary Guarantor, and “Guarantors” means all of them.

“Immaterial Subsidiary” means at any time any Subsidiary that (i) does not hold any material patents, trademarks or other intellectual property, (ii) on a consolidated basis, together with its Subsidiaries, holds assets with an aggregate fair market value of less than $2,000,000, (iii) on a consolidated basis, together with its Subsidiaries, does not account for more than 1% of the consolidated revenues of the Company and its Consolidated Subsidiaries and (iv) on a consolidated basis, together with its Subsidiaries, does not have consolidated net income in excess of $500,000. The determinations in clauses (ii), (iii) and (iv) shall be made on the basis of the financial statements most recently delivered by the Company to the Banks pursuant to Section 5.01(a) or 5.01(b), as the case may be. The parties hereto acknowledge and agree that each of the trademarks listed on Schedule 1.01(a) is a material trademark.

“Incremental Facilities” has the meaning set forth in Section 2.18.

“Indemnitee” has the meaning set forth in Section 9.03(b).

“Indenture” means the Indenture, dated as of October 10, 1991, between the Company and The Bank of New York, as Trustee, as in effect on the Effective Date.

“Interest Expense” means, for any period, the consolidated interest expense (net of interest income) of the Company and its Consolidated Subsidiaries for such period, calculated in the same manner as the amounts shown as “interest expense, net” under the heading “Interest Expense” on page 12 of the Company’s annual report incorporated by reference in the Company’s 2007 Form 10-K.

“Interest Period” means:  (1) with respect to each Euro-Dollar Loan, a period commencing on the date of borrowing specified in the applicable Notice of Committed Borrowing or on the date specified in the applicable Notice of Interest Rate Election and ending one, two, three or six months thereafter, as the Borrower may elect in the applicable notice; provided that:

(a) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

(b) any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Euro-Dollar Business Day of a calendar month; and

(c) any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date.

(2)  with respect to each Money Market LIBOR Loan, the period commencing on the date such Loan is made and ending such whole number of months thereafter as the Borrower may elect in accordance with Section 2.03; provided that:

(a) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

(b) any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Euro-Dollar Business Day of a calendar month; and

(c) any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date.

(3)  with respect to each Money Market Absolute Rate Loan, the period commencing on the date such Loan is made and ending such number of days thereafter (but not less than 14 days) as the Borrower may elect in accordance with Section 2.03; provided that:

(a) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day; and

(b) any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute.

“Internally Generated Funds” means any amount expended by the Company and its Subsidiaries and not representing (i) the proceeds of any Debt that in accordance with United States generally accepted accounting principles constitutes (or, when incurred, constituted) a long-term liability and (ii) the proceeds of the issuance of any equity interests.

“Investment” means any investment in any Person, whether by means of share purchase, capital contribution, loan, time deposit, Guarantee or otherwise.

“Investment Grade Condition” means the satisfaction of the following: the Company’s senior unsecured long-term debt securities shall have been rated at least (i) BBB- by S&P and (ii) Baa3 by Moody’s on each day of each of two consecutive Fiscal Quarters.

“Invitation for Money Market Quotes” means an Invitation for Money Market Quotes substantially in the form of Exhibit D hereto.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Joint Lead Arrangers” means J.P. Morgan Securities Inc. and Banc of America Securities LLC each in its capacity as a joint lead arranger for the credit facility provided hereunder.

“LC Agent” means (a) with respect to Letters of Credit outstanding on the Effective Date, The Bank of New York and (b) with respect to Letters of Credit issued after the Effective Date, The Bank of New York, or, to the extent such Person agrees to become an LC Agent at the request of the Company, Bank of America or JPMorgan Chase Bank, N.A., in each case in its capacity as the issuer of the Letters of Credit issued or to be issued by it hereunder, and its successors in such capacities.

“LC Collateral Account” has the meaning set forth in the Security Agreement.

“LC Exposure” means, with respect to any Bank at any time, an amount equal to its Pro Rata Share of the Aggregate LC Exposure at such time.

“LC Fee Rate” has the meaning set forth in the Pricing Schedule.

“LC Indemnitees” has the meaning set forth in Section 2.16(m).

“LC Office” means, with respect to any LC Agent, for any Letter of Credit issued by it, the office at which such LC Agent books such Letter of Credit.

“LC Termination Date” means the 30th day prior to the Termination Date.

“Letter of Credit” means a letter of credit issued or to be issued hereunder by an LC Agent.

“LIBOR Auction” means a solicitation of Money Market Quotes setting forth Money Market Margins based on the London Interbank Offered Rate pursuant to Section 2.03.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset. For the purposes of the Loan Documents, the Company or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset. The issuance of trade letters of credit for the account of the Company or any of its Subsidiaries to finance the purchase of inventory whereby title documents to the related goods are consigned to the order of the letter of credit issuer shall not be considered to create a “Lien” on inventory for the purposes of the Loan Documents. In addition, the parties hereto acknowledge and agree that precautionary UCC-1 filings made with respect to obligations of the Company or any of its Subsidiaries under operating leases do not constitute a “Lien”.

“Loan” means a Committed Loan or a Money Market Loan and “Loans” means Committed Loans or Money Market Loans or any combination of the foregoing. The term “Loan” does not include a Swingline Loan.

“Loan Documents” means this Agreement, the Guarantee Agreement, the Collateral Documents, the Notes and the Swingline Note.

“London Interbank Offered Rate” has the meaning set forth in Section 2.07(b).

“Major Casualty Proceeds” means (i) the aggregate insurance proceeds received in connection with one or more related events by the Company or any of its Subsidiaries under any Property Insurance Policy or (ii) any award or other cash compensation with respect to any one or more related condemnations of property (or any transfer or disposition of property in lieu of condemnation) received by the Company or any of its Subsidiaries if, in the case of either clause (i) or (ii), the amount of such aggregate insurance proceeds or award or other cash compensation exceeds $500,000.

“Material Adverse Effect” means a material adverse effect on (i) the business, operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole, (ii) the ability of any Obligor to perform any payment obligation of such Obligor under the Loan Documents or (iii) the ability of any Bank Party to enforce any rights or remedies under the Loan Documents with respect to the Collateral or any payment obligation of any Obligor under the Loan Documents.

“Material Debt” means Debt (other than the Loans, Swingline Loans and Reimbursement Obligations) of the Company and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate principal or face amount exceeding $5,000,000.

“Material Plan” means at any time a Plan (or any two or more Plans, each of which has Unfunded Liabilities) having aggregate Unfunded Liabilities in excess of $5,000,000.

“Measurement Date” has the meaning set forth in Section 5.15.

“Middle East Specified Trademarks” means the “Foot Locker”, “Foot Locker” in Arabic, “Lady Foot Locker”, “Kids Foot Locker” and “World Foot Locker” trademarks or any other trademark reasonably acceptable to the Administrative Agent, owned by Foot Locker Retail, Inc., FL Europe Holdings, FLE CV or Foot Locker Europe BV and registered in Saudi Arabia, Kuwait, Jordan, Morocco, Oman, Egypt, Bahrain, the United Arab Emirates, Qatar or Lebanon or any other country reasonably acceptable to the Administrative Agent, constituting the name of a store used by FL Europe Holdings or its licensee or sublicensee for the operation of a store in such country.

“Money Market Absolute Rate” has the meaning set forth in Section 2.03(d).

“Money Market Absolute Rate Loan” means a loan made or to be made by a Bank pursuant to an Absolute Rate Auction.

“Money Market Lending Office” means, as to each Bank, its Domestic Lending Office or such other office, branch or affiliate of such Bank as it may hereafter designate as its Money Market Lending Office by notice to the Company and the Administrative Agent; provided that any Bank may from time to time by notice to the Company and the Administrative Agent designate separate Money Market Lending Offices for its Money Market LIBOR Loans, on the one hand, and its Money Market Absolute Rate Loans, on the other hand, or for its Loans to different Borrowers, in which case all references herein to the Money Market Lending Office of such Bank shall be deemed to refer to either or both of such offices, as the context may require.

“Money Market LIBOR Loan” means a loan made or to be made by a Bank pursuant to a LIBOR Auction (including such a loan bearing interest at the rate applicable to Base Rate Loans by reason of clause (a) of Section 8.01).

“Money Market Loan” means a Money Market LIBOR Loan or a Money Market Absolute Rate Loan.

“Money Market Margin” has the meaning set forth in Section 2.03(d).

“Money Market Quote” means an offer by a Bank to make a Money Market Loan in accordance with Section 2.03 substantially in the form of Exhibit E hereto.

“Money Market Quote Request” means a Money Market Quote Request substantially in the form of Exhibit C hereto.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five-year period.

“Net Cash Proceeds” means, with respect to any Asset Sale (including for this purpose any disposition that would be an Asset Sale but for clause (iii) of the definition of Asset Sale), an amount equal to the cash proceeds received by the Company or any of its Subsidiaries from or in respect of such Asset Sale (including any cash proceeds received as income or other proceeds of any noncash proceeds of such Asset Sale or any amounts described in clause (z) in excess of amounts actually paid pursuant to post-closing purchase price adjustments), less (w) any expenses reasonably incurred by such Person in respect of such Asset Sale, (x) the amount of any Debt secured by a Lien on any asset disposed of in such Asset Sale and discharged from the proceeds thereof (and required to be so discharged by the terms of such Debt), (y) any taxes actually paid or to be payable by such Person (as estimated by a senior financial or accounting officer of the Company, giving effect to the overall tax position of the Company and its Subsidiaries) in respect of such Asset Sale and (z) any amounts constituting post-closing purchase price adjustments in respect of such Asset Sale, to the extent a reserve has been established with respect thereto in accordance with GAAP.

“New Bank” has the meaning set forth in Section 2.18(a).

“New Revolver Bank” has the meaning set forth in Section 2.18(a).

“New Term Bank” has the meaning set forth in Section 2.18(a).

“New Term Loan” has the meaning set forth in Section 2.18(a).

“Notes” means promissory notes of a Borrower, substantially in the form of Exhibit A hereto, evidencing such Borrower’s obligation to repay the Loans (or the Loans of a particular Class) made to it, and “Note” means any one of such promissory notes issued hereunder.

“Notice of Borrowing” means a Notice of Committed Borrowing or a Notice of Money Market Borrowing.

“Notice of Committed Borrowing” has the meaning set forth in Section 2.02.

“Notice of Interest Rate Election” has the meaning set forth in Section 2.08(a).

“Notice of Money Market Borrowing” has the meaning set forth in Section 2.03(f).

“Notice of Swingline Borrowing” has the meaning set forth in Section 2.17(b).

“Obligor” means any Borrower or any Subsidiary Guarantor, and “Obligors” means all of them.

“Outstanding Committed Amount” means, with respect to any Bank at any time, the sum of (i) the aggregate outstanding principal amount of its Committed Loans, (ii) its Pro Rata Share of the aggregate outstanding principal amount of the Swingline Loans (if any) and (iii) its LC Exposure, all determined at such time after giving effect to any prior assignments by or to such Bank pursuant to Section 8.06 or 9.06(c).

“Parent” means, with respect to any Bank Party, any Person controlling such Bank Party.

“Participant” has the meaning set forth in Section 9.06(b).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Platform” has the meaning set forth in Section 5.01.

“Pledge Agreement” means the Amended and Restated Pledge Agreement entered into among the Company, the Subsidiary Guarantors and the Administrative Agent, substantially in the form of Exhibit G, as amended from time to time, pursuant to which (and to additional foreign pledge agreements referred to therein) each Obligor party thereto has pledged the capital stock of each Subsidiary held by such Obligor, subject to the exceptions and limitations set forth therein.

“Pricing Schedule” means the Pricing Schedule attached hereto.

“Prime Rate” on any date means the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Pro Rata Share” means, with respect to any Bank at any time, a fraction the numerator of which is the amount of such Bank’s Credit Exposure at such time and the denominator of which is the aggregate amount of the Credit Exposure of all Banks at such time.

“Property Insurance Policy” means any insurance policy maintained by the Company or any of its Subsidiaries covering losses with respect to tangible real or personal property or improvements, but excluding coverage for losses from business interruption.

“Public Bank” has the meaning set forth in Section 5.01.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Reimbursement Obligation” means any obligation of a Borrower to reimburse any LC Agent pursuant to Section 2.16 for amounts paid by such LC Agent in respect of drawings under Letters of Credit issued by it upon the request and for the account of such Borrower, including any portion of any such obligation to which a Bank has become subrogated pursuant to paragraph (1) of Section 2.16(j).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Requesting Banks” means at any time one or more Banks having at least 15% of the aggregate amount of the Credit Exposures at such time.

“Required Banks” means at any time Banks having at least 51% of the aggregate amount of the Credit Exposures at such time.

“Responsible Officer” means, with respect to any Obligor, its chief financial officer, its general counsel, its treasurer, any assistant treasurer or any other officer whose duties include the administration of this Agreement.

“Restricted Payment” means (i) any dividend or other distribution on any shares of the Company’s capital stock (except dividends payable solely in shares of its capital stock of the same class) or (ii) any payment on account of the purchase, redemption, retirement or acquisition of (a) any shares of the Company’s capital stock or (b) any option, warrant or other rights to acquire shares of the Company’s capital stock (but not including payments of principal, premium (if any) or interest made pursuant to the terms of convertible debt securities prior to conversion).

“S&P” means Standard & Poor’s Rating Services, a division of the McGraw-Hill Companies, Inc., and its successors.

“SEC” means the Securities and Exchange Commission.

“Security Agreement” means the Amended and Restated Security Agreement entered into among the Company, the Subsidiary Guarantors and the Administrative Agent, substantially in the form of Exhibit F, as amended from time to time.

“Subsidiary” means, as to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person; unless otherwise specified, “Subsidiary” means a Subsidiary of the Company.

“Subsidiary Borrowers” means Footlocker.com, Inc., a Delaware corporation, Foot Locker Retail, Inc., a New York corporation, Team Edition Apparel, Inc., a Florida corporation, Foot Locker Stores, Inc., a Delaware corporation, Foot Locker Specialty, Inc., a New York corporation, Foot Locker Europe B.V. and Foot Locker Australia, Inc., a Delaware corporation.

“Subsidiary Guarantor” means each Subsidiary that from time to time is a party to the Guarantee Agreement.

“Swingline Bank” means Bank of America in its capacity as the Swingline Bank under the swingline facility described in Section 2.17, and its successors in such capacity.

“Swingline Commitment” means the obligation of the Swingline Bank to make Swingline Loans in an aggregate principal amount at any one time outstanding not to exceed $50,000,000.

“Swingline Loan” means a loan made by the Swingline Bank pursuant to Section 2.17(a).

“Swingline Loan Availability Period” means the period from and including the Effective Date to but excluding the Swingline Maturity Date.

“Swingline Maturity Date” means the day that is 30 days before the Termination Date.

“Swingline Note” means a promissory note of a Borrower, substantially in the form of Exhibit B hereto, evidencing the obligation of such Borrower to repay the Swingline Loans made to it.

“Syndication Agent” means JPMorgan Chase Bank N.A. in its capacity as syndication agent for the credit facility provided hereunder.

“Target Date” means the first date on which the Loans to the Company are expressly rated at least BBB- by S&P and at least Baa3 by Moody’s.

“Temporary Cash Investment” means any Investment in (i) direct obligations of the United States or any agency thereof or obligations guaranteed by the United States or any agency thereof, (ii) commercial paper rated at least A-1 by S&P or at least P-1 by Moody’s, (iii) time deposits with, including certificates of deposit issued by, any office located in the United States of any Bank or any bank or trust company which is organized or licensed under the laws of the United States or any State thereof and has capital, surplus and undivided profits aggregating at least $1,000,000,000, (iv) repurchase agreements with respect to securities described in clause (i) above entered into with an office of a bank or trust company meeting the criteria specified in clause (iii) above, (v) other short-term Investments that are rated A or higher by S&P or A2 or higher by Moody’s or (vi) in the case of Investments made by a Foreign Subsidiary, Investments substantially similar to those described in clauses (i) through (v) and denominated in the local currency of the jurisdiction in which such Foreign Subsidiary conducts its operations; provided in each case that such Investment matures within one year after it is acquired by the Company or a Subsidiary.

“Termination Date” means May 16, 2011, or, if such day is not a Euro-Dollar Business Day, the next succeeding Euro-Dollar Business Day.

“Total Commitments” means, at any time, the aggregate amount of the Commitments (whether used or unused) at such time.

“Total Usage” means, at any time, the sum of (i) the aggregate outstanding principal amount of all Committed Loans, Money Market Loans and Swingline Loans and (ii) the Aggregate LC Exposure, all determined at such time.

“Type” has the meaning set forth in Section 1.03.

“UCP” means the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be revised or amended from time to time.

“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities under such Plan,

determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

“United States” means the United States of America, including the States thereof and the District of Columbia, but excluding its territories and possessions.

Section 1.02. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Company’s independent public accountants) with the most recent audited consolidated financial statements of the Company and its Consolidated Subsidiaries delivered to the Banks; provided that if the Company notifies the Administrative Agent that the Company wishes to amend any provision hereof to eliminate the effect of any change in generally accepted accounting principles on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Banks wish to amend any provision hereof for such purpose), then such provision shall be applied on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective, until either such notice is withdrawn or such provision is amended in a manner satisfactory to the Company and the Required Banks.

Section 1.03. Types of Borrowings. The term “Borrowing” denotes the aggregation of Loans of one or more Banks to be made to a single Borrower by one or more Banks pursuant to Article 2 on the same date, all of which Loans are of the same Class and Type (subject to Article 8) and, except in the case of Base Rate Loans, have the same Interest Period or initial Interest Period. The “Type” of a Loan refers to the pricing of such Loan and the determination of whether it is a Euro-Dollar Loan or a Base Rate Loan. Borrowings are classified for purposes of this Agreement either by reference to the Type of Loans comprising such Borrowing (e.g., a “Euro-Dollar Borrowing” is a Borrowing comprised of Euro-Dollar Loans), by reference to the provisions of Article 2 under which participation therein is determined (i.e., a “Committed Borrowing” is a Borrowing under Section 2.01 in which all Banks participate in proportion to their Commitments, while a “Money Market Borrowing” is a Borrowing under Section 2.03 in which the Bank participants are determined on the basis of their bids), or by reference to their Class.

Section 1.04. Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any underlying document entered into between the Company and the applicable LC Agent related to such Letter of Credit, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE 2

THE CREDITS

Section 2.01. Commitments to Lend. Each Bank severally agrees, on the terms and conditions set forth in this Agreement, to make revolving loans to the Borrowers pursuant to this Section from time to time on and after the Effective Date and prior to the Termination Date; provided that, immediately after each such loan is made (and after giving effect to any substantially concurrent application of the proceeds thereof to repay outstanding Committed Loans and Swingline Loans):

(i) such Bank’s Outstanding Committed Amount shall not exceed its Commitment;

(ii) the Total Usage shall not exceed the Total Commitments; and

(iii) subject to Section 3.03(c), the aggregate outstanding principal amount of Committed Loans and Money Market Loans (x) to Foot Locker Europe B.V. does not exceed $40,000,000 and (y) to the Company, together with the aggregate outstanding principal amount of Swingline Loans, does not exceed $50,000,000.

Each Base Rate Borrowing under this Section 2.01 shall be in an aggregate principal amount of $2,500,000 or any larger multiple of $1,000,000, and each Euro-Dollar Borrowing shall be in an aggregate principal amount of $5,000,000 or any larger multiple of $1,000,000; provided that (x) any such Borrowing may be in an aggregate amount equal to the aggregate unused amount of the Commitments and (y) if such Borrowing is made on the Swingline Maturity Date, such Borrowing may be in the aggregate amount of the Swingline Loans outstanding on such date. Each such Borrowing shall be made from the several Banks ratably in proportion to their respective Commitments. Within the foregoing limits and subject to Section 2.11, the Borrowers may borrow under this

Section 2.01, prepay Loans to the extent permitted by Section 2.13, and reborrow under this Section 2.01 at any time prior to the Termination Date.

Section 2.02. Notice of Committed Borrowing. The Borrower shall give the Administrative Agent a notice substantially in the form of Exhibit J (a “Notice of Committed Borrowing”) not later than 11:00 A.M. (New York City time) on (x) the date of each Base Rate Borrowing by it and (y) the third Euro-Dollar Business Day before each Euro-Dollar Borrowing by it, specifying:

(i) the date of such Borrowing, which shall be a Domestic Business Day in the case of a Domestic Borrowing or a Euro-Dollar Business Day in the case of a Euro-Dollar Borrowing,

(ii) the aggregate amount of such Borrowing, which shall be $2,500,000 or a larger multiple of $1,000,000 in the case of a Base Rate Borrowing or $5,000,000 or a larger multiple of $1,000,000 in the case of a Euro-Dollar Borrowing,

(iii) whether the Loans comprising such Borrowing are to bear interest initially at the Base Rate or a Euro-Dollar Rate, and

(iv) if such Borrowing is a Euro-Dollar Borrowing, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

If the Borrower requests a Borrowing of Euro-Dollar Loans in any such Notice of Committed Borrowing but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

Section 2.03. Money Market Borrowings. (a) The Money Market Option. In addition to Committed Borrowings pursuant to Section 2.01, any Borrower may, as set forth in this Section, request the Banks to make offers to make Money Market Loans to such Borrower from time to time on or after the Target Date and prior to the Termination Date. The Banks may, but shall have no obligation to, make such offers and such Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section.

(b) Money Market Quote Request. When a Borrower wishes to request offers to make Money Market Loans under this Section, it shall transmit to the Administrative Agent by telex or facsimile transmission a Money Market Quote Request so as to be received no later than 11:00 A.M. (New York City time) on (x) the fifth Euro-Dollar Business Day prior to the date of Borrowing proposed therein, in the case of a LIBOR Auction or (y) the Domestic Business Day next preceding the date of Borrowing proposed therein, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Company and the

Administrative Agent shall have mutually agreed and shall have notified to the Banks not later than the date of the Money Market Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective) specifying:

(i) the proposed date of Borrowing, which shall be a Euro-Dollar Business Day in the case of a LIBOR Auction or a Domestic Business Day in the case of an Absolute Rate Auction,

(ii) the aggregate amount of such Borrowing, which shall be $15,000,000 or a larger multiple of $1,000,000,

(iii) the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period, and

(iv) whether the Money Market Quotes requested are to set forth a Money Market Margin or a Money Market Absolute Rate.

A Borrower may request offers to make Money Market Loans for more than one Interest Period in a single Money Market Quote Request. No Money Market Quote Request by any Borrower shall be given within five Euro-Dollar Business Days (or such other number of days as the Company and the Administrative Agent may agree) of any other Money Market Quote Request by any Borrower.

(c) Invitation for Money Market Quotes. Promptly upon receipt of a Money Market Quote Request, the Administrative Agent shall send to the Banks by telex or facsimile transmission an Invitation for Money Market Quotes, which shall constitute an invitation by the Borrower to each Bank to submit Money Market Quotes offering to make the Money Market Loans to which such Money Market Quote Request relates in accordance with this Section.

(d) Submission and Contents of Money Market Quotes. (i) Each Bank may submit a Money Market Quote containing an offer or offers to make Money Market Loans in response to any Invitation for Money Market Quotes. Each Money Market Quote must comply with the requirements of this subsection (d) and must be submitted to the Administrative Agent by telex or facsimile transmission at its offices specified in or pursuant to Section 9.01 not later than (x) 2:00 P.M. (New York City time) on the fourth Euro-Dollar Business Day prior to the proposed date of Borrowing, in the case of a LIBOR Auction or (y) 9:30 A.M. (New York City time) on the proposed date of Borrowing, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Company and the Administrative Agent shall have mutually agreed and shall have notified to the Banks not later than the date of the Money Market Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective); provided that Money Market Quotes submitted by the Administrative

Agent (or any affiliate of the Administrative Agent) in the capacity of a Bank may be submitted, and may only be submitted, if the Administrative Agent or such affiliate notifies the Borrower of the terms of the offer or offers contained therein not later than (x) one hour prior to the deadline for the other Banks, in the case of a LIBOR Auction, or (y) 15 minutes prior to the deadline for the other Banks, in the case of an Absolute Rate Auction. Subject to Articles 3 and 6, any Money Market Quote so made shall be irrevocable except with the written consent of the Administrative Agent given on the instructions of the Borrower.

(ii) Each Money Market Quote shall be in substantially the form of Exhibit E hereto and shall in any case specify:

(A) the proposed date of Borrowing,

(B) the principal amount of the Money Market Loan for which each such offer is being made, which principal amount (w) may be greater than or less than the Commitment of the quoting Bank, (x) must be $5,000,000 or a larger multiple of $1,000,000, (y) may not exceed the principal amount of Money Market Loans for which offers were requested and (z) may be subject to an aggregate limitation as to the principal amount of Money Market Loans for which offers being made by such quoting Bank may be accepted,

(C) in the case of a LIBOR Auction, the margin above or below the applicable London Interbank Offered Rate (the “Money Market Margin”) offered for each such Money Market Loan, expressed as a percentage (specified to the nearest 1/10,000th of 1%) to be added to or subtracted from such base rate,

(D) in the case of an Absolute Rate Auction, the rate of interest per annum (specified to the nearest 1/10,000th of 1%) (the “Money Market Absolute Rate”) offered for each such Money Market Loan, and

(E) the identity of the quoting Bank.

A Money Market Quote may set forth up to five separate offers by the quoting Bank with respect to each Interest Period specified in the related Invitation for Money Market Quotes.

(iii) Any Money Market Quote shall be disregarded if it:

(A) is not substantially in conformity with Exhibit E hereto or does not specify all of the information required by subsection (d)(ii);

(B) contains qualifying, conditional or similar language, except an aggregate limitation permitted by subsection (d)(ii)(B)(z);

(C) proposes terms other than or in addition to those set forth in the applicable Invitation for Money Market Quotes; or

(D) arrives after the time set forth in subsection (d)(i).

(e) Notice to Borrower. The Administrative Agent shall promptly notify the Borrower of the terms (x) of any Money Market Quote submitted by a Bank that is in accordance with subsection (d) and (y) of any Money Market Quote that amends, modifies or is otherwise inconsistent with a previous Money Market Quote submitted by such Bank with respect to the same Money Market Quote Request. Any such subsequent Money Market Quote shall be disregarded by the Administrative Agent unless such subsequent Money Market Quote is submitted solely to correct a manifest error in such former Money Market Quote. The Administrative Agent’s notice to the Borrower shall specify (i) the aggregate principal amount of Money Market Loans for which offers have been received for each Interest Period specified in the related Money Market Quote Request, (ii) the respective principal amounts and Money Market Margins or Money Market Absolute Rates, as the case may be, so offered and (iii) if applicable, limitations on the aggregate principal amount of Money Market Loans for which offers in any single Money Market Quote may be accepted.

(f) Acceptance and Notice by Borrower. Not later than 10:30 A.M. (New York City time) on (x) the third Euro-Dollar Business Day prior to the proposed date of Borrowing, in the case of a LIBOR Auction or (y) the proposed date of Borrowing, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Company and the Administrative Agent shall have mutually agreed and shall have notified to the Banks not later than the date of the Money Market Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective), the Borrower shall notify the Administrative Agent of its acceptance or non-acceptance of the offers so notified to it pursuant to subsection (e). In the case of acceptance, such notice (a “Notice of Money Market Borrowing”) shall specify the aggregate principal amount of offers for each Interest Period that are accepted. The Borrower may accept any Money Market Quote in whole or in part; provided that:

(i) the aggregate principal amount of each Money Market Borrowing may not exceed the applicable amount set forth in the related Money Market Quote Request,

(ii) the principal amount of each Money Market Borrowing must be $15,000,000 or a larger multiple of $1,000,000,

(iii) acceptance of offers may only be made on the basis of ascending Money Market Margins or Money Market Absolute Rates, as the case may be,

(iv) the Borrower may not accept any offer that is described in subsection (d)(iii) or that otherwise fails to comply with the requirements of this Agreement,

(v) immediately after such Money Market Borrowing is made (and after giving effect to any substantially concurrent application of the proceeds thereof to repay outstanding Loans and Swingline Loans), (1) the Total Usage shall not exceed the Total Commitments and (2) the aggregate outstanding principal amount of Loans and Money Market Loans (x) to Foot Locker Europe, B.V. shall not exceed $40,000,000 and (y) to the Company, together with the aggregate outstanding principal amount of the Swingline Loans, shall not exceed $50,000,000, and

(vi) there shall be not more than 10 Interest Periods in effect with respect to Money Market Loans at any time.

(g) Allocation by Administrative Agent. If offers are made by two or more Banks with the same Money Market Margins or Money Market Absolute Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which such offers are accepted for the related Interest Period, the principal amount of Money Market Loans in respect of which such offers are accepted shall be allocated by the Administrative Agent among such Banks as nearly as possible (in multiples of $1,000,000, as the Administrative Agent may deem appropriate) in proportion to the aggregate principal amounts of such offers. Determinations by the Administrative Agent of the amounts of Money Market Loans shall be conclusive in the absence of manifest error.

Section 2.04. Notice to Banks; Funding of Loans. (a) Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Bank having a Commitment of the contents thereof and of such Bank’s share (if any) of such Borrowing, and such Notice of Borrowing shall not thereafter be revocable by the Borrower.

(b) Not later than 1:00 P.M. (New York City time) on the date of each Borrowing, each Bank participating therein shall make available its share of such Borrowing (if any), in Federal or other funds immediately available in New York City, to the Administrative Agent at its address referred to in Section 9.01. On the date of each Borrowing, unless the Administrative Agent determines that any applicable condition specified in Article 3 has not been satisfied (which determination may, in the case of Section 3.03(c), be based in part on information supplied by the LC Agents on the date of such Borrowing as to the Aggregate LC Exposure on such date), the Administrative Agent shall (i) apply the funds so received from the Banks to repay all Swingline Loans (if any) then outstanding, together with interest accrued thereon and any other associated expenses, and (ii) make the remainder of such funds available to the Borrower not later than 2:00 P.M. (New York City time) at the Administrative Agent’s aforesaid address.

(c) Unless the Administrative Agent shall have received notice from a Bank prior to the date of any Borrowing of Euro-Dollar Loans (or in the case of any Borrowing of Base Rate Loans, prior to 1 p.m. on the date of such Borrowing) that such Bank will not make available to the Administrative Agent such Bank’s share of such Borrowing, the Administrative Agent may assume that such Bank has made such share available to the Administrative Agent on the date of such Borrowing in accordance with subsection (b) of this Section 2.04 (or, in the case of a Borrowing of Base Rate Loans, that such Bank has made such share available to the Administrative Agent at the time required by subsection (b) of this Section 2.04) and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made such share available to the Administrative Agent, such Bank and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of a payment to be made by such Bank, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.

Section 2.05. Evidence of Debt. (a) Each Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Bank resulting from each Loan made by such Bank, including the amounts of principal and interest payable and paid to such Bank from time to time.

(b) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and each Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Bank hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Banks and each Bank’s share thereof.

(c) The entries made in the accounts maintained pursuant to subsections (a) and (b) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that any failure by any Bank or the Administrative Agent to maintain such accounts or any error therein shall not affect each Borrower’s obligation to repay the Loans made to it in accordance with the terms of the Agreement.

(d) No Notes are required, and the failure by any Bank to request a Note shall not affect the obligations of any Borrower under any Loan Documents. Any Bank may, by notice to a Borrower, request that such Borrower’s obligation to repay such Bank’s Loans, or such Bank’s Loans of a particular Class or Type, to such Borrower be evidenced by a Note in an amount equal to the aggregate unpaid principal amount of such Loans. Each such Note shall be in substantially the form of Exhibit A hereto with appropriate modifications if it evidences solely Loans of the relevant Class or Type. Each reference in this Agreement to the “Note” of such Borrower payable to the order of such Bank shall be deemed to refer to and include any or all of such Notes, as the context may require. Each Bank may record the date and amount of each Loan made by it to each Borrower on its Note of such Borrower and the date and amount of each payment of principal made with respect thereto, and may, if such Bank so elects in connection with any transfer or enforcement of its Note of any Borrower, endorse on the schedule forming a part thereof appropriate notations to evidence the foregoing information with respect to each of its Loans to such Borrower then outstanding; provided that neither the failure by any Bank to make any such recordation or endorsement, nor any error therein, shall affect the obligations of any such Borrower under any Loan Documents. Each Bank is hereby irrevocably authorized by each Borrower so to endorse such Borrower’s Note payable to the order of such Bank and to attach to and make a part of such Note a continuation of any such schedule as and when required.

Section 2.06. Maturity of Loans; Mandatory Prepayments of Loans. (a) Each Committed Loan shall mature, and the then unpaid principal amount thereof shall be due and payable, on the Termination Date.

(b) Each Money Market Loan included in any Money Market Borrowing shall mature, and the principal amount thereof shall be due and payable, on the last day of the Interest Period applicable to such Borrowing.

(c) To the extent the terms of any Debt issued by the Company or any of its Subsidiaries after March 19, 1999 would otherwise require the prepayment or repurchase (or offer to repurchase) of such Debt upon receipt by the Company or any of its Subsidiaries of cash proceeds of any Asset Sales (or any disposition of assets excluded from the definition of Asset Sale pursuant to clauses (i) through (iii) thereof) or any Major Casualty Proceeds (or any proceeds excluded from the definition of Major Casualty Proceeds pursuant to clauses (i) or (ii) thereof) but for the provisions of this subsection (c), upon receipt by the Company or any of its Subsidiaries of such cash proceeds, the Borrowers will prepay Loans and cash collateralize Letters of Credit in an amount equal to the amount that is necessary in order to excuse the Company or any of its Subsidiaries from prepaying or repurchasing (or offering to repurchase) such Debt.

(d) The prepayments and the cash collateralization (if applicable) to be made pursuant to subsection (c) shall be effected as follows: first, the Company shall prepay any Swingline Loans then outstanding, until all Swingline Loans have been paid in full, second, the Borrowers shall prepay any Committed Loans then outstanding, until all Committed Loans have been paid in full, third, the Borrowers shall deposit immediately available funds in the LC Collateral Account, until an amount equal to the then Aggregate LC Exposure has been deposited in the LC Collateral Account and fourth, the Borrowers shall prepay any Money Market Loans then outstanding (in the order in which they were made), until all Money Market Loans have been paid in full. Each Borrower making a prepayment pursuant to this subsection (d) shall give the Agent at least three Euro-Dollar Business Days’ notice of such prepayment required.

Section 2.07. Interest Rates. (a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due or is converted, at a rate per annum equal to the Base Rate plus the Base Rate Margin, in each case for such day. Subject to Section 2.06, such interest shall be payable for each calendar month in arrears on the last Domestic Business Day thereof and, with respect to the principal amount of any Base Rate Loan converted to a Euro-Dollar Loan, on the date such principal amount is so converted. Any overdue principal of or interest on any Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the rate otherwise applicable to such Base Rate Loan for such day.

“Base Rate Margin” means a rate per annum determined in accordance with the Pricing Schedule.

(b) Each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the sum of the Euro-Dollar Margin for such day plus the Adjusted London Interbank Offered Rate applicable to such Interest

Period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, three months after the first day thereof.

“Euro-Dollar Margin” means a rate per annum determined in accordance with the Pricing Schedule.

The “Adjusted London Interbank Offered Rate” means, for any Interest Period with respect to a Euro-Dollar Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Adjusted London Interbank Offered Rate =	London Interbank Offered Rate

1.00 – Euro-Dollar Reserve Percentage

Where,

“London Interbank Offered Rate” means, for such Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Euro-Dollar Business Days prior to the commencement of such Interest Period, for deposits in dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “London Interbank Offered Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Euro-Dollar Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Euro-Dollar Business Days prior to the commencement of such Interest Period.

“Euro-Dollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Bank, under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Adjusted London Interbank Offered Rate for each outstanding

Euro-Dollar Loan shall be adjusted automatically as of the effective date of any change in the Euro-Dollar Reserve Percentage.

(c) Any overdue principal of or interest on any Euro-Dollar Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the Euro-Dollar Margin for such day plus the Adjusted London Interbank Offered Rate applicable to such Loan immediately before such payment became due.

(d) Subject to Section 8.01, each Money Market LIBOR Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the London Interbank Offered Rate for such Interest Period (determined in accordance with Section 2.07(b) as if the related Money Market LIBOR Borrowing were a Committed Euro-Dollar Borrowing) plus (or minus) the Money Market Margin quoted by the Bank making such Loan in accordance with Section 2.03. Each Money Market Absolute Rate Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the Money Market Absolute Rate quoted by the Bank making such Loan in accordance with Section 2.03. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof. Any overdue principal of or interest on any Money Market Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the rate applicable to Base Rate Loans for such day.

(e) The Administrative Agent shall determine each interest rate applicable to the Loans hereunder. The Administrative Agent shall give prompt notice to the Borrower and the participating Banks of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

Section 2.08. Method of Electing Interest Rates. (a) The Loans included in each Committed Borrowing shall bear interest initially at the type of rate specified by the Borrower in the applicable Notice of Committed Borrowing. Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Group of Loans (subject in each case to the provisions of subsection (d) below and Article 8), as follows:

(i) if such Loans are Base Rate Loans, the Borrower may elect to convert such Loans to Euro-Dollar Loans as of any Euro-Dollar Business Day; or

(ii) if such Loans are Euro-Dollar Loans, the Borrower may elect to convert such Loans to Base Rate Loans or elect to continue such

Loans as Euro-Dollar Loans for an additional Interest Period, in each case effective on the last day of the then current Interest Period applicable to such Loans.

Each such election shall be made by delivering a notice (a “Notice of Interest Rate Election”) to the Administrative Agent at least three Euro-Dollar Business Days before the conversion or continuation selected in such notice is to be effective. A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group and (ii) the portion to which such notice applies, and the remaining portion to which it does not apply, are each $2,500,000 or any larger multiple of $1,000,000 in the case of a Base Rate Borrowing or $5,000,000 or any larger multiple of $1,000,000 in the case of a Euro-Dollar Borrowing.

(b) Each Notice of Interest Rate Election shall specify:

(i) the Group of Loans (or portion thereof) to which such notice applies;

(ii) the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of subsection (a) above;

(iii) if the Loans comprising such Group are to be converted, the new Type of Loans and, if such new Loans are Euro-Dollar Loans, the duration of the initial Interest Period applicable thereto; and

(iv) if such Loans are to be continued as Euro-Dollar Loans for an additional Interest Period, the duration of such additional Interest Period.

Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period. If the Borrower requests a conversion to or continuation of Euro-Dollar Loans in any such Notice of Interest Rate Election, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(c) Upon receipt of a Notice of Interest Rate Election from the Borrower pursuant to subsection (a) above, the Administrative Agent shall promptly notify each Bank of the contents thereof and such notice shall not thereafter be revocable by the Borrower. If the Borrower fails to deliver a timely Notice of Interest Rate Election to the Administrative Agent for any Group of Euro-Dollar Loans, such Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto.

(d) The Borrower shall not be entitled to elect to convert any Committed Loans to, or continue any Committed Loans for an additional Interest Period as, Euro-Dollar Loans if a Default shall have occurred and be continuing when the Borrower delivers notice of such election to the Administrative Agent or when such conversion or continuation would otherwise be effective.

(e) After giving effect to all Borrowings, the conversion of all Committed Loans to or the continuance of any Committed Loan for an additional Interest Period as Euro-Dollar Loans, there shall not be more than 10 Interest Periods in effect.

Section 2.09. Facility Fees. The Company shall pay to the Administrative Agent for the account of each Bank a facility fee, calculated for each day at the Facility Fee Rate for such day, on the amount of such Bank’s Credit Exposure on such day. Such facility fees shall accrue for each day from and including the Effective Date to but excluding the day on which the Credit Exposures are reduced to zero and shall be payable quarterly in arrears on the last Domestic Business Day of each June, September, December and March and on the day on which the Credit Exposures are reduced to zero. Upon any termination or reduction of the Commitments under Section 2.10, the Borrower shall pay to the Administrative Agent for the account of the Banks ratably in accordance with their respective Pro Rata Shares, facility fees accrued to the date of such termination or reduction on the terminated or reduced portion of the Commitments.

“Facility Fee Rate” means a rate per annum determined daily in accordance with the Pricing Schedule.

Section 2.10. Optional Termination or Reduction of Commitments. (a) The Company may, without premium or penalty, upon at least three Domestic Business Days’ notice to the Administrative Agent, (i) terminate the Commitments at any time, if no Bank has an Outstanding Committed Amount at such time or (ii) ratably reduce the Commitments from time to time, in each case by an aggregate amount of at least $5,000,000 or any larger multiple of $1,000,000; provided that immediately after such reduction:

(x) no Bank’s Outstanding Committed Amount shall exceed its Commitment as so reduced;

(y) the Total Usage shall not exceed the Total Commitments; and

(y) the aggregate outstanding principal amount of the Swingline Loans shall not exceed the Swingline Commitment.

Upon any such termination or reduction of the Commitments, the Administrative Agent shall promptly notify each Bank of such termination or reduction.

(b) The Company may, upon at least three Domestic Business Days’ notice to the Administrative Agent, terminate the Swingline Commitment at any time, if no Swingline Loans are outstanding at such time.

(c) If the Company wishes to replace this Agreement with another credit agreement at any time, the Company may, on the date when such other credit agreement becomes effective, terminate the Commitments hereunder and prepay any and all Committed Loans and Swingline Loans then outstanding hereunder; provided that:

(i) the Company notifies each Bank as to the possibility of such termination and such prepayment (if any) at least three Euro-Dollar Business Days prior thereto;

(ii) the Company gives definitive notice of such termination and such prepayment (if any) to the Administrative Agent before 10:00 A.M. (New York City time) on the date of such termination;

(iii) all Committed Loans, Swingline Loans and Reimbursement Obligations outstanding on the date of such termination (together with accrued interest thereon) are paid in full on such date;

(iv) in connection with any prepayment of Committed Loans or Swingline Loans on such date, the Company complies with the requirements of subsections (a) and (b) of Section 2.12, Section 2.14 and subsection (d) of Section 2.17, as applicable, in all respects except the timing of definitive notice of such prepayment; and

(v) no Letter of Credit issued hereunder remains outstanding after the date of such termination unless the applicable LC Agent shall have agreed to allow such Letter of Credit to remain outstanding after the Commitments (and the Banks’ participations in such Letter of Credit) terminate.

Section 2.11. Mandatory Termination of Commitments. (a) The Commitments shall terminate on the Termination Date and any Committed Loans then outstanding (together with accrued interest thereon) shall be due and payable on such date.

(b) The Swingline Commitment shall terminate on the Swingline Maturity Date and any Swingline Loans then outstanding (together with accrued interest thereon) shall be due and payable on such date.

Section 2.12. Optional Prepayments. (a) The Borrower may upon at least one Domestic Business Day’s notice to the Administrative Agent, prepay any Group of Base Rate Loans (or any Money Market Borrowing bearing interest at the Base Rate by reason of clause (a) of Section 8.01) in whole at any time, or from time to time in part in amounts aggregating $5,000,000 or any larger multiple of $1,000,000, by paying the principal amount to be prepaid together with, in the event that after such payment there shall be no Base Rate Loans outstanding, accrued and unpaid interest on Base Rate Loans to the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Base Rate Loans of the several Banks included in such Group (or the Money Market Loans included in such Money Market Borrowin g).

(b) Subject to Section 2.14, the Borrower may, upon at least three Euro-Dollar Business Days’ notice to the Administrative Agent, prepay any Group of Euro-Dollar Loans, in whole at any time, or from time to time in part in amounts aggregating $1,000,000 or any larger multiple of $1,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Euro-Dollar Loans of the several Banks included in such Group.

(c) In connection with any substitution of Banks pursuant to Section 8.06, the Borrower may prepay the Loans of the Bank being replaced, as provided in clause (ii) of Section 8.06.

(d) Except as provided in Sections 2.06 and 2.12(a), the Borrower may not prepay all or any portion of the principal amount of any Money Market Loan prior to the maturity thereof.

(e) Upon receipt of a notice of prepayment pursuant to this Section, the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank’s ratable share (if any) of such prepayment and such notice shall not thereafter be revocable by the Borrower.

Section 2.13. General Provisions as to Payments. (a) The Borrowers shall make (i) each payment of principal of, and interest on, the Loans and of fees hereunder, not later than 12:00 Noon (New York City time) on the date when due, in Federal or other funds immediately available in New York City, to the Administrative Agent at its address referred to in Section 9.01 and (ii) each payment of Reimbursement Obligations and any other amounts payable in connection with the Letters of Credit in accordance with the provisions of Section 2.16, and in each case such payment shall be made without any set-off, counterclaim or deduction whatsoever. The Administrative Agent will promptly distribute to each Bank its ratable share of each such payment received by the Administrative Agent for the account of the Banks. Whenever any payment of principal of, or interest on, the Domestic Loans or Swingline Loans or of fees or of Reimbursement Obligations shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, any Euro-Dollar Loans or Money Market LIBOR Loan shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Dollar Business Day. Whenever any payment of principal of, or interest on, any Money Market Absolute Rate Loan shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day. If the date for any payment of principal or any Reimbursement Obligation is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

(b) Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due from such Borrower to the Banks hereunder that such Borrower will not make such payment in full, the Administrative Agent may assume that such Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent that such payment shall not have been so made, each Bank shall repay to the Administrative Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Administrative Agent, at the Federal Funds Rate.

Section 2.14. Funding Losses. If a Borrower makes any payment of principal with respect to any Fixed Rate Loan or any such Loan is converted to a Base Rate Loan (pursuant to Article 2, 6, or 8 or otherwise) on any day other than the last day of an Interest Period applicable thereto, or the last day of an applicable period fixed pursuant to Section 2.07(c), or if a Borrower fails to borrow or prepay any Fixed Rate Loans or fails to continue any Euro-Dollar Loans for an additional Interest Period or fails to convert any outstanding Loans to Euro-Dollar Loans, in each case after notice of such borrowing, prepayment, continuation or conversion has been given to any Bank in accordance with Section 2.04(a), 2.06(d), 2.08(c) or Section 2.12(e), or if a Bank is replaced in accordance with Section 8.06, such Borrower shall reimburse each Bank within 15 days after demand for any resulting loss or expense incurred by it (or by an existing or prospective Participant in the related Loan), including, without limitation, any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or conversion or failure to borrow, prepay, continue or convert, provided that such Bank shall have delivered to such Borrower a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

Section 2.15. Computation of Interest and Fees. Interest based on the Prime Rate hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and facility fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

Section 2.16. Letters of Credit. (a) Issuance of Letters of Credit. Each LC Agent agrees, on the terms and conditions set forth in this Agreement, to issue Letters of Credit for the account of any Borrower from time to time during the period from and including the Effective Date to but excluding the date that is 30 days before the Termination Date; provided that, immediately after each such Letter of Credit is issued:

(i) the Aggregate LC Exposure shall not exceed $80,000,000 (of which the aggregate amount attributable to standby Letters of Credit will not exceed $30,000,000);

(ii) the aggregate face amount of all Letters of Credit issued for the account of the Company (other than Letters of Credit with respect to which any Subsidiary Borrower is a co-account party) will not exceed $60,000,000;

(iii) in the case of each Bank, its Outstanding Committed Amount shall not exceed its Commitment; and

(iv) the Total Usage shall not exceed the Total Commitments.

Upon the issuance by any LC Agent of a Letter of Credit pursuant to this subsection (a), such LC Agent shall be deemed, without further action by any party hereto, to have sold to each Bank and each Bank shall be deemed, without further action by any party hereto, to have purchased from such LC Agent, a participation in such Letter of Credit, on the terms set forth in this Section, equal to such Bank’s Pro Rata Share thereof.

(b) Expiry Dates. No Letter of Credit shall have an expiry date later than the LC Termination Date. Subject to the preceding sentence and to Section 2.16(e):

(i) each Letter of Credit shall, when issued, have an expiry date on or before the first anniversary of the date on which it is issued; and

(ii) the expiry date of any Letter of Credit may, at the request of the Borrower, be extended from time to time for a period not exceeding one year so long as the applicable LC Agent agrees to so extend such Letter of Credit (or, in the case of an Auto-Extension Letter of Credit, its right to give a notice to prevent the extension thereof expires).

(c) Notice of Proposed Issuance. The Borrower shall give the applicable LC Agent and the Administrative Agent at least two Domestic Business Days’ prior notice specifying the date each Letter of Credit is to be issued or amended and describing the proposed terms of such Letter of Credit and the nature of the transactions proposed to be supported thereby.

(d) Conditions to Issuance. No LC Agent shall issue or amend any Letter of Credit unless:

(i) such Letter of Credit shall be satisfactory in form and reasonably satisfactory in substance to the applicable LC Agent,

(ii) the Borrower shall have executed and delivered such other instruments and agreements relating to such Letter of Credit as the applicable LC Agent shall have reasonably requested, and

(iii) the applicable LC Agent shall not have been notified in writing by the Borrower, the Administrative Agent or the Required Banks at least one Domestic Business Day prior to the requested date of issuance or amendment that any condition specified in clause (c), (d) or (e) of Section 3.03 is not satisfied on the date such Letter of Credit is to be issued.

(e) Auto-Extension Letters of Credit. If the Company so requests in any applicable application for issuance of Letter of Credit, the applicable LC Agent may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the applicable LC Agent to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable LC Agent, the Company shall not be required to make a specific request to such LC Agent for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Banks shall be deemed to have authorized (but may not require) the applicable LC Agent at any time to permit the extension of such Letter of Credit to an expiry date not later than the LC Termination Date; provided that the LC Agent shall not permit any such extension if the LC Agent has received notice in writing on or before the day that is one Domestic Business Day before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Banks have elected not to permit such extension or (2) from the Administrative Agent, any Bank or the Company that one or more of the applicable conditions specified in clause (c), (d) or (e) of Section 3.03 is not then satisfied, and in each such case directing the LC Agent not to permit such extension.

(f) [Reserved]

(g) Fees. The Company shall pay to the Administrative Agent, for the account of the Banks ratably in accordance with their respective Pro Rata Shares, a letter of credit fee for each day at the LC Fee Rate on the aggregate amount available for drawings (whether or not conditions for drawing thereunder have been satisfied) under all Letters of Credit outstanding on such day. Such letter of credit fee shall be payable quarterly in arrears on the last Domestic Business Day of each June, September, December and March and on the LC Termination Date (or any earlier date on which the Commitments shall have terminated in their entirety and no Letters of Credit are outstanding). Promptly upon receiving any payment of such fee, the Administrative Agent will distribute to each Bank its Pro Rata Share thereof. In addition, the Company shall pay to each LC Agent for its own account fronting fees and reasonable expenses in the amounts and at the times agreed between the Company and such LC Agent.

(h) Drawings. Upon receipt from the beneficiary of any Letter of Credit of a demand for payment under such Letter of Credit, the applicable LC Agent shall determine in accordance with the terms of such Letter of Credit whether such demand for payment should be honored. If such LC Agent determines that any such demand for payment should be honored, such LC Agent shall make available to such beneficiary in accordance with the terms of such Letter of Credit the amount of the drawing under such Letter of Credit. Such LC Agent shall thereupon notify the Company and the Administrative Agent of the amount of such drawing paid by it.

(i) Reimbursement and Other Payments by the Borrower. (1) If any amount is drawn under any Letter of Credit, the Borrower irrevocably and unconditionally agrees to reimburse the applicable LC Agent (through the Administrative Agent) for all amounts paid by such LC Agent upon such drawing, together with any and all reasonable charges and expenses which such LC Agent may pay or incur relative to such drawing and interest on the amount drawn at the Federal Funds Rate for each day from and including the date such amount is drawn to but excluding the date such reimbursement payment is due and payable. Such reimbursement payment shall be due and payable (x) at or before 1:00 P.M. (New York City time) on the date the LC Agent notifies the Borrower of such drawing, if such notice is given at or before 11:00 A.M. (New York City time) on such date, or (y) at or before 11:00 A.M. (New York City time) on the first Domestic Business Day after the date such notice is given, if such notice is given after 11:00 A.M. (New York City time) on such date; provided that no payment otherwise required by this sentence to be made by the Borrower at or before 1:00 P.M. (New York City time) on any day shall be overdue hereunder if arrangements for such payment satisfactory to the applicable LC Agent and the Administrative Agent, in their reasonable discretion, shall have been made by the Borrower at or before 1:00 P.M. (New York City time) on such day and such payment is actually made at or before 3:00 P.M. (New York City time) on such day.

(2) In addition, the Borrower agrees to pay to each LC Agent (through the Administrative Agent) interest on any and all amounts not paid by the Borrower when due hereunder with respect to a Letter of Credit issued by such LC Agent, for each day from and including the date when such amount becomes due to but excluding the date such amount is paid in full, whether before or after judgment, payable on demand, at a rate per annum equal to the sum of 2% plus the rate applicable to Base Rate Loans for such day.

(3) Each payment to be made by the Company or any Borrower pursuant to this subsection (i) shall be made to the Administrative Agent for the account of the applicable LC Agent in Federal or other funds immediately available to it at its address referred to in Section 9.01.

(j) Payments by Banks with Respect to Letters of Credit. (1) If the Borrower fails to reimburse any LC Agent as and when required by subsection (i) above for all or any portion of any amount drawn under a Letter of Credit, the Administrative Agent shall promptly notify each Bank of such unreimbursed amount and request that each Bank reimburse such LC Agent for such Bank’s Pro Rata Share thereof. Upon receiving such notice from the Administrative Agent, each Bank shall make available to the Administrative Agent, for the account of such LC Agent at its address referred to in Section 9.01, an amount equal to such Bank’s Pro Rata Share of such unreimbursed amount as set forth in such notice, in Federal or other funds immediately available to such LC Agent, by 3:00 P.M. (New York City time) on the Domestic Business Day following such Bank’s receipt of such notice from the Administrative Agent, together with interest on such amount for each day from and including the date of such drawing to but excluding the day payment is due from such Bank at the Federal Funds Rate for such day. Upon payment in full thereof, such Bank shall be subrogated to the rights of such LC Agent against the Borrower to the extent of such Bank’s Pro Rata Share of the related Reimbursement Obligation (including interest accrued thereon). Nothing in this subsection (j) shall affect any rights any Bank may have against any LC Agent for any action or omission for which such LC Agent is not indemnified under subsection (n) of this Section.

(2) If any Bank fails to pay any amount required to be paid by it pursuant to clause (1) of this subsection (j) on the date on which such payment is due, interest shall accrue on such Bank’s obligation to make such payment, for each day from and including the date such payment became due to but excluding the date such Bank makes such payment, whether before or after judgment, at a rate per annum equal to the Federal Funds Rate for such day. Any payment made by any Bank after 3:00 P.M. (New York City time) on any Domestic Business Day shall be deemed for purposes of the preceding sentence to have been made on the next succeeding Domestic Business Day.

(3) If the Borrower shall reimburse any LC Agent for any drawing with respect to which any Bank shall have made funds available to such LC Agent in accordance with clause (1) of this subsection (j), such LC Agent shall promptly upon receipt of such reimbursement distribute to the Administrative Agent for the account of such Bank its Pro Rata Share thereof, including interest, to the extent received by such LC Agent.

(k) Exculpatory Provisions. Each Borrower’s obligations under this Section shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against any LC Agent, any Bank, the beneficiary of any Letter of Credit or any other Person. The Borrower assumes all risks of the acts or omissions of any beneficiary of any Letter of Credit with respect to its use of such Letter of Credit. To the fullest extent permitted under applicable law, none of the LC Agents, the Banks and their respective officers, directors, employees and agents shall be responsible for, and the obligations of each Bank to make payments to any LC Agent and of the Borrower to reimburse any LC Agent for drawings pursuant to this Section (other than obligations resulting solely from the gross negligence or willful misconduct of such LC Agent) shall not be excused or affected by, among other things, (i) the use which may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (ii) the validity, sufficiency or genuineness of documents presented under any Letter of Credit or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged (and notwithstanding any assertion to such effect by the Borrower); (iii) payment by any LC Agent against presentation of documents to it which do not comply with the terms of the relevant Letter of Credit; (iv) any dispute between or among the Borrower or the Company or any of its other Subsidiaries, the beneficiary of any Letter of Credit or any other Person or any claims or defenses whatsoever of the Borrower or any other Person against the beneficiary of any Letter of Credit; (v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Borrower or the Company and its Subsidiaries taken as a whole; (vi) any breach of this Agreement by any party hereto (except, in the case of any LC Agent, a breach resulting solely from its gross negligence or willful misconduct); (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; (viii) the fact that a Default shall have occurred and be continuing; or (ix) the fact that the Termination Date shall have passed or the Commitments shall have terminated. The LC Agents shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit. To the fullest extent permitted under applicable law, any action taken or omitted by the LC Agents or any Bank under or in connection with any Letter of Credit and the related drafts and documents, if done without willful misconduct or gross negligence, shall be binding upon the Borrower and shall not place any LC Agent or any Bank under any liability to the Borrower.

(l) Reliance, Etc. Each LC Agent shall be entitled (but not obligated) to rely, and shall be fully protected in relying, on the representation and warranty by the Company set forth in the last sentence of Section 3.03 to establish whether the conditions specified in clauses (c), (d) and (e) of Section 3.03 are met in connection with any issuance or extension of a Letter of Credit by it, unless such LC Agent shall have been notified to the contrary by the Administrative Agent or the Required Banks (in which event such LC Agent shall be fully protected in relying on such notice). Unless otherwise expressly agreed by the applicable LC Agent and the Company when a Letter of Credit is issued, the rights and obligations of each LC Agent under each Letter of Credit issued by it shall be governed by the provisions thereof and the provisions of (i) with respect to standby Letters of Credit, the ISP and (ii) with respect to commercial Letters of Credit, the UCP and/or (in each case) the Uniform Commercial Code referred to therein or otherwise applicable thereto.

(m) Indemnification by the Borrower. The Borrower agrees to indemnify and hold harmless each Bank, each LC Agent and their Related Parties (collectively, the “LC Indemnitees”) from and against any and all claims and damages, losses, liabilities, costs or expenses (including, without limitation, the reasonable fees and disbursements of counsel) which any such LC Indemnitee may reasonably incur (or which may be claimed against any such LC Indemnitee by any Person whatsoever) by reason of or in connection with the execution and delivery or transfer of or payment or failure to pay under any Letter of Credit or any actual or proposed use of any Letter of Credit, including any claims, damages, losses, liabilities, costs or expenses which any LC Agent may incur by reason of or in connection with the failure of any Bank to fulfill or comply with its obligations to such LC Agent hereunder; provided that the Borrower shall not be required to indemnify any LC Indemnitee for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of such LC Indemnitee in determining whether a request presented under any Letter of Credit issued by it complied with the terms of such Letter of Credit or (ii) such LC Indemnitee’s failure to pay under any Letter of Credit issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit (unless such payment is enjoined or otherwise prevented by order of a court or other governmental authority). Nothing in this subsection (m) is intended to change the obligations of the Borrower under any other provision of this Section.

(n) Indemnification by the Banks. The Banks shall, ratably in accordance with their respective Pro Rata Shares, indemnify each LC Agent, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower or any Guarantor) against any cost, expense (including fees and disbursements of counsel), claim, demand, action, loss or liability (except such as result from such LC Agent’s gross negligence or willful misconduct or such LC Agent’s failure to pay, unless such payment is enjoined or otherwise prevented by order of a court or other governmental authority, under any Letter of Credit issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit) that any such indemnitee may suffer or incur in connection with this Agreement or any action taken or omitted by such indemnitee under this Agreement.

(o) Dual Capacities. In its capacity as a Bank, each LC Agent shall have the same rights and obligations under this Section as any other Bank.

Section 2.17. Swingline Loans. (a) Swingline Commitment. The Swingline Bank agrees, on the terms and conditions set forth in this Agreement, to make loans to the Company pursuant to this Section from time to time during the Swingline Loan Availability Period; provided that immediately after each such loan is made (and after giving effect to any substantially concurrent application of the proceeds thereof to repay outstanding Loans):

(i) the aggregate outstanding principal amount of the Swingline Loans shall not exceed the Swingline Commitment,

(ii) in the case of each Bank, its Outstanding Committed Amount shall not exceed its Commitment, and

(iii) the Total Usage shall not exceed the Total Commitments.

Each loan under this Section shall (x) be in a principal amount not less than $1,000,000 and shall be in a multiple of $1,000,000 and (y) bear interest on the outstanding principal amount thereof for each day from the date such loan is made until it becomes due at such rate or rates per annum (which shall in no event be greater than the rate applicable to Base Rate Loans for such day), and be payable on such dates, as shall be agreed upon from time to time by the Company and the Swingline Bank. Within the foregoing limits and subject to Section 2.11(b), the Company may borrow under this Section, repay Swingline Loans and reborrow under this Section at any time during the Swingline Loan Availability Period. If the Swingline Bank and the Company are unable, for any reason, to agree on the interest rate or interest payment date or dates applicable to any Swingline Loan, the Swingline Bank shall not be obligated to make, and the Company shall not be obligated to borrow, such Swingline Loan. The Swingline Loans shall be evidenced by the Swingline Note.

(b) Notice of Swingline Borrowing. The Company shall give the Swingline Bank notice (a “Notice of Swingline Borrowing”) not later than 2:00 P.M. (New York City time) on the date of each borrowing of a Swingline Loan, specifying (i) the date of such borrowing, which shall be a Domestic Business Day, and (ii) the principal amount of such Swingline Loan.

(c) Funding of Swingline Loans. Not later than 3:00 P.M. (New York City time) on the date of each borrowing of a Swingline Loan, the Swingline Bank shall, unless the Swingline Bank determines that any applicable condition specified in Article 3 (which determination may, in the case of Section 3.03(c), be based in part on information supplied by the LC Agents on the date of such borrowing as to the Aggregate LC Exposure on such date and on information supplied by the Administrative Agent as to the aggregate outstanding principal amount of the Loans on such date) has not been satisfied, make available the amount of such Swingline Loan, in Federal or other funds immediately available in New York City, to the Company at the Swingline Bank’s address referred to in Section 9.01.

(d) Optional Prepayment of Swingline Loans. The Company may prepay the Swingline Loans in whole at any time, or from time to time in part in a principal amount of at least $500,000, by giving notice of such prepayment to the Swingline Bank not later than 2:00 P.M. (New York City time) on the date of prepayment and paying the principal amount to be prepaid (together with (i) interest accrued thereon to the date of prepayment and (ii) the loss or expense (if any) resulting from such prepayment which is incurred by the Swingline Bank (or by an existing or prospective participant in the Swingline Loans) and documented by the Swingline Bank) to the Swingline Bank at its address referred to in Section 9.01, in Federal or other funds immediately available in New York City, not later than 3:00 P.M. on the date of prepayment.

(e) Mandatory Prepayment of Swingline Loans. On the date of each Borrowing pursuant to Section 2.01 or Section 2.03, the Company shall prepay all Swingline Loans then outstanding, together with (x) interest accrued thereon to the date of prepayment and (y) the loss or expense (if any) resulting from such prepayment which is incurred by the Swingline Bank (or by an existing or prospective participant in the Swingline Loans) and documented by the Swingline Bank.

(f) Refunding Unpaid Swingline Loans. The Swingline Bank may at any time, by notice to the Banks (including the Swingline Bank, in its capacity as a Bank), require each Bank to pay to the Swingline Bank an amount equal to such Bank’s Pro Rata Share of the aggregate unpaid principal amount of the Swingline Loans then outstanding. Such notice shall specify the date on which such payments are to be made, which shall be the first Domestic Business Day after such notice is given. Not later than 12:00 Noon (New York City time) on the date so specified, each Bank shall pay the amount so notified to it to the Swingline Bank at its address referred to in Section 9.01, in Federal or other funds immediately available in New York City. The amount so paid by each Bank shall constitute a Base Rate Loan to the Company; provided that, if the Banks are prevented from making such Loans to the Company by the provisions of the United States Bankruptcy Code or otherwise, the amount so paid by each Bank shall constitute a purchase by it of a participation in the unpaid principal amount of the Swingline Loans (and interest accruing thereon after the date of such payment). Each Bank’s obligation to make such payment to the Swingline Bank under this subsection (f) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Bank or any other Person may have against the Swingline Bank or the Company, (ii) the occurrence or continuance of a Default or the termination of the Commitments, (iii) any adverse change in the condition (financial or otherwise) of the Company or any other Person, (iv) any breach of this Agreement by any Obligor or any other Bank or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that no Bank shall be obligated to make any payment to the Swingline Bank under this subsection (f) with respect to a Swingline Loan made by the Swingline Bank at a time when the Swingline Bank has determined that a Default had occurred and was continuing.

Section 2.18. Increase in Commitments and/or New Term Tranche. (a) At any time after the Effective Date (but not more often than twice), the Company may, in its sole discretion by written notice to the Administrative Agent, elect to request an increase to the existing Commitments (any such increase, the “Additional Revolver Commitments”) and/or add a new tranche of term loans (the “New Term Loans”, together with the Additional Revolver Commitments the “Incremental Facilities”), in an amount not in excess of $100.0 million in the aggregate or a lesser amount in integral multiples of $20.0 million. Such notice shall specify (x) the date (an “Increased Amount Date”) on which the Company proposes that the Additional Revolver Commitments become effective or the New Term Loans shall be made, (y) the amount of the Additional Revolver Commitments or the New Term Loans, as applicable and (z) the identity of each Bank or other financial institution to whom the Incremental Facilities have been allocated and the amounts of such allocations (each such Bank or other financial institution, a “New Bank” and a “New Revolver Bank,” or “New Term Bank”, as applicable); provided that (i) any such new financial institution must be reasonably acceptable to the Administrative Agent and, in the case of Additional Revolver Commitments, the Swingline Bank and each LC Agent and (ii) any Bank approached to provide all or a portion of the Incremental Facilities may elect or decline, in its sole discretion, to provide such Incremental Facilities. Such Additional Revolver Commitments shall become effective, and such New Term Loans shall become available, as of the Increased Amount Date; provided that (i) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such Additional Revolver Commitments (and any loans thereunder to be made on the Increased Amount Date) or the New Term Loans (as applicable), (ii) before and after giving effect to the Incremental Facilities, the representations and warranties set forth in Article 4 shall be true; (iii) the Company and its Subsidiaries shall be in compliance, on a pro forma basis after giving effect to such Additional Revolver Commitments (and any loans thereunder to be made on the Increased Amount Date) or New Term Loans (as applicable) with the covenants contained in Sections 5.07, 5.08 and 5.10, (iv) any Additional Revolver Commitments shall be evidenced by one or more joinder agreements reasonably acceptable to the Administrative Agent and executed and delivered to Administrative Agent by the Company and each New Bank, as applicable, (v) each New Bank shall be subject to the requirements set forth in Section 8.04(d), if applicable; (vi) the Company shall make any payments required pursuant to Section 2.14 in connection with the provisions of the Additional Revolver Commitments and (vii) the New Term Loans (if any) shall comply with the requirements set forth in paragraph (c) below.

(b) On any Increased Amount Date on which Additional Revolver Commitments are effected, without further action by any party hereto, each LC Agent shall be deemed to have granted to each Bank, and each Bank shall be deemed to have acquired from each LC Agent, a participation in each Letter of Credit issued and outstanding on the Increased Amount Date equal to such Bank’s Pro Rata Share (after giving effect to the Additional Revolver Commitments pursuant to this Section 2.18) of (i) the aggregate amount available to be drawn thereunder and (ii) the aggregate unpaid amount of any outstanding reimbursement obligations in respect thereof. Such participations shall be on all the same terms and conditions as participations granted in Letters of Credit under Section 2.16. With respect to each such outstanding Letter of Credit, if any LC Agent has heretofore sold a participation therein to a Bank, such Bank and such LC Agent agree that such participation shall be automatically canceled on the Increased Amount Date. Each of the parties hereto hereby agrees that the Administrative Agent may take any and all additional actions as may be reasonably necessary to ensure that, after giving effect to the increase in the Additional Revolver Commitments, the Outstanding Committed Amounts are

held by each Bank in accordance with its Pro Rata Share (after giving effect to the Additional Revolver Commitments pursuant to this Section 2.18). This may be accomplished at the discretion of the Administrative Agent by (i) requiring the outstanding Committed Loans to be prepaid with the proceeds of a new Borrowing, (ii) causing each of the Banks having a Commitment prior to the Increased Amount Date to assign portions of their outstanding Committed Loans to New Revolver Banks which have acquired Additional Revolver Commitments on the Increased Amount Date or (iii) any combination of the foregoing. Any such prepayment or assignment shall be subject to the provisions of Section 2.14. If requested by the Administrative Agent pursuant to this clause (b), on the Increased Amount Date, each existing Bank shall assign to any New Revolver Bank, and each such New Revolver Bank shall purchase from such existing Bank, at the principal amount thereof, such interests in the Committed Loans outstanding on the Increased Amount Date as shall be necessary to give effect to the provisions of this clause (b). Such assignments shall be effected pursuant an assignment agreement in form and substance satisfactory to the Administrative Agent.

(c) Subject to the satisfaction of the foregoing terms and conditions, any New Term Loans shall constitute a new tranche of term loans and shall be subject to the following restrictions: (i) the New Term Loans shall not mature prior to the Termination Date, (ii) the New Term Loans shall benefit from the Guarantees and be secured by the Collateral, in each case on a pari passu basis with the Loans, (iii) the interest rates and amortization applicable to such New Term Loans shall be determined by the Company and the New Term Banks and (iv) the New Term Loans shall otherwise be on terms and pursuant to documentation to be determined by the Company and the New Term Banks; provided that to the extent such terms and documentation are not consistent with the terms hereof applicable to the Loans, except to the extent provided by sub-clause (i) and (iii) above, they shall be reasonably satisfactory to the Required Banks.

(d) All loans to be made pursuant to an Incremental Facility will be made in accordance with the procedures set forth in Section 2.02.

(e) The Administrative Agent shall notify the Banks promptly upon receipt of the Company’s notice of an Increased Amount Date and, in respect thereof, the Incremental Facilities and the New Banks.

ARTICLE 3

CONDITIONS

Section 3.01. Effective Date. This Agreement shall become effective on the date (the “Effective Date”) on which all of the conditions set forth below shall have been satisfied. The Administrative Agent shall promptly notify the

Company and the Banks of the Effective Date, and such notice shall be conclusive and binding on all parties hereto.

(a) receipt by the Administrative Agent of a counterpart hereof signed by each Obligor, all Banks, and all Departing Banks (or facsimile or other written confirmation satisfactory to the Administrative Agent that each such party has signed a counterpart hereof);

(b) receipt by the Administrative Agent of an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel for the Company, in form and substance reasonably satisfactory to the Administrative Agent;

(c) receipt by the Administrative Agent of an opinion of Gary M. Bahler, Esq., General Counsel of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent;

(d) (i) the fact that the representations and warranties set forth in Article 4 and the other Loan Documents shall be true and correct on and as of the date hereof and (ii) receipt by the Administrative Agent of a certificate of a Responsible Officer of the Company, each Subsidiary Borrower and each Subsidiary Guarantor so certifying;

(e) (i) the fact that no Default shall have occurred and be continuing and (ii) receipt by the Administrative Agent of a certificate of a Responsible Officer of the Company so certifying;

(f) receipt by the Administrative Agent of (A) executed counterparts (or facsimile or other written confirmation satisfactory to the Administrative Agent that each applicable party has signed a counterpart thereof) of (i) the Security Agreement signed by the Company, each Subsidiary Guarantor and the Administrative Agent together with an updated Perfection Certificate (as defined in the Security Agreement) and other schedules contemplated thereby, (ii) the Pledge Agreement signed by the Company, each Subsidiary Guarantor and the Administrative Agent together with updated schedules contemplated thereby, and (iii) the Guarantee Agreement signed by each Subsidiary Guarantor and the Administrative Agent and (B) evidence of completion of all actions, recordings and filings that the Administrative Agent deems necessary or, in its reasonable judgment, desirable to perfect the Liens purported to be created by the Collateral Documents;

(g) receipt by the Administrative Agent of all documents that the Administrative Agent may reasonably request relating to the existence of the Company, each Subsidiary Borrower and each Subsidiary Guarantor, the corporate authority for and the validity of this Amended Agreement, the Loan

Documents and any other matters relevant hereto, all in form and substance satisfactory to the Administrative Agent;

(h) the Banks, the Administrative Agent and the Joint Lead Arrangers shall have received all fees required to be paid, and all expenses for which invoices have been presented, on or before the Effective Date;

(i) all governmental and third party approvals necessary or, in the commercially reasonable discretion of the Administrative Agent and the Joint Lead Arrangers, advisable in connection with the financing contemplated hereby and the continuing operations of the Company and its Subsidiaries shall have been obtained and be in full force and effect;

(j) the Banks shall have received reasonably satisfactory unaudited interim consolidated financial statements of the Company, for each quarterly period ended subsequent to the most recently ended fiscal year of the Company, as to which such financial statements are available; and

(k) all amounts due or outstanding in respect of the Existing Credit Agreement shall have been (or simultaneously with the Effective Date shall be) paid in full.

Section 3.02. Consequences of Effectiveness. (a) On the Effective Date, without further action by any of the parties to the Existing Credit Agreement or the Amended Agreement, (i) the Existing Credit Agreement will be automatically amended and restated to read as this Amended Agreement reads (and each Bank and each Departing Bank shall be deemed to have consented thereto), (ii) the Commitment of each Bank shall be the amount set forth opposite the name of such Bank on the Commitment Schedule, as such amount may be changed from time to time in accordance with the terms hereof, (iii) any Bank whose Commitment is zero (a “Departing Bank”) shall, upon the Effective Date, cease to be a Bank party to the Existing Credit Agreement or the Amended Agreement and shall have no further obligations hereunder, (iv) all accrued fees and other amounts payable to the Banks (including any Departing Bank) under the Existing Credit Agreement shall be due and payable on the Effective Date (including fees with respect to Letters of Credit outstanding on the Effective Date), and (v) each Bank and each Departing Bank shall be deemed to have (x) waived the requirement to give notice with respect to the repayment of the Term Loans under the Existing Credit Agreement and (y) consented to, and waived the requirement to give notice of, the termination of the Commitments of the Departing Banks under the Existing Credit Agreement. Each Bank party to the Existing Credit Agreement and each Departing Bank (each an “Existing Bank”) hereby further agrees that, on the Effective Date, the shares of Foot Locker Spain S.L. shall be released from the lien of the Pledge Agreement as in effect immediately prior to the Effective Date, without any further action by any Existing Bank or any other

Person, and that The Bank of New York shall be authorized, as administrative agent under the Existing Credit Agreement, to execute and deliver to the Company, at the expense of the Company, such documents as the Company shall reasonably request to evidence the termination of such liens.

(b) Each Letter of Credit outstanding under the Existing Credit Agreement on the Effective Date will be deemed to be a Letter of Credit under this Amended Agreement, and the LC Agent that issued such Letter of Credit will be deemed to have granted to each Bank, and each Bank shall be deemed to have acquired from such LC Agent, a participation in such Letter of Credit equal to such Bank’s Pro Rata Share after giving effect to Section 3.02(a). Such participations shall be on all the same terms and conditions as participations granted in Letters of Credit under Section 2.16. The LC Fee rates determined in accordance with this Amended Agreement shall be effective on the Effective Date with respect to Letters of Credit outstanding on the Effective Date.

(c) On and after the Effective Date, the rights and obligations of the parties hereto shall be governed by the provisions hereof. The rights and obligations of the parties to the Existing Credit Agreement with respect to the period before the Effective Date shall continue to be governed by the provisions thereof as in effect before the Effective Date.

Section 3.03. Extensions of Credit. The obligation (i) of any Bank to make a Loan on the occasion of any Borrowing (other than a Loan pursuant to Section 2.17(f)), (ii) of the Swingline Bank to make any Swingline Loan and (iii) of any LC Agent to issue or extend (or allow the extension of) the expiry date of any Letter of Credit are each subject to the satisfaction of the following conditions:

(a) the fact that the Effective Date shall have occurred;

(b) receipt (i) by the Administrative Agent of a Notice of Borrowing as required by Section 2.02 or 2.03(b), (ii) by the Swingline Bank of a Notice of Swingline Borrowing as required by Section 2.17(b) or (iii) by the LC Agent of a notice of proposed issuance or extension as required by Section 2.16(c) or (e), as the case may be;

(c) the fact that, immediately after such Extension of Credit, the applicable limitations in Section 2.01, 2.03(f), 2.16(a) or 2.17(a), as the case may be, shall not be exceeded;

(d) the fact that, immediately before and after such Extension of Credit, no Default shall have occurred and be continuing; and

(e) the fact that each of the representations and warranties of the Obligors contained in the Loan Documents shall be true on and as of the date of such Extension of Credit.

Each Extension of Credit hereunder shall be deemed to be a representation and warranty by the Company on the date of such Extension of Credit as to the facts specified in clauses (c), (d) and (e) of this Section.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants that:

Section 4.01. Corporate Existence and Power. Such Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except where failures to possess such licenses, authorizations, consents and approvals could not, in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 4.02. Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by such Borrower of each Loan Document to which it is a party are within such Borrower’s corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of such Borrower or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Company or any of its Subsidiaries or result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, other than pursuant to the Collateral Documents.

Section 4.03. Binding Effect. Each Loan Document to which such Borrower is a party (other than its Notes and its Swingline Note) constitutes a valid and binding agreement of such Borrower and each of its Notes and its Swingline Note, when executed and delivered in accordance with this Agreement, will constitute a valid and binding obligation of such Borrower, in each case enforceable in accordance with its terms.

Section 4.04. Financial Statements. (a) The consolidated balance sheet of the Company and its Consolidated Subsidiaries as of February 2, 2008 and the related consolidated statements of operations, cash flows and shareholders’ equity for the Fiscal Year then ended, reported on by KPMG LLP and set forth in the

Company’s 2007 Form 10-K, a copy of which has been delivered to each of the Banks, fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of the Company and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such Fiscal Year.

(b) Since February 2, 2008, there has been no material adverse change in the business, financial position, results of operations or prospects of the Company and its Consolidated Subsidiaries, considered as a whole.

Section 4.05. Litigation. There is no action, suit or proceeding pending against, or to the knowledge of the Company threatened against or affecting, the Company or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official which could reasonably be expected to result in a Material Adverse Effect.

Section 4.06. Compliance with Laws. The Company and its Subsidiaries are in compliance in all material respects with all applicable laws, ordinances, rules, regulations and binding requirements of governmental authorities, except where (i) the necessity of compliance therewith is being contested in good faith by appropriate proceedings or (ii) failure to comply therewith could not, in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 4.07. Compliance with ERISA. Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan, and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or made any amendment to any Plan, which has resulted or will result in the imposition of a Lien under Section 412(n) of the Internal Revenue Code or in the incurrence of a requirement under Section 401(a)(29) of the Internal Revenue Code to post a bond or other security in order to retain the tax-qualified status of such Plan or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

Section 4.08. Environmental Matters. To the knowledge of such Borrower, (i) the Company and its Subsidiaries are in material compliance with all applicable Environmental Laws, (ii) there are no claims, demands or investigations against the Company or any of its Subsidiaries by any governmental authority or other person or entity that may reasonably be expected to result in material liability for the clean up of materials that have been released into the environment and (iii) there are no conditions that are reasonably likely to result in such claims, demands or investigations against the Company or any of its Subsidiaries, except for failures to comply and liabilities which, in the aggregate, are unlikely to result in a Material Adverse Effect.

Section 4.09. Taxes. The Company and its Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any material assessment received by the Company or any Subsidiary, except taxes and assessments which are not yet delinquent or are being contested in good faith by appropriate proceedings. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of taxes or other governmental charges are, in the reasonable opinion of the Company, adequate.

Section 4.10. Subsidiaries. (a) Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all requisite power and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except where failures to possess such licenses, authorizations, consents and approvals could not, in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b) The Subsidiary Guarantors are all of the Subsidiaries of the Company on the Effective Date, other than Foreign Subsidiaries and Immaterial Subsidiaries.

Section 4.11. Not an Investment Company. Such Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.12. Full Disclosure. All information (taken as a whole) heretofore furnished in writing by such Borrower to any Bank for purposes of or in connection with the Loan Documents or any transaction contemplated thereby is, and all such information hereafter furnished in writing by such Borrower to any Bank will be, true in all material respects on the date as of which such information is stated or certified. Any projections and pro forma financial information contained in any such writing will be based upon good faith estimates and assumptions believed by such Borrower to be reasonable at the time made, it being recognized by the Banks that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. Such Borrower has disclosed to the Banks in writing any and all facts which could reasonably be expected to result in a Material Adverse Effect (to the extent such Borrower can now reasonably foresee, utilizing reasonable assumptions and the information now actually known to the Company’s Responsible Officers).

Section 4.13. Ranking. The Secured Obligations, as defined in the Security Agreement, of such Borrower rank (i) so long as the Investment Grade Condition is not met, senior to any other Debt of such Borrower with respect to the Collateral pledged by such Borrower, (ii) pari passu with other unsecured Debt of such Borrower (other than any such Debt described in clause (iii)) with respect to any assets of such Borrower (other than the Collateral pledged by such Borrower) and (iii) senior to any other Debt of such Borrower which by its terms is subordinated thereto.

ARTICLE 5

COVENANTS

The Company agrees that, so long as any Bank has any Credit Exposure hereunder, the Swingline Commitment remains in effect or any amount payable under the Swingline Note remains unpaid:

Section 5.01. Information. The Company will deliver to each of the Banks:

(a) as soon as available and in any event within 60 days after the end of each Fiscal Year, a consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of operations, cash flows and shareholders’ equity for such Fiscal Year, setting forth in each case in comparative form the figures as of the end of and for the previous Fiscal Year, all reported on (without any qualification that would not be acceptable to the SEC for purposes of filings under the Exchange Act) by KPMG LLP or other independent public accountants of nationally recognized standing;

(b) as soon as available and in any event within 40 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, a consolidated condensed balance sheet of the Company and its Consolidated Subsidiaries as of the end of such Fiscal Quarter, the related consolidated condensed statement of operations for such Fiscal Quarter and the related consolidated condensed statements of operations, cash flows and retained earnings for the portion of the Fiscal Year ended at the end of such Fiscal Quarter, setting forth in comparative form (i) in the case of such statement of operations, the figures for the corresponding Fiscal Quarter of the previous Fiscal Year and (ii) in the case of such statements of operations, cash flows and retained earnings, the figures for the corresponding portion of the previous Fiscal Year, all certified (subject to normal year-end adjustments) as to fairness of presentation, generally accepted accounting principles and consistency by the chief financial officer or the chief accounting officer of the Company;

(c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the Company’s chief financial officer or chief accounting officer (i) setting forth in reasonable detail the calculations required to establish whether the Company was in compliance with the requirements of Sections 5.06 to 5.10, inclusive, and Sections 5.13 to 5.15, inclusive, on the date of such financial statements, (ii) setting forth (x) if such certificate is being delivered together with each set of financial statements referred to in clause (a) above, the names of each Subsidiary of the Company that is an Immaterial Subsidiary as of the last day of the Fiscal Year with respect to which such financial statements relate and the calculations required to establish that each such Subsidiary is an Immaterial Subsidiary and (y) if such certificate is being delivered together with each set of financial statements referred to in clause (b) above for any Fiscal Quarter of any Fiscal Year, the names of each Subsidiary of the Company that is an Immaterial Subsidiary as of the last day of the Fiscal Quarter with respect to which such financial statements relate and which was not listed as an Immaterial Subsidiary on previous certificates delivered by the Company pursuant to this subsection (c) together with financial statements for previous Fiscal Quarters of such Fiscal Year and the calculations required to establish that each such Subsidiary is an Immaterial Subsidiary and (iii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto;

(d) simultaneously with the delivery of each set of financial statements referred to in clause (a) above, a statement of the firm of independent public accountants which reported on such statements (i) whether anything has come to their attention to cause them to believe that any Default existed on the date of such statements and (ii) confirming the calculations set forth in the officer’s certificate delivered simultaneously therewith pursuant to clause (c) above;

(e) as soon as practicable and in any event within 60 days after the first day of each Fiscal Year, the Company’s operating plans and financial forecasts, including cash flow projections covering proposed fundings, repayments, additional advances, investments, capital expenditures and other cash receipts and disbursements, for such Fiscal Year;

(f) within ten Domestic Business Days after any Responsible Officer of the Company obtains knowledge of any Default, if such Default is then continuing, a certificate of the Company’s chief financial officer or chief accounting officer setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto;

(g) within ten Domestic Business Days after any Responsible Officer of the Company obtains knowledge of the commencement of an action, suit or proceeding against the Company or any Subsidiary before any court or arbitrator or any governmental body, agency or official which could reasonably be expected to result in a Material Adverse Effect, or which in any manner draws into question the validity or enforceability of any Loan Document, a certificate of a Responsible Officer of the Company setting forth the nature of such pending or threatened action, suit or proceeding and such additional information with respect thereto as may be reasonably requested by any Bank;

(h) within ten Domestic Business Days after any Responsible Officer of the Company obtains knowledge of any actual or proposed material change in any material contract arrangements between the Company or any of its Subsidiaries and any material vendors or suppliers, a certificate of a Responsible Officer of the Company setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto;

(i) promptly upon the mailing thereof to the shareholders of the Company generally, copies of all financial statements, reports and proxy statements so mailed;

(j) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Company shall have filed with the SEC;

(k) if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” defined in PBGC Regulations Sections 2615.11(a), .12(a), .14(a), .16(a), .17(a), .21(a), .22(a) or .23(a) with respect to any Plan, or, with respect to any Plan, gives or is required to give notice to the PBGC under Section 4043(b)(3) of ERISA or would be required to give notice under such Section but for the provisions of Section 4043(b)(2) of ERISA or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC, or that would be required to be given but for the provisions of Section 4043(b)(2); (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer, any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or makes any amendment to any Plan or which has resulted or will result in the imposition of a Lien under Section 412(n) of the Internal Revenue Code or the incurrence of a requirement under Section 401(a)(29) of the Internal Revenue Code to post a bond or other security in order to retain the tax-qualified status of such Plan, a certificate of the Company’s chief financial officer or chief accounting officer setting forth details as to such occurrence and action, if any, which the Company or applicable member of the ERISA Group has taken or proposes to take; and

(l) from time to time such additional information regarding the financial position or business of the Company and its Subsidiaries as the Administrative Agent, at the request of any Bank, may reasonably request.

The Company hereby acknowledges that (a) the Administrative Agent and/or the Joint Lead Arrangers will make available to the Banks and the LC Agents materials and/or information provided by or on behalf of the Company hereunder (collectively, “Company Materials”) by posting the Company Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Banks (each, a “Public Bank”) may have personnel who do not wish to receive material non-public information with respect to the Company or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Company hereby agrees that it will use commercially reasonable efforts to identify that portion of the Company Materials that may be distributed to the Public Banks and that (w) all such Company Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Company Materials “PUBLIC,” the Company shall be deemed to have authorized the Administrative Agent, the Joint Lead Arrangers, the LC Agents and the Banks to treat such Company Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Company or its securities for purposes of United States Federal and state securities laws; (y) all Company Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Joint Lead Arrangers shall be entitled to treat any Company Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Company shall be under no obligation to mark any Company Materials “PUBLIC”.

Section 5.02. Maintenance of Property; Insurance. (a) The Company will keep, and will cause each Subsidiary to keep, all material properties useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

(b) The Company will, and will cause each of its Subsidiaries to, maintain (either in the name of the Company or in such Subsidiary’s own name) with financially sound and responsible insurance companies, insurance on all their respective properties in at least such amounts and against at least such risks (and with such risk retention) as are usually insured against in the same general area by companies of established repute engaged in the same or a similar business; provided that such risks may be covered by self-insurance programs consistent with past practice. The Company will furnish to the Banks, upon request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.

Section 5.03. Conduct of Business and Maintenance of Existence. The Company will continue, and will cause each Subsidiary to continue, to engage in business of the same general type as now conducted by the Company and its Subsidiaries, and will preserve, renew and keep in full force and effect, and will cause each Subsidiary to preserve, renew and keep in full force and effect their respective existence and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business, except where failures to possess such rights, privileges and franchises could not, in the aggregate, reasonably be expected to result in a Material Adverse Effect; provided that nothing in this Section shall prohibit (i) any merger or consolidation permitted under Section 5.11 or (ii) the termination of the existence of any Immaterial Subsidiary if the Company in good faith determines that such termination is in the best interests of the Company and is not materially disadvantageous to the Banks.

Section 5.04. Compliance with Laws. The Company will comply, and cause each Subsidiary to comply, in all material respects with all applicable laws, ordinances, rules, regulations, and binding requirements of governmental authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder), except where (i) the necessity of compliance therewith is being contested in good faith by appropriate proceedings or (ii) failures to comply therewith could not, in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 5.05. Inspection of Property, Books and Records. The Company will keep, and will cause each Subsidiary (except for Subsidiaries that constitute Immaterial Subsidiaries) to keep, proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will permit, and will cause each Subsidiary (except for Subsidiaries that constitute Immaterial Subsidiaries) to permit, representatives of any Bank at such Bank’s expense, upon reasonable prior notice, to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants, all at such reasonable times and as often as may reasonably be desired.

Section 5.06. Negative Pledge. (a) Neither the Company nor any Subsidiary will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except (subject to the last sentence of this subsection (a)):

(i) Liens existing on the Effective Date securing (x) any Debt described in clause (iv) of the definition of Debt outstanding on the date of this Agreement in an aggregate principal or face amount not exceeding $50,000,000 and (y) other Debt outstanding on the date of this Agreement in an aggregate principal or face amount not exceeding $10,000,000;

(ii) any Lien on any asset (or improvement thereon) securing Debt (including without limitation any Debt described in clause (iv) of the definition of Debt) incurred or assumed solely for the purpose of financing all or any part of the cost of acquiring such asset (or improvement thereon), provided that (x) such Lien attaches to such asset (or improvement thereon) concurrently with or within 90 days after the acquisition thereof (or improvement thereon) and (y) the aggregate principal or face amount of Debt secured by Liens incurred in reliance on this clause (ii) and Debt secured by Liens permitted by clause (a)(vi) of this Section 5.06 in connection with the refinancing of the Debt described in this clause (ii) shall not exceed $50,000,000;

(iii) any Lien existing on any asset of any corporation at the time such corporation becomes a Subsidiary and not created in contemplation of such event;

(iv) any Lien on any asset of any corporation existing at the time such corporation is merged or consolidated with or into the Company or a Subsidiary and not created in contemplation of such event;

(v) any Lien existing on any asset prior to the acquisition (whether by purchase, merger or otherwise) thereof by the Company or a Subsidiary and not created in contemplation of such acquisition;

(vi)  any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section, provided that such Debt is not increased and is not secured by any additional assets;

(vii) (A) Liens not securing Debt and consisting of (x) zoning restrictions, easements, covenants and other restrictions on the use of any interest of real property, minor irregularities or defects of title and similar encumbrances on any interest in real property incurred or suffered in the ordinary course of business and (y) statutory or contractual Liens of landlords, Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens, in each case incurred in the ordinary course of business for sums not yet due or the payment of which is not delinquent or which are being contested in good faith by appropriate proceedings and (B) Liens consisting of a mortgage on Store 1127 located in Miami, Florida and a mortgage on the Champs office located in Bradenton, Florida, in each case securing obligations of the Borrower outstanding on the Effective Date;

(viii) Liens (other than Liens described in clause (vii)) arising in the ordinary course of its business which (x) do not secure Debt, (y) do not secure any single obligation or series of related obligations in an amount exceeding $5,000,000 and (z) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business; and

(ix) Liens not otherwise permitted by the foregoing clauses of this Section securing Debt of any Subsidiary (other than a Subsidiary Borrower) permitted under Section 5.09; provided that the aggregate principal or face amount of Debt of all Subsidiaries secured by Liens incurred in reliance on this clause (ix) shall not exceed $10,000,000.

Neither the Company nor any Subsidiary will create, assume or suffer to exist any Lien on any Collateral or any inventory now owned or hereafter acquired by it, other than (1) any Lien arising by operation of law and permitted by subsections (a)(vii) and (a)(viii) and (2) solely with respect to any Collateral, the Liens created under or permitted by the Collateral Document pursuant to which such Collateral is purportedly pledged.

(b) Neither the Company nor any of its Subsidiaries will enter into any agreement with any Person which prohibits or limits the ability of the Company or any Subsidiary to create, incur, assume or suffer to exist any Lien securing the obligations of the Obligors under the Loan Documents upon any of its property, assets or revenues, whether now owned or hereafter acquired (any such agreement, a “Negative Pledge”) and which is more restrictive than the Negative Pledge set forth in the Indenture; provided that nothing in this subsection (b) shall be construed to prohibit the Company or any of its Subsidiaries from entering in the ordinary course of business into supply contracts, purchase contracts and leaseholds with respect to real property containing in each case customary non-assignment provisions.

Section 5.07. Minimum Consolidated Tangible Net Worth. Consolidated Tangible Net Worth will at no time be less than the sum of (i) $1,604,000,000 plus (ii) 50% of the consolidated net income of the Company and its Consolidated Subsidiaries for each Fiscal Quarter ended on or prior to such time and after February 2, 2008 (if greater than zero).

Section 5.08. Minimum Liquidity. If on the last day of any Fiscal Quarter the aggregate amount of (i) unrestricted cash on hand of the Company and its Consolidated Subsidiaries (excluding any such cash representing the proceeds of the Incremental Facilities) plus (ii) the excess of Total Commitments (excluding Additional Revolver Commitments) over the Total Usage (excluding usage under the Additional Revolver Commitments) is less than $350,000,000, then Excess Cash Flow for the four consecutive Fiscal Quarters ended on such date shall not be less than $25,000,000.

Section 5.09. Limitation on Debt. Neither the Company nor any Subsidiary will create, incur, assume or suffer to exist any Debt, except:

(a)  Debt owed to the Company or to another Subsidiary; provided that any such Debt owed by any Obligor to any Subsidiary that is not an Obligor shall be subordinated to the obligations of such Obligor under the Loan Documents on customary terms satisfactory to the Administrative Agent;

(b) Debt under the Loan Documents;

(c) Debt consisting of non-contingent reimbursement obligations of the Company under trade letters of credit (other than any Letter of Credit) which reimbursement obligations are outstanding no more than one Domestic Business Day, and Guarantees thereof by any Subsidiary Guarantor;

(d) unsecured Debt of the Company (excluding Debt outstanding under the Existing Credit Agreement) outstanding at February 2, 2008 and reflected on the balance sheet of the Company at February 2, 2008 and Guarantees thereof by the Subsidiary Guarantors; provided that any such Guarantee shall be subordinated to the obligations of such Subsidiary Guarantor under the Loan Documents on customary capital markets terms approved by the bank affiliate of each Joint Lead Arranger;

(e) Permitted Additional Debt; provided that the aggregate principal amount of Debt outstanding at any time pursuant to this clause (e) shall not exceed (x) $128,600,000 minus (y) the aggregate principal amount of Debt outstanding at such time under the Company’s existing 8.50% debentures payable 2022 (the “Existing Debentures”). “Permitted Additional Debt” means Debt of the Company (i) having a maturity date and weighted average life to maturity not earlier than the latest maturity date and weighted average life to maturity

(respectively) of the Loans then outstanding, (ii) with respect to which no Person, other than the Company, is a guarantor or co-obligor and (iii) with terms and conditions (including as to collateral but excluding as to interest rates and redemption premium, if applicable) not materially less favorable to the Company or the Banks than the terms and conditions of the Existing Debentures; and

(f) other Debt of the Company and the Subsidiaries in an aggregate amount outstanding at any time not to exceed $25,000,000.

Section 5.10. Fixed Charge Coverage Ratio. At the end of each Fiscal Quarter during each Fiscal Year listed below, the Fixed Charge Coverage Ratio will not be less than the ratio set forth below opposite such period:

Fiscal Quarter	Minimum Ratio

All Fiscal Quarters of Fiscal Year 2008	1.25:1
All Fiscal Quarters of Fiscal Year 2009	1.50:1
Thereafter	1.75:1

Section 5.11. Consolidations, Mergers and Sales of Assets. The Company will not, and will not permit any of its Subsidiaries to, consolidate or merge with or into any other Person; provided that (i) the Company may merge with another Person if (x) the Company is the corporation surviving such merger and (y) unless such other Person was a Subsidiary Guarantor immediately prior to giving effect to such merger, immediately after giving effect to such merger no Default shall have occurred and be continuing and (ii) any Subsidiary may merge with another Person (other than the Company) if (x) a Subsidiary is the survivor to such merger, (y) if such Subsidiary was a Subsidiary Guarantor immediately prior to giving effect to s uch merger, the survivor to such merger is a Subsidiary Guarantor (and, if the surviving Subsidiary Guarantor is a Foreign Subsidiary, the Administrative Agent shall have received evidence reasonably satisfactory to it that the obligations of such Subsidiary Guarantor under the Guarantee Agreement shall be enforceable in the jurisdictions in which such Subsidiary Guarantor holds assets and conducts its operations) and (z) if such Subsidiary was a Subsidiary Borrower immediately prior to giving effect to such merger and the other Person is not a Subsidiary Guarantor, such Subsidiary Borrower is the survivor to such merger (provided that if any party to such merger is a Subsidiary Borrower that is not a Foreign Subsidiary, the survivor shall be a Subsidiary Borrower that is not a Foreign Subsidiary) . The Company and its Subsidiaries will not sell, lease or otherwise transfer, directly or indirectly (1) all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any other Person, (2) any assets of any Obligor to any Subsidiary that is not a Subsidiary Guarantor, except

(i) transfers of the equity interest of certain Foreign Subsidiaries of the Company to certain other Foreign Subsidiaries pursuant to the Canadian Restructuring and (ii) otherwise in the ordinary course of business or (3) all or any substantial part of the Foot Locker Business or the Champs Business to any other Person; provided that the foregoing limitations shall not apply to sales of inventory or sales and other dispositions of surplus assets, in each case in the ordinary course of business. For purposes of this Section 5.11, “Foot Locker Business” means the operations of the Company and its Subsidiaries conducted in North America under the names “Foot Locker”, “Lady Foot Locker”, “Kids Foot Locker”, “World Foot Locker” and “Footaction” (including the stock of any Subsidiary through which any such operations are conducted and the tangible and intangible assets held by any such Subsidiary) and “Champs Business” means the operations of the Company and its Subsidiaries conducted in North America under the name “Champs Sports” (including the stock of any Subsidiary through which any such operations are conducted and the tangible and intangible assets held by any such Subsidiary).

Section 5.12. Use of Proceeds. The proceeds of the Loans (including the proceeds of the Incremental Facilities) and the Swingline Loans made under this Agreement will be used by the Borrowers (i) to finance their working capital; (ii) to finance Consolidated Capital Expenditures to the extent permitted under Section 5.13; and (iii) for general corporate purposes. No part of the proceeds of any Loans and Swingline Loans will be used, directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board of Governors of the Federal Reserve System, including, without limitation, Regulations U and X.

Section 5.13. Limitation on Capital Expenditures. Consolidated Capital Expenditures will not, for any Fiscal Year, exceed the sum of (i) $185,000,000 (the “Base Amount”) plus (ii) the unused portion (the “Carry-Over Amount”), if any, of the Base Amount for the immediately preceding Fiscal Year (and for purposes of this Section 5.13, any Consolidated Capital Expenditures made in any Fiscal Year shall reduce first the Base Amount for such Fiscal Year until the Base Amount is $0, and thereafter the Carry-Over Amount (if any) for such Fiscal Year).

Section 5.14. Investments and Business Acquisitions. Neither the Company nor any Subsidiary will hold, make or acquire any Investment in any Person or make any Business Acquisition other than:

(a) Investments in existence on the Effective Date; provided that all such Investments (x) shall be set forth on Schedule 5.14(a) or (y) to the extent not set forth on Schedule 5.14(a), shall not exceed $5,000,000 in the aggregate;

(b) (i) any Investment in Persons which are Subsidiaries immediately prior to the making of such Investment and (ii) any Investment in the Company; provided that any Investment by any Obligor in a Subsidiary that is not a Subsidiary Guarantor shall be permitted pursuant to this clause (b) only if consummated in the ordinary course of business;

(c) Temporary Cash Investments;

(d) Investments consisting of seller notes and set forth on Schedule 5.14(d); and

(e) any Investment not otherwise permitted by the foregoing clauses of this Section and any Business Acquisition if (x) the aggregate amount of any single such Investment or Business Acquisition (or series of related Investments or Business Acquisitions) does not exceed $40,000,000, (y) immediately after any such Investment or Business Acquisition is made or acquired, the aggregate amount (without duplication) of all Investments and Business Acquisitions made in reliance on this clause (e) since the Effective Date does not exceed $75,000,000, and (z) solely with respect to any Business Acquisition, immediately after giving effect to such Business Acquisition, (1) the Company would be in pro forma compliance with the covenants set forth in Section 5.07 5.08, 5.09, 5.10 and 5.13 (calculated giving effect to any Debt to be incurred or assumed by the Company and its Subsidiaries in connection with such Business Acquisition and assuming that such Business Acquisition was consummated on the first day of the most recent fiscal period with respect to which each covenant is calculated) and (2) the Company shall have delivered to the Administrative Agent a certificate of a Responsible Officer certifying such pro forma compliance and showing in reasonable detail the calculation thereof.

Section 5.15. Restricted Payments. Neither the Company nor any Subsidiary will declare or make any Restricted Payment on any date (with respect to any proposed Restricted Payment, a “Measurement Date”), except that:

(i) the Company may make Restricted Payments consisting of (1) repurchases of its common stock pursuant to employee stock plans in an aggregate amount not to exceed $2,000,000 in any Fiscal Year; and (2) payments in respect of shareholders rights plans in an aggregate amount not to exceed $1,750,000 in any Fiscal Year;

(ii)  the Company may declare or make Restricted Payments so long as (x) immediately before and after giving effect thereto, no Default has occurred and is continuing, (y) the Company is in compliance with the Fixed Charge Coverage Ratio test in Section 5.10 for the period of four consecutive Fiscal Quarters most recently ended prior to the relevant Measurement Date and with respect to which the Company has delivered the financial statements required to be delivered by it pursuant to Section 5.01(a) or (b), as the case may be and (z) the aggregate amount of Restricted Payments made pursuant to this clause in any Fiscal Year does not exceed $105,000,000; and

(iii) the Company may repurchase shares of its capital stock so long as (x) immediately before and after giving effect thereto, no Default has occurred and is continuing, and (y) the aggregate amount expended pursuant to this clause (iii) after the Effective Date and during the term of this Agreement does not exceed $250,000,000; provided that no more than $50,000,000 in the aggregate may be expended pursuant to this clause (iii) unless the Fixed Charge Coverage Ratio for the period of four consecutive Fiscal Quarters most recently ended prior to the relevant Measurement Date is at least 2.0 to 1.0.

Section 5.16. Transactions with Affiliates. The Company will not, and will not permit any Subsidiary to, directly or indirectly, (i) pay any funds to or for the account of any Company Affiliate, (ii) make any investment in any Company Affiliate (whether by acquisition of stock or indebtedness, by loan, advance, transfer of property, guarantee or other agreement to pay, purchase or service, directly or indirectly, any Debt, or otherwise), (iii) lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, to any Company Affiliate, or (iv) participate in, or effect, any transaction with any Company Affiliate, except in each case on an arms-length basis on terms at least as favorable to the Company or such Subsidiary as could have been obtained from a third party that was not a Company Affiliate; provided that the foregoing provisions of this Section shall not prohibit any such Person from declaring or paying any lawful dividend or other payment ratably in respect of all its capital stock of the relevant class so long as, after giving effect thereto, no Default shall have occurred and be continuing (including, without limitation, pursuant to Section 5.15).

Section 5.17. Additional Guarantors. The Company shall cause (x) any Person which becomes a Subsidiary (other than, subject to clause (z), any Foreign Subsidiary or any Immaterial Subsidiary) after the date hereof, (y) any Immaterial Subsidiary (other than, subject to clause (z), any Foreign Subsidiary) that ceases to be an Immaterial Subsidiary after the date hereof and (z) any Foreign Subsidiary and any Immaterial Subsidiary that has entered into, or is proposing to enter into, a Guarantee of any other Debt of the Company or any of its Subsidiaries (other than, with respect to any Foreign Subsidiary, any Guarantee of any Debt of any of its Subsidiaries that is a Foreign Subsidiary) to (i) enter into the Guarantee Agreement, (ii) become bound by the Pledge Agreement and the Security Agreement and, if applicable, enter into such additional agreements or instruments, each in form and substance satisfactory to the Administrative Agent, as may be necessary or desirable in order to grant a perfected first priority interest upon all of the Collateral purportedly pledged by such Subsidiary pursuant to the

Pledge Agreement and the Security Agreement (subject to Liens on such Collateral permitted by the last sentence of Section 5.06(a)) and (iii) deliver such certificates, evidences of corporate or other organizational actions, notations and registrations, financing statements, opinions of counsel, powers of attorney and other documents relating thereto as the Administrative Agent may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent, in each case within (x) ten days after the date on which the relevant event described in clauses (x), (y) or (z) occurs, in the case of entering into the Guarantee Agreement and becoming bound by the Pledge Agreement and the Security Agreement and (y) within 30 days after the date on which the relevant event described in clauses (x), (y) or (z) occurs, in the case of the other actions described in this Section.

Section 5.18. Collateral Documents; Release of Liens. (a) If at any time after the Effective Date the Company or any of its Subsidiaries (other than any Foreign Subsidiary) acquires any ownership interest (other than a leasehold interest) in real property with a fair market value in excess of $2,000,000, the Company will, or will cause such Subsidiary to, enter into a mortgage and such other agreements, each in form and substance satisfactory to the Administrative Agent, as may be necessary or desirable in order to grant the Administrative Agent, for the benefit of the Bank Parties, a perfected first priority mortgage Lien on such ownership interest (subject to Liens on Collateral permitted by the last sentence of Section 5.06(a)); provided that neither the Company nor any of its Subsidiaries shall be required to grant any Lien pursuant to this Section so long as doing so would trigger a requirement to equally and ratably secure securities issued under the Indenture. Together with the execution of any mortgage pursuant to this subsection, the Company will, or will cause its Subsidiaries to, deliver such real property surveys, certificates, evidences of corporate or other organizational actions, notations and registrations, financing statements, title insurance, FEMA flood hazard determinations (and, if any improvements are located in an area designated a “flood hazard area,” evidence of flood insurance), opinions of counsel, powers of attorney and other documents relating thereto as the Administrative Agent may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent, and pay any applicable mortgage recording, intangibles and documentary stamp taxes.

(b) The Borrowers and the Banks agree that, upon satisfaction of the Investment Grade Condition, the security interests granted pursuant to the Collateral Documents shall terminate and the Liens on the Collateral created by the Collateral Documents shall be automatically released and the Administrative Agent will execute and deliver to the Company such documents as the Company shall reasonably request to evidence such termination and release. If at any time after the Investment Grade Condition has been satisfied, the Collateral Trigger Date shall occur, then, within 30 days after the occurrence thereof, the Company will, and will cause each Subsidiary Guarantor to, grant Liens on their respective assets of the same type as the assets that are Collateral (as such term is defined in the Collateral Documents in effect immediately prior to the satisfaction of the Investment Grade Condition) such Liens to have terms and conditions substantially the same as those in the Collateral Documents in effect immediately prior to the satisfaction of the Investment Grade Condition, and will, and will cause each Subsidiary Guarantor to, execute such Collateral Documents to evidence such Liens, and deliver such other certificates, evidences of corporate or other organizational actions, notations and registrations, financing statements, title insurance, FEMA flood hazard determinations (and if any improvements are located in an area designated a “flood hazard area,” evidence of flood insurance), opinions of counsel, powers of attorney and other documents relating thereto as the Administrative Agent may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent.

Section 5.19. Provisions Relating to European Entities Holding Companies and FL Europe Holdings. (a) No European Entities Holding Company shall conduct any activities other than the ownership, directly or indirectly, of the capital stock or other equity interests of other European Entities Holding Companies and of the European Entities, in each case as such ownership is in effect on the Effective Date; provided that FLE CV may license and sub-license the European Entities Foreign Specified Trademarks and the Middle East Specified Trademarks and provide management, brand development, and related services to its direct and indirect subsidiaries. Without limiting the generality of the foregoing, each European Entities Holding Company will not (i) incur, assume, create or suffer to exist any Debt or other obligations (other than Debt or other obligations owed to the Company or any Subsidiary, so long as any such obligations shall be subordinated to the obligations under the Loan Documents on terms reasonably satisfactory to the Administrative Agent and the Company), or any Lien on any of its property, whether now owned or hereafter acquired, and (ii) transfer any capital stock or other equity interests of any European Entity to any other Subsidiary.

(b)  FL Europe Holdings shall not conduct any activities other than the ownership of the European Entities Foreign Specified Trademarks and the Middle East Specified Trademarks; provided that FL Europe Holdings may license and sub-license the European Entities Foreign Specified Trademarks and the Middle East Specified Trademarks.

(c) The Company represents and warrants that (i) all of the capital stock or other equity interests of the European Entities are directly held by FLE Holdings, B.V. or Foot Locker Europe B.V., (ii) all of the capital stock or other equity interests of FLE Holdings, B.V. are directly held by FLE CV, (iii) all the capital stock or other equity interests of FLE CV are held directly by FLE Management or other direct domestic wholly-owned Subsidiaries of FLE Management, (iv) at least 65% of the capital stock or other equity interests of FLE

CV are held directly by FLE Management and (v) all the capital stock or other equity interests of FLE Management are held directly by the Company.

Section 5.20. Foreign Collateral Documents. The Company and each Subsidiary party to any pledge agreements, security agreements, or other documents or instruments in respect of foreign Collateral required by the Pledge Agreement or the Security Agreement shall, as soon as practicable using commercially reasonable efforts, but within the period specified in the Pledge Agreement or Security Agreement, as applicable, (i) enter into such agreements, document or instruments, each in form and substance satisfactory to the Administrative Agent, as may be necessary or desirable in order to create and preserve the perfection and priority of the security interest granted upon such Collateral pursuant to such agreements, documents or instruments, and (ii) deliver such certificates, evidences of corporate or other organizational actions, notations and registrations, financing statements, opinions of counsel, powers of attorney and other documents relating thereto as the Administrative Agent may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent.

Section 5.21. Mortgages. The Company and each Subsidiary that has entered into any mortgage listed in Schedule 5.21 shall, as soon as practicable using commercially reasonable efforts, but within 90 days of the Effective Date or such longer period as the Administrative Agent shall agree, (i) execute and deliver and cause to be recorded in the appropriate land records (with any applicable mortgage recording, intangibles and documentary stamp taxes paid) such amendments or supplements thereto or other instruments or agreements, each in form and substance satisfactory to the Administrative Agent, as may be necessary or desirable in order to continue and preserve the perfection and priority of the security interest granted by such mortgage, and (ii) deliver such certificates, evidences of corporate or other organizational actions, notations and registrations, title endorsements, FEMA flood hazard determinations (and, if any improvements are located in an area designated a “flood hazard area,” evidence of flood insurance), financing statements, opinions of counsel, powers of attorney and other documents relating thereto as the Administrative Agent may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent.

ARTICLE 6

DEFAULTS

Section 6.01. Events of Defaults. If one or more of the following events (“Events of Default”) shall have occurred and be continuing:

(a) any Borrower shall fail (i) to pay any principal of any Loan, Swingline Loan or Reimbursement Obligation when due or (ii) to pay any interest on any Loan, Swingline Loan or Reimbursement Obligation, any fees or any other amount payable hereunder within two Domestic Business Days after the due date thereof;

(b) the Company shall fail to observe or perform any covenant contained in Section 5.03 (as it relates to maintenance of existence) and Section 5.06 to Section 5.21, inclusive;

(c) any Obligor shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause (a) or (b) above) or any other Loan Document for 30 days after written notice thereof has been given to the Company by the Administrative Agent at the request of any Requesting Banks;

(d) any representation, warranty, certification or statement made (or deemed made) by any Obligor in any Loan Document or in any certificate, financial statement or other document delivered pursuant to any Loan Document shall prove to have been incorrect in any material respect when made (or deemed made);

(e) the Company and/or any of its Subsidiaries shall fail to pay, when due or within any applicable grace period, any amount payable in respect of any Material Debt;

(f) any event or condition shall occur which results in the acceleration of the maturity of any Material Debt or enables the holder of such Debt or any Person acting on such holder’s behalf to accelerate the maturity thereof;

(g) any of the Company or one or more Subsidiaries (unless such Subsidiaries are Immaterial Subsidiaries) shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any of its assets, or shall consent to any such relief or to the appointment of any such official or to any such official taking possession of any of its assets, or shall make a general assignment for the benefit of creditors, or shall state that it is unable to pay its debts generally as they become due, or shall take any corporate action to authorize any of the foregoing;

(h) an involuntary case or other proceeding shall be commenced against the Company or one or more Subsidiaries (unless such Subsidiaries constitute Immaterial Subsidiaries), in each case seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any of its assets, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Company or any Subsidiary under the federal bankruptcy laws as now or hereafter in effect;

(i) any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $10,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan (except for any termination under Section 4041(b) of ERISA) shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer, any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $10,000,000;

(j) a judgment or order for the payment of money in excess of $10,000,000 shall be rendered against the Company or any Subsidiary and such judgment or order shall continue unsatisfied and unstayed for a period of 10 days;

(k) any person or group of persons (within the meaning of Section 13 or 14 of the Exchange Act) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under said Act) of 20% or more of the outstanding shares of common stock of the Company; or Continuing Directors shall cease to constitute a majority of the board of directors of the Company;

(l) the Guarantee granted by any Subsidiary Guarantor pursuant to the Guarantee Agreement or the Guarantee granted by the Company pursuant to Article 10 hereof shall cease for any reason to be in full force and effect (other than as a result of the release of such Guarantee with respect to any Subsidiary Guarantor or the Company, as the case may be, pursuant to the release provisions contained therein), or any Obligor shall so assert in writing; or

(m) (i) any Lien created by any Collateral Document shall at any time on or after such Collateral Document has been executed fail to constitute a valid and perfected Lien on all the Collateral purported to be subject thereto, securing the obligations purported to be secured thereby (other than (x) to the extent attributable to the failure of the Administrative Agent to maintain possession of any Collateral possession of which is necessary in order to perfect such Lien or (y) as a result of the release of such Lien with respect to any Collateral pursuant to the release provisions contained in the relevant Collateral Document or as a result of the satisfaction of the Investment Grade Condition) or (ii) any Obligor shall so assert in writing;

then, and in every such event, the Administrative Agent shall (i) if requested by Banks having more than 50% in aggregate amount of the Commitments, by notice to the Company terminate the Commitments and the Swingline Commitment and they shall thereupon terminate, and (ii) if requested by Banks holding more than 50% in aggregate principal amount of the Loans, by notice to the Company declare the Loans and Swingline Loans (together with accrued interest thereon) to be, and the Loans and Swingline Loans (together with accrued interest thereon) shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower; provided that if any Event of Default specified in clause (g) or (h) above occurs with respect to any Borrower, then without any notice to any Borrower or any other act by the Administrative Agent or the Banks, the Commitments and the Swingline Commitment shall thereupon terminate and the Loans and Swingline Loans (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower.

Section 6.02. Notice of Default. The Administrative Agent shall give notice to the Company under Section 6.01(c) promptly upon being requested to do so by any Requesting Banks and shall thereupon notify all the Banks thereof.

Section 6.03. Cash Cover. The Borrowers agree, in addition to the provisions of Section 6.01, that upon the occurrence and during the continuance of any Event of Default, they shall, if requested by the Administrative Agent upon the instruction of the Required Banks, deposit in the LC Collateral Account an amount in immediately available funds equal to the aggregate amount available for drawing under all Letters of Credit then outstanding at such time, provided that, upon the occurrence of any Event of Default specified in clause (g) or (h) of Section 6.01 with respect to any Borrower, each Borrower shall deposit such amount forthwith without any notice or demand or any other act by the Administrative Agent or the Banks.

ARTICLE 7

THE ADMINISTRATIVE AGENT, JOINT LEAD ARRANGERS, DOCUMENTATION AGENT

AND SYNDICATION AGENT

Section 7.01. Appointment and Authority. (a) Each of the Banks and the LC Agents hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents, and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Joint Lead Arrangers, the Syndication Agent and the Documentation Agent, and neither the Borrowers nor any Guarantor shall have rights as a third party beneficiary of any of such provisions.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Secured Parties (as defined in the Collateral Documents) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Secured Party for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Obligors to secure any of the Secured Obligations (as defined in the Collateral Documents), together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 7.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article 7 and Article 9 (including Section 9.03(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

Section 7.02. Rights as a Bank. The Persons serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Bank as any other Bank and may exercise the same as though it were not the Administrative Agent, and the term “Bank” or “Banks” shall, unless otherwise expressly indicated or unless the context otherwise requires, includes the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate of the Company as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Banks.

Section 7.03. Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Banks (or such other number or percentage of the Banks as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(d) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Banks (or such other number or percentage of the Banks as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.05) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Company, a Bank or an LC Agent.

(e) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by any Collateral Document, (v) the value or sufficiency of any Collateral or (vi) the satisfaction of any condition set forth in Article 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 7.04. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Bank or any LC Agent, the Administrative Agent may presume that such condition is satisfactory to such Bank or LC Agent unless the Administrative Agent shall have received notice to the contrary from such Bank or LC Agent prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 7.05. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 7.06. Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Banks, the LC Agents and the Company. Upon receipt of any such notice of resignation, the Required Banks shall have the right, in consultation with the Banks and the Company, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Banks and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Banks and the LC Agents, in consultation with the Company, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Company and the Banks that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Banks or the LC Agents under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the

Administrative Agent shall instead be made by or to each Bank and the LC Agents directly, until such time as the Required Banks appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as Swing Line Bank and, if applicable, LC Agent. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder,

(a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swing Line Bank and, if applicable, LC Agent,

(b) the retiring Swing Line Bank and, if applicable, LC Agent shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and

(c) the successor LC Agent shall issue letters of credit in substitution for the Letters of Credit issued by the retiring LC Agent, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring LC Agent to effectively assume the obligation of the retiring LC Agent with respect to such Letters of Credit.

Section 7.07. Non-Reliance on Administrative Agent and Other Banks. Each Bank and each LC Agent acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Bank or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank and each LC Agent also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Bank or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 7.08. No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Joint Lead Arrangers, Syndication Agent or Documentation Agent listed on the cover page hereof shall have any duties, obligations or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Bank, LC Agent or Swing Line Leader hereunder.

Section 7.09. Collateral and Guaranty Matters. The Banks and the LC Agents irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Administrative Agent in the circumstances contemplated by Section 13 of the Security Agreement, Section 16 of the Pledge Agreement or Section 5.18(b) hereof; and

(b) to release any Subsidiary Guarantor from its obligations under its Guarantee in the circumstances contemplated by Section 4 of the Guarantee Agreement.

Upon request by the Administrative Agent at any time, the Required Banks will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its guarantee under the Guarantee Agreement pursuant to this Section 7.09.

Section 7.10. Administrative Agent’s Fee. The Company shall pay to the Administrative Agent for its account, fees in the amounts and at the times previously agreed upon between the Company and the Administrative Agent.

ARTICLE 8

CHANGE IN CIRCUMSTANCES

Section 8.01. Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period for any Euro-Dollar Loan or Money Market LIBOR Loan:

(a) the Administrative Agent reasonably determines that for any reason deposits in dollars are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Euro-Dollar Rate Loan or Money Market LIBOR Loan, or adequate and reasonable means do not exist for determining the Adjusted London Interbank Offered Rate for any requested Interest Period with respect to a proposed Euro-Dollar Loan, or

(b) in the case of Euro-Dollar Loans, Banks having 50% or more of the aggregate principal amount of the affected Loans advise the Administrative Agent that the Adjusted London Interbank Offered Rate, as the case may be, as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Banks of funding their Euro-Dollar Loans, as the case may be, for such Interest Period, the Administrative Agent shall forthwith give notice thereof to the Company and the Banks, whereupon until the Administrative Agent notifies the Company that the circumstances giving rise to such suspension no longer exist, (i) the obligations of the Banks to make Euro-Dollar Loans, or to continue such Loans for an additional Interest Period, or to convert outstanding Loans into Euro-Dollar Loans, shall be suspended and (ii) each outstanding Euro-Dollar Loan shall be converted into a Base Rate Loan on the last day of the then current Interest Period applicable thereto. Unless the Borrower notifies the Administrative Agent at least two Domestic Business Days before the date of any affected Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, (i) if such affected Borrowing is a Euro-Dollar Borrowing, such Borrowing shall instead be made as a Base Rate Borrowing and (ii) if such affected Borrowing is a Money Market LIBOR Borrowing, the Money Market LIBOR Loans comprising such Borrowing shall bear interest for each day from and including the first day to but excluding the last day of the Interest Period applicable thereto at the Base Rate for such day.

Section 8.02. Illegality. If, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Euro-Dollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency, shall make it unlawful or impossible for any Bank (or its Euro-Dollar Lending Office) to make, maintain or fund its Euro-Dollar Loans to any Borrower and such Bank shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Banks and the Company, whereupon until such Bank notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to make Euro-Dollar Loans to such Borrower, to continue Euro-Dollar Loans to such Borrower for an additional Interest Period or to convert outstanding Loans of such Borrower into Euro-Dollar Loans, shall be suspended. Before giving any notice to the Administrative Agent pursuant to this Section, such Bank shall designate a different Euro-Dollar Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such notice is given, each Euro-Dollar Loan of such Bank then outstanding to such Borrower shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such Euro-Dollar Loan if such Bank may lawfully continue to maintain and fund such Loan to such day or (ii) immediately if such Bank shall determine that it may not lawfully continue to maintain and fund such Loan to such day.

Section 8.03. Increased Cost and Reduced Return. (a) If on or after (x) the date hereof, in the case of any Committed Loan, Swingline Loan or Letter of Credit or any obligation to make Committed Loans, Swingline Loans or participate in Letters of Credit or (y) the date of the related Money Market Quote, in the case of any Money Market Loan, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) or the Swingline Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency, shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Euro-Dollar Loan any such requirement included in an applicable Euro-Dollar Reserve Percentage), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Applicable Lending Office) or the Swingline Bank or shall impose on any Bank (or its Applicable Lending Office) or the Swingline Bank or on the United States market for certificates of deposit or the London interbank market any other condition affecting its Fixed Rate Loans, its Note, its Swingline Loans, its Swingline Note, its obligation to make Fixed Rate Loans or Swingline Loans or its obligation to participate in any Letter of Credit and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of making or maintaining any Fixed Rate Loan, or participating in any Letter of Credit or increase the cost to the Swingline Bank of making or maintaining any Swingline Loan or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) or the Swingline Bank under this Agreement or under its Note or Swingline Note with respect thereto, by an amount deemed by such Bank or the Swingline Bank to be material, then, within 15 days after receiving a request by such Bank or the Swingline Bank for compensation under this subsection, accompanied by a certificate complying with subsection (e) of this Section (with a copy to the Administrative Agent), the relevant Borrower shall, subject to subsection (f) of this Section, pay to such Bank or the Swingline Bank such additional amount or amounts as will compensate such Bank or the Swingline Bank for such increased cost or reduction.

(b) If, on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any LC Agent with any request or directive (whether or not having the force of law) made on or after the date of this Agreement by any such authority, central bank or comparable agency, shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System), special deposit, insurance assessment or similar requirement against any Letter of Credit issued by such LC Agent or shall impose on any LC Agent any other condition affecting its Letters of Credit or its obligation to issue Letters of Credit and the result of any of the foregoing is to increase the cost to such LC Agent of issuing any Letter of Credit or to reduce the amount of any sum received or receivable by such LC Agent under this Agreement with respect thereto, by an amount deemed by such LC Agent to be material, then, within 15 days after demand by such LC Agent (with a copy to the Administrative Agent), the relevant Borrower shall pay to such LC Agent such additional amount or amounts as will compensate such LC Agent for such increased cost or reduction.

(c) If any Bank, the Swingline Bank or any LC Agent shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Bank, the Swingline Bank or such LC Agent, as the case may be (or its Parent), as a consequence of its obligations hereunder to a level below that which such Bank, the Swingline Bank or such LC Agent, as the case may be (or its Parent), could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by it to be material, then from time to time, within 15 days after receiving a request by such Bank, the Swingline Bank or such LC Agent, as the case may be, for compensation under this subsection, accompanied by a certificate complying with subsection (e) of this Section (with a copy to the Administrative Agent), the Company shall, subject to subsection (f) of this Section, pay to such Bank, the Swingline Bank or such LC Agent, as the case may be, such additional amount or amounts as will compensate it (or its Parent) for such reduction.

(d) Each Bank, the Swingline Bank and each LC Agent will promptly notify the Company and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle it to compensation pursuant to this Section and will designate a different Applicable Lending Office or LC Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in its judgment, be otherwise disadvantageous to it. If a Bank, the Swingline Bank or an LC Agent fails to notify the Company of any such event within 180 days after such event occurs, it shall not be entitled to compensation under this Section for any effect of such event arising more than 180 days before it does notify the Company thereof.

(e) Each request by a Bank, the Swingline Bank or an LC Agent for compensation under this Section shall be accompanied by a certificate, signed by one of its authorized employees, setting forth in reasonable detail (i) the basis for claiming such compensation, (ii) the additional amount or amounts to be paid to it hereunder and (iii) the method of calculating such amount or amounts, which certificate shall be conclusive in the absence of manifest error. In determining such amount, such Bank, the Swingline Bank or such LC Agent may use any reasonable averaging and attribution methods.

(f)  Notwithstanding any other provision of this Section, none of the Banks, the Swingline Bank and such LC Agent shall be entitled to compensation under subsection (a), (b) or (c) of this Section if it is not then its general practice to demand compensation in similar circumstances under comparable provisions of other credit agreements.

Section 8.04. Taxes. (a) For purposes of this Section 8.04, the following terms have the following meanings:

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings with respect to any payment by any Borrower pursuant to the Loan Documents, and all liabilities with respect thereto, excluding (i) in the case of each Bank Party, taxes imposed on or measured by its income, and franchise or similar taxes imposed on it, by a jurisdiction under the laws of which it is organized or qualified to do business (but only if the taxes are imposed solely because such Bank Party is qualified to do business in such jurisdiction without regard to any Loan) or in which its principal executive office is located or in which its Applicable Lending Office or LC Office is located and (ii) in the case of each Bank, any United States withholding tax imposed on such payments other than such withholding tax imposed as a result of a change in treaty, law or regulation occurring after a Bank first becomes subject to this Agreement.

“Other Taxes” means any present or future stamp, documentary or mortgage recording taxes and any other excise or property taxes, or similar charges or levies, which arise from any payment made pursuant to the Loan

Documents or from the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents.

(b) Each payment by a Borrower to or for the account of any Bank Party under any Loan Document shall be made without deduction for any Taxes or Other Taxes; provided that, if a Borrower shall be required by law to deduct any Taxes or Other Taxes from any such payment, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 8.04) such Bank Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions, (iii) such Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) such Borrower shall furnish to the Administrative Agent, at its address referred to in Section 9.01, the original or a certified copy of a receipt evidencing payment thereof.

(c) The relevant Borrower agrees to indemnify each Bank Party for the full amount of any Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 8.04) paid by such Bank Party and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, provided that such Borrower shall not indemnify any Bank Party for any penalties or interest on any Taxes or Other Taxes accrued during the period between the 15th day after such Bank Party has received a notice from the jurisdiction asserting such Taxes or Other Taxes and such later day on which such Bank Party has informed such Borrower of the receipt of such notice. This indemnification shall be paid within 15 days after such Bank Party makes demand therefor.

(d) Each Bank Party organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Bank Party listed on the signature pages hereof and on or prior to the date on which it becomes a Bank Party in the case of each other Bank Party, and from time to time thereafter if requested in writing by the Company (but only so long as such Bank Party remains lawfully able to do so), shall provide the Company with Internal Revenue Service Form W-8BEN or W-8ECI, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Bank Party is entitled to benefits under an income tax treaty to which the United States is a party which exempts such Bank Party from United States withholding tax or reduces the rate of withholding tax on payments of interest for the account of such Bank Party or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States.

(e) For any period with respect to which a Bank Party has failed to provide the Company with the appropriate form as required by Section 8.04(d) (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which such form originally was required to be provided), such Bank Party shall not be entitled to indemnification under Section 8.04(b) or (c) with respect to Taxes (including penalties, interest and expenses) imposed by the United States; provided that if a Bank Party, which is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to Taxes because of its failure to deliver a form required hereunder, the Borrowers shall take such steps as such Bank Party shall reasonably request to assist such Bank Party to recover such Taxes.

(f) If any Borrower is required to pay additional amounts to or for the account of any Bank Party pursuant to this Section 8.04, then such Bank Party will change the jurisdiction of its Applicable Lending Office or LC Office if, in the judgment of such Bank Party, such change (i) will eliminate or reduce any such additional payment which may thereafter accrue and (ii) is not otherwise disadvantageous to such Bank Party.

(g) If a Bank Party receives a notice from a taxing authority asserting any Taxes or Other Taxes for which any Borrower is required to indemnify such Bank Party under Section 8.04(c), it shall furnish to such Borrower a copy of such notice no later than 90 days after the receipt thereof. If such Bank Party has failed to furnish a copy of such notice to such Borrower within such 90-day period as required by this Section 8.04(g), such Borrower shall not be required to indemnify such Bank Party for any such Taxes or Other Taxes (including penalties, interest and expenses thereon) arising between the 90th day after such Bank Party has received such notice and the day on which such Bank Party has furnished to such Borrower a copy of such notice.

Section 8.05. Base Rate Loans Substituted for Affected Fixed Rate Loans. If (i) the obligation of any Bank to make or maintain Euro-Dollar Loans to any Borrower has been suspended pursuant to Section 8.02 or (ii) any Bank has demanded compensation under Section 8.03 or Section 8.04 with respect to its Euro-Dollar Loans to any Borrower and, in either case, the Company shall, by at least five Euro-Dollar Business Days’ prior notice to such Bank through the Administrative Agent, have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies the Company that the circumstances giving rise to such suspension or demand for compensation no longer exist, all Loans to such Borrower which would otherwise be made by such Bank as (or continued as or converted into) Euro-Dollar Loans, as the case may be, shall instead be Base Rate Loans (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Banks). If such Bank notifies the Company that the circumstances giving rise to such notice no longer apply, the principal amount of each such Base Rate Loan shall be converted into a Euro-Dollar Loan, as the case may be, on the first day of the next succeeding Interest Period applicable to the related Euro-Dollar Loans of the other Banks.

Section 8.06. Substitution of Bank. If (i) the obligation of any Bank to make Euro-Dollar Loans has been suspended pursuant to Section 8.02 or (ii) any Bank has demanded compensation under Section 8.03 or Section 8.04, the Company shall have the right, with the assistance of the Administrative Agent, to seek a mutually satisfactory substitute bank or banks (which may be one or more of the Banks) to replace such Bank. Any substitution under this Section 8.06 may be accomplished, at the Company’s option, either (i) by the replaced Bank assigning its rights and obligations hereunder to the replacement bank or banks pursuant to Section 9.06(c) at a mutually agreeable price or (ii) by the Company prepaying all outstanding Loans from the replaced Bank and terminating its Commitment on a date specified in a notice delivered to the Administrative Agent and the replaced Bank at least three Euro-Dollar Business Days before the date so specified (and compensating such Bank for any resulting funding losses as provided in Section 2.14) and concurrently the replacement bank or banks assuming a Commitment in an amount equal to the Commitment being terminated and making Loans in the same aggregate amount and having the same maturity date or dates as the Committed Loans being prepaid, all pursuant to documents reasonably satisfactory to the Administrative Agent (and in the case of any document to be signed by the replaced Bank, reasonably satisfactory to such Bank). No such substitution shall relieve the Borrowers of their obligation to compensate and/or indemnify the replaced Bank as required by Sections 8.03 and 8.04 with respect to the period before it is replaced and to pay all accrued interest, accrued fees and other amounts owing to the replaced Bank hereunder.

ARTICLE 9

MISCELLANEOUS

Section 9.01. Notices.

(a) Notices Generally. Except as provided in subsection (b) below, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(i) if to any Borrower, the Administrative Agent, any LC Agent, the Swing Line Bank, or any Joint Lead Arranger, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 9.01; and

(ii) if to any other Bank, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Bank Parties hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Bank Party pursuant to Article 2 if such Bank Party has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMPANY MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE COMPANY MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF

MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE COMPANY MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Bank, any LC Agent or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Company’s or the Administrative Agent’s transmission of Company Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided that in no event shall any Agent Party have any liability to any Borrower, any Bank, any LC Agent or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrowers, the Administrative Agent, the Joint Lead Arrangers, the LC Agent and the Swing Line Bank may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Bank may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Company, the Administrative Agent, the LC Agent and the Swing Line Bank. In addition, each Bank agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Bank. Furthermore, each Public Bank agrees to cause at least one individual at or on behalf of such Public Bank to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Bank or its delegate, in accordance with such Public Bank’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Company Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Company or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent, LC Agent and Banks. The Administrative Agent, the LC Agent and the Banks shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Company even if such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein. The Company shall indemnify the Administrative Agent, the Joint Lead Arrangers, the

LC Agent, each Bank and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Company, except to the extent caused by such Person’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction.

Section 9.02. No Waivers. No failure or delay by any Bank Party in exercising any right, power or privilege under any Loan Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in the Loan Documents shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 9.03. Expenses; Indemnification. (a) The Company shall pay (i) all reasonable out-of-pocket expenses of the Joint Lead Arrangers and their affiliates, including reasonable fees and disbursements of special counsel, in connection with the negotiation and preparation of the Loan Documents, (ii) all reasonable out-of-pocket expenses of the Joint Lead Arrangers, the Administrative Agent and the affiliates of each Joint Lead Arranger, including reasonable fees and disbursements of special counsel and reasonable fees and disbursements of accountants and any other advisors to the Joint Lead Arrangers, the Administrative Agent and the affiliates of each Joint Lead Arranger, in connection with the administration of the Loan Documents, any waiver or consent thereunder or any amendment thereof or any Default or alleged Default thereunder and (iii) if an Event of Default occurs, all out-of-pocket expenses incurred by the Joint Lead Arrangers and each Bank Party including (without duplication) the fees and disbursements of special counsel and the allocated cost of internal counsel and the fees and disbursements of accountants and any other advisors to the Joint Lead Arrangers or any Bank Party, in connection with any collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

(b) The Company agrees to indemnify each Bank Party and the respective Related Parties of the foregoing (each an “Indemnitee”) and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened relating to or arising out of the Loan Documents or any actual or proposed use of proceeds of Loans or Letters of Credit hereunder; provided that no Indemnitee shall have the right to be indemnified hereunder for such Indemnitee’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction.

(c) To the extent that the Company for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any Joint Lead Arranger or any Related Party thereof, each Bank severally agrees to pay to the applicable payee such Bank’s ratable share based on its relative Credit Exposure (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or any Joint Lead Arranger in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or Joint Lead Arranger in connection with such capacity.

(d) To the fullest extent permitted by applicable law, the Borrowers shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.

Section 9.04. Sharing of Set-Offs. (a) Each Bank agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest that has become due with respect to the Loans held by it which is greater than the proportion received by any other Bank in respect of the aggregate amount of principal and interest that has become due with respect to the Loans held by such other Bank, the Bank receiving such proportionately greater payment shall purchase such participations in the Loans held by the other Banks, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Loans held by the Banks shall be shared by the Banks pro rata.

(b) Each Bank further agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of the principal of and interest on the Reimbursement Obligations held by it or for its account which is greater than the proportion received in respect of the aggregate amount of the principal of and interest on the Reimbursement Obligations held by or for the account of any other Bank, the Bank receiving such proportionately greater payment shall purchase such participations in the aggregate amount of the principal of and interest on the Reimbursement Obligations held by or for the account of the other Banks, and such other adjustments shall be made, as may be required so that all such payments of the aggregate amount of the principal of and interest on the Reimbursement Obligations held by or for the account of the Banks shall be shared by them pro rata.

(c) Nothing in this Section shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the relevant Borrower other than its indebtedness hereunder.

(d) Each Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Loan, Swingline Loan or Reimbursement Obligation, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of such Borrower in the amount of such participation.

Section 9.05. Amendments and Waivers. (a) Any provision of this Agreement, the Notes or the Swingline Note may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrowers and the Required Banks (and, if the rights or duties of the Administrative Agent, any LC Agent, the Swingline Bank, or the Joint Lead Arrangers and their affiliates are affected thereby, by the Administrative Agent, such LC Agent, the Swingline Bank, or the Joint Lead Arrangers and their affiliates, as the case may be); provided that no such amendment or waiver shall, unless signed by all the Banks affected thereby, (i) increase or decrease the Commitment of any Bank (except for a ratable decrease in the Commitments of all Banks) or subject any Bank to any additional obligation, (ii) reduce the principal of or rate of interest on any Loan or Swingline Loan or any fees hereunder, (iii) postpone the date fixed for any payment of principal of or interest on any Loan or Swingline Loan or any fees hereunder or for the termination of any Commitment, (iv) reduce the principal of or rate of interest on any Reimbursement Obligation, (v) postpone the date fixed for payment by the Borrower of any Reimbursement Obligation or extend the expiry date of any Letter of Credit to a date later than the LC Termination Date, (vi) unless signed by the Swingline Bank, increase the Swingline Commitment, postpone the date fixed for termination of the Swingline Commitment or otherwise affect any of its rights and obligations, (vii) release the Company from its obligations under Article 10 hereof or (viii) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans, or the number of Banks, which shall be required for the Banks or any of them to take any action under this Section or any other provision of this Agreement (including without limitation subsection (b) of this Section 9.05).

(b) Any provision of the Collateral Documents or the Guarantee Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by each Obligor party thereto and the Administrative Agent with the consent of the Required Banks; provided that no such amendment or waiver shall, unless signed by each Obligor party thereto and the Administrative Agent with the consent of all the Banks, (i) effect or permit a release of all or substantially all of the Collateral, or (ii) release all or substantially all of the Obligors from their obligations under the Guarantee Agreement or permit termination of the Guarantee Agreement, except in each case as expressly permitted by the terms thereof and, in the case of clause (i) of this proviso, Section 5.18(b).

(c) Notwithstanding the foregoing, technical and conforming modifications to the Loan Documents may be made with the written consent of the Company and the Administrative Agent and without the input or consent of any Bank to the extent necessary to integrate any Incremental Facility on substantially the same terms (except as expressly contemplated by Section 2.18) as those applicable to the Loans hereunder (including to include New Banks in any determination of the Required Banks).

Section 9.06. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that no Borrower may assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each Bank, each LC Agent and the Swingline Bank; provided that upon (x) the consummation of any Asset Sale (or any sale or other disposition described in clause (iii) of the definition of Asset Sale) permitted by the terms of this Agreement and consisting of the disposition of all of the capital stock of a Subsidiary Borrower, (y) release of such Subsidiary Borrower from its obligations under any Guarantee of any other Debt of the Company or any of its Subsidiaries (or automatic termination of the obligations of such Subsidiary Borrower under any such Guarantee) and (z) repayment in full of all outstanding Loans made to such Subsidiary Borrower and all Reimbursement Obligations owed by such Subsidiary Borrower and cancellation or termination of all Letters of Credit issued for its account (or the assumption on the terms set forth in this Agreement by the Company or any other Borrower under the Credit Agreement of the reimbursement obligations with respect to such Letters of Credit), such Subsidiary Borrower shall be released from its obligations hereunder (and such release shall not require the consent of any Bank Party).

(b) Any Bank may at any time grant to one or more banks or other institutions (each a “Participant”) participating interests in its Commitment or any or all of its Loans or all or any part of its LC Exposure. If any Bank grants a participating interest to a Participant, whether or not upon notice to any of the Borrowers or the Administrative Agent, such Bank shall remain responsible for the performance of its obligations hereunder, such Bank shall remain the holder of its Loans or LC Exposure, as the case may be, and the Borrowers and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrowers hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in clause (i), (ii), (iii), (iv) or (v) of Section 9.05(a) or clause (i) or (ii) of Section 9.05(b) without the consent of the Participant. Each Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article 8 with respect to its participating interest. An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).

(c) Any Bank may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other institutions (each an “Assignee”) all, or a proportionate part (equivalent to an initial Commitment of not less than $5,000,000) of all, of its rights and obligations under this Agreement and the Notes, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit I hereto executed by such Assignee and such transferor Bank, with (and subject to) the subscribed consents of the Company, the LC Agents, the Swingline Bank and the Administrative Agent (which consents shall not be unreasonably withheld); provided that (i) such Company consents shall not be required if the Assignee is an affiliate of such transferor Bank or was a Bank immediately prior to such assignment or if, at the time of the proposed assignment, an Event of Default has occurred and is continuing; (ii) such assignment may, but need not, include rights of the transferor Bank in respect of outstanding Money Market Loans; and (iii) the $5,000,000 minimum amount specified above for partial assignments of the transferor Bank’s rights and obligations shall not apply if the Assignee was a Bank immediately prior to such assignment. Upon execution and delivery of such instrument and payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with a Commitment as set forth in such instrument of assumption, and the transferor Bank shall be released from its obligations hereunder (and its Commitment shall be reduced) to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Bank, the Administrative Agent and the Borrowers shall make appropriate arrangements so that, if required, new Notes are issued to the Assignee. In connection with any such assignment, the transferor Bank shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $3,500; provided that the Company shall pay such administrative fee if such assignment is required by the Company pursuant to Section 8.06. If the Assignee is not incorporated under the laws of the United States of America or a state thereof, it shall deliver to the Borrower and the Administrative Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 8.04(d).

(d) Any Bank or Swingline Bank may at any time assign all or any portion of its rights under this Agreement and its Notes or Swingline Notes, as the case may be, to a Federal Reserve Bank. No such assignment shall release the transferor Bank or Swingline Bank from its obligations hereunder.

(e) No Assignee, Participant or other transferee of any Bank’s rights shall be entitled to receive any greater payment under Section 8.03 or 8.04 than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Company’s prior written consent or by reason of the provisions of Section 8.02, 8.03 or 8.04 requiring such Bank to designate a different Applicable Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

Section 9.07. No-Reliance on Margin Stock. Each of the Banks represents to the Administrative Agent and each of the other Banks that it in good faith is not relying upon any “margin stock” (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

Section 9.08. Governing Law; Submission to Jurisdiction. (a) Each Letter of Credit and Section 2.16 shall be subject to the UCP and the ISP, with respect to commercial and standby Letters of Credit respectively and, to the extent not inconsistent therewith, the laws of the State of New York.

(b) SUBJECT TO CLAUSE (A) OF THIS SECTION, EACH LOAN DOCUMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(c) Each Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to any Loan Document or the transactions contemplated thereby. Each Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

Section 9.09. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Section 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR TRANSACTIONS CONTEMPLATED THEREBY.

Section 9.11. Judgment Currency. If for the purposes of enforcing the obligations of any Borrower hereunder it is necessary to convert a sum due from such Person in U.S. dollars (“dollars”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent and the Banks could purchase dollars with such currency at or about 11:00 A.M. (New York City time) on the Domestic Business Day preceding that on which final judgment is given. The obligations in respect of any sum due to the Agent and the Banks hereunder shall, notwithstanding any adjudication expressed in a currency other than dollars, be discharged only to the extent that on the Domestic Business Day following receipt by the Agent and the Banks of any sum adjudged to be so due in such other currency the Agent and the Banks may in accordance with normal banking procedures purchase dollars with such other currency; if the amount of dollars so purchased is less than the sum originally due to the Agent and the Banks in dollars, each Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such adjudication, to indemnify the Agent and the Banks against such loss, and if the amount of dollars so purchased exceeds the sum originally due to the Agent and the Banks, it shall remit such excess to such Borrower.

Section 9.12. USA PATRIOT Act Notice. Each Bank that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Bank) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Bank or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

Section 9.13. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees and acknowledges its Affiliates understanding that: (a) (i) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Joint Lead Arrangers are arm’s-length commercial transactions between the Borrowers and their respective Affiliates on the one hand, and the Administrative Agent and the

Joint Lead Arrangers, on the other hand, (ii) each Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) each Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) the Administrative Agent and each of the Joint Lead Arrangers is and have been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Borrower or any of their respective Affiliates and (ii) neither the Administrative Agent nor any Joint Lead Arranger has any obligation to any Borrower or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent and the Joint Lead Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their respective Affiliates, and neither the Administrative Agent nor any Joint Lead Arranger has any obligation to disclose any of such interests to the Borrowers or their respective Affiliates. To the fullest extent permitted by law, each Borrower hereby waives and releases any claims that it may have against the Administrative Agent and the Joint Lead Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

ARTICLE 10

GUARANTY

Section 10.01. The Guaranty. The Company hereby unconditionally guarantees the full and punctual payment when due (whether at stated maturity, upon acceleration or otherwise) of the principal of and interest on each Loan made to any Subsidiary Borrower pursuant to this Agreement, and the full and punctual payment of all other amounts payable by any Subsidiary Borrower under the Loan Documents to which it is a party. Upon failure by any Subsidiary Borrower to pay punctually any such amount when due, the Company shall forthwith on demand pay the amount not so paid at the place and in the manner specified in this Agreement. The Company further agrees that its guaranty hereunder constitutes a guaranty of payment when due and not to collection, and waives any right to require that any resort be had by the Administrative Agent or any other Bank Party to any of the security held for payment of the Secured Obligations (as defined in the Collateral Documents) or to any balance of any deposit account or credit on the books of the Administrative Agent or any other Bank Party in favor of the Company or any other person.

Section 10.02. Guaranty Unconditional. The obligations of the Company under this Article 10 shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(a) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of any Subsidiary Borrower under the Loan Documents to which it is a party, by operation of law or otherwise;

(b) any modification or amendment of or supplement to any Loan Document;

(c) any release, impairment, non-perfection or invalidity of any direct or indirect security for any obligation of any Subsidiary Borrower under any Loan Document to which it is a party;

(d) any change in the corporate existence, structure or ownership of any Subsidiary Borrower, or any bankruptcy, insolvency, reorganization or other similar proceeding affecting any Subsidiary Borrower or its assets or any resulting release or discharge of any obligation of any Subsidiary Borrower contained in any Loan Document to which it is a party;

(e) the existence of any claim, set-off or other rights which the Company may have at any time against any Subsidiary Borrower, the Administrative Agent, any Bank or any other Person, whether in connection with the Loan Documents or any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(f) any invalidity or unenforceability relating to or against any Subsidiary Borrower for any reason of any Loan Document to which it is a party, or any provision of applicable law or regulation purporting to prohibit the payment by any Subsidiary Borrower of the principal of or interest on any of its Notes or any other amount payable by it under any Loan Document to which it is a party; or

(g) any other act or omission to act or delay of any kind by any Subsidiary Borrower, the Administrative Agent, any Bank or any other Person or any other circumstance whatsoever which might, but for the provisions of this Section, constitute a legal or equitable discharge of the Company’s obligations hereunder.

Section 10.03. Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances. The Company’s obligations under this Article 10 shall remain in full force and effect until the Commitments shall have terminated, all Letters of Credit shall have terminated or been canceled (unless such Letters of Credit have been fully cash collateralized pursuant to arrangements satisfactory to the applicable LC Agent, or back-stopped by a separate letter of credit, in form and substance and issued by an issuer satisfactory to the applicable LC Agent) and the principal of and interest on the Loans and the Swingline Loans made to each Subsidiary Borrower, the Reimbursement Obligations of each Subsidiary Borrower and all other amounts payable by each Subsidiary Borrower under the Loan Documents shall have been paid in full. If at any time any payment of the principal of or interest on any Loan or Swingline Loan made to any Subsidiary Borrower or any Reimbursement Obligation of such Subsidiary Borrower or other amount payable by such Subsidiary Borrower under the Loan Documents is rescinded or must be otherwise restored or returned upon the bankruptcy, insolvency or reorganization of such Subsidiary Borrower or otherwise, the Company’s obligations hereunder with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time.

Section 10.04. Waiver by the Company. The Company irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Subsidiary Borrower or any other Person.

Section 10.05. Subrogation. Upon making full payment with respect to any obligation of any Subsidiary Borrower under this Article 10, the Company shall be subrogated to the rights of the payee against such Subsidiary Borrower with respect to such obligation; provided that the Company shall not enforce any payment by way of subrogation against such Subsidiary Borrower so long as (i) any Bank has any Commitment hereunder, (ii) any Letter of Credit is outstanding or (iii) any amount payable by any Subsidiary Borrower hereunder remains unpaid.

Section 10.06. Stay of Acceleration. If acceleration of the time for payment of any amount payable by any Subsidiary Borrower under the Loan Documents is stayed upon any bankruptcy, insolvency or reorganization of such Subsidiary Borrower or otherwise, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable by the Company hereunder forthwith on demand by the Administrative Agent made at the request of the Required Banks.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

Borrower:

FOOT LOCKER, INC.
By:	/s/ John A. Maurer

Name: John A. Maurer
Title: Vice President and Treasurer

Subsidiary Borrowers:

FOOTLOCKER.COM, INC.
FOOT LOCKER RETAIL, INC.
TEAM EDITION APPAREL, INC.
FOOT LOCKER STORES, INC.
FOOT LOCKER SPECIALTY, INC.
FOOT LOCKER AUSTRALIA, INC.
By:	/s/ John A. Maurer

Name: John A. Maurer
Title: Vice President and Treasurer

FOOT LOCKER EUROPE B.V.
By:	/s/ John A. Maurer

Name: John A. Maurer
Title: Attorney in Fact

Continuing Banks
BANK OF AMERICA, N.A., as
Administrative Agent, Swingline
Bank, and Bank
	By:	/s/ Thomas Kane

Name: Thomas Kane
Title: Senior Vice President

THE BANK OF NEW YORK, as LC
Agent and Bank
By:	/s/ William M. Feathers

Name: William M. Feathers
Title: Vice President

THE BANK OF NOVA SCOTIA NEW
YORK AGENCY, as Bank
By:	/s/ Todd Meller

Name: Todd Meller
Title: Managing Director

HSBC BANK USA, N.A, as Bank
By:	/s/ Richard van der Meer

Name: Richard van der Meer
Title: Vice President

JPMORGAN CHASE BANK, N.A., as
Joint Bookrunner and Syndication
Agent
By:	/s/ Jules Panno

Name: Jules Panno
Title: Vice President

WELLS FARGO BANK, N.A., as
Documentation Agent
By:	/s/ Donald Schwartz

Name: Don Schwartz
Title: Senior Vice President

US BANK, NATIONAL ASSOCIATION, as Bank
By:	/s/ Kenneth R. Fiefer

Name: Kenneth R. Fiefer
Title: Assistant Vice President

ING BANK N.V., as Bank
By:	/s/ M.H. Elfrink-Rijntjes

Name: M.H. Elfrink-Rijntjes
Title: Vice President

/s/ Jan-Evert Post

Jan-Evert Post Managing Director

Departing Banks

Each of the undersigned Departing Banks acknowledges and agrees to the provisions of Section 3.02(a).

WACHOVIA BANK, as Departing Bank
By:	/s/ Susan T. Gallagher

Name: Susan T. Gallagher
Title: Director

BANCO POPULAR PUERTO RICO, as Departing Bank
By:	/s/ Hector J. Gonzalez

Name: Hector J. Gonzalez
Title: Vice President

Subsidiary Guarantors

Acknowledged and consented to by:

EASTBAY, INC.
FOOT LOCKER.COM, INC.
FOOT LOCKER AUSTRALIA, INC.
FOOT LOCKER STORES, INC.
ROBBY’S SPORTING GOODS, INC.
TEAM EDITION APPAREL, INC.
FOOT LOCKER CORPORATE SERVICES, INC.
FOOT LOCKER HOLDINGS, INC.
FOOT LOCKER RETAIL, INC.
FOOT LOCKER SOURCING, INC.
FOOT LOCKER SPECIALTY, INC.
FOOT LOCKER NEW ZEALAND, INC.
FL EUROPE HOLDINGS, INC.
FL SPECIALTY OPERATIONS LLC
FL RETAIL OPERATIONS LLC
FL CANADA HOLDINGS, INC.
FOOT LOCKER ASIA, INC.
FL CORPORATE NY, LLC
FL RETAIL NY, LLC
FL SPECIALTY NY, LLC

By:	/s/ John A. Maurer

Name: John A. Maurer
Title: Vice President and Treasurer

COMMITMENT SCHEDULE

Bank	Commitment

JPMorgan Chase Bank, N.A.	$37,000,000
Bank of America, N.A.	$37,000,000
Wells Fargo Bank, National Association	$30,000,000
U.S. Bank, National Association	$20,000,000
The Bank of Nova Scotia New York Agency	$16,000,000
HSBC Bank USA, N.A.	$15,000,000
The Bank of New York Mellon	$10,000,000
ING Bank N.V.	$10,000,000
Wachovia Bank, National Association	$0
Banco Popular Puerto Rico	$0
Total	$175,000,000

PRICING SCHEDULE

The “Euro-Dollar Margin”, “LC Fee Rate” and “Facility Fee Rate” for any day are the respective percentages per annum set forth in the table below in the applicable row under the column corresponding to the Pricing Level that applies on such day:

Pricing Level	Level I	Level II	Level III	Level IV	Level V

Committed Loan Euro-Dollar Margin and LC Fee Rate	1.30%	1.50%	1.70%	1.85%	2.00%
Facility Fee Rate	0.20%	0.25%	0.30%	0.40%	0.50%

“Base Rate Margin” means, on any day, (i) the Euro-Dollar Margin for such day minus (ii) 1.00%

For purposes of this Schedule, the following terms have the following meanings:

“Fixed Charge Coverage Ratio” means, as of any day, the ratio, at the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered in accordance with the Agreement, of (i) the sum of EBIT plus 1/3 of Annual Rent Expense, in each case for the four consecutive Fiscal Quarters then ended, to (ii) the sum of Interest Expense plus 1/3 of Annual Rent Expense, in each case for the same four consecutive Fiscal Quarters; provided that during any period when financial statements have not been delivered in accordance with the Agreement, the Fixed Charge Coverage Ratio shall be deemed to be less than 1.50:1.

“Level I Pricing” applies on any day on which the Fixed Charge Coverage Ratio is greater than or equal to 3.00:1.

“Level II Pricing” applies on any day on which the Fixed Charge Coverage Ratio is greater than or equal to 2.50:1 and Level I Pricing does not apply.

“Level III Pricing” applies on any day on which the Fixed Charge Coverage Ratio is greater than or equal to 2.00:1 and neither Level I Pricing nor Level II Pricing applies.

“Level IV Pricing” applies on any day on which the Fixed Charge Coverage Ratio is greater than or equal to 1.50:1 and none of Level I Pricing, Level II Pricing or Level III Pricing applies.

“Level V Pricing” applies on any day on which no other Pricing Level applies.

“Pricing Level” refers to the determination of which of Level I Pricing, Level II Pricing, Level III Pricing, Level IV Pricing or Level V Pricing applies on any day.

EXHIBIT A

NOTE

New York, New York

May__ , 2008

For value received, FOOT LOCKER, INC., a New York corporation (the “Borrower”), promises to pay to the order of _____________ (the “Bank”), for the account of its Applicable Lending Office, the unpaid principal amount of each Committed Loan made by the Bank to the Borrower pursuant to the Credit Agreement referred to below on the maturity date thereof provided for in the Credit Agreement. The Borrower promises to pay interest on the unpaid principal amount of each such Committed Loan on the dates and at the rate or rates provided for in the Credit Agreement. All such payments of principal and interest shall be made in lawful money of the United States in Federal or other immediately available funds at the office of Bank of America, N.A., Building B, 2001 Clayton Road, Mail Code: CA4-702-02-25, Concord, California 94520-2405.

All Committed Loans made by the Bank, the respective types thereof and all repayments of the principal thereof shall be recorded by the Bank and, if the Bank so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such Committed Loan then outstanding may be endorsed by the Bank on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that neither the failure of the Bank to make any such recordation or endorsement, nor any error therein, shall affect the obligations of the Borrower hereunder or of the Borrower or any other Obligor under any Loan Document.

This note is one of the Notes referred to in the Sixth Amended and Restated Credit Agreement dated as of May 16, 2008, among the Borrower, its Subsidiaries party thereto, the Banks party thereto, Bank of America, N.A., as Administrative Agent and Swingline Bank, The Bank of New York as LC Agent, Banc of America Securities LLC and J.P. Morgan Securities Inc., as Joint Lead Arrangers and Joint Book Runners, the Syndication Agent party thereto, and the Documentation Agent party thereto (as the same may be amended from time to time, the “Credit Agreement”). Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment hereof, the acceleration of the maturity hereof and the basis upon which this Note is guaranteed and secured.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

FOOT LOCKER, INC.
By:
Name:
Title:

Note (cont’d)

COMMITTED LOANS

AND PAYMENTS OF PRINCIPAL

Date	Amount of Committed Loan	Amount of Principal Repaid	Notation Made by

EXHIBIT B

SWINGLINE NOTE

New York, New York

May __, 2008

For value received, FOOT LOCKER, INC., a New York corporation (the “Borrower”), promises to pay to the order of BANK OF AMERICA, N.A. (the “Swingline Bank”) the unpaid principal amount of each Swingline Loan made by the Swingline Bank to the Borrower pursuant to the Credit Agreement referred to below on the maturity date provided for in the Credit Agreement. The Borrower promises to pay interest on the unpaid principal amount of each such Swingline Loan on the dates and at the rate or rates provided for in the Credit Agreement. All such payments of principal and interest shall be made in lawful money of the United States in Federal or other immediately available funds at the office of Bank of America, N.A., Building B, 2001 Clayton Road, Mail Code: CA4-702-02-25, Concord, California 94520-2405.

All Swingline Loans made by the Swingline Bank and all repayments of the principal thereof shall be recorded by the Swingline Bank and, if the Swingline Bank so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such Swingline Loan then outstanding may be endorsed by the Swingline Bank on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that neither the failure of the Swingline Bank to make any such recordation or endorsement, nor any error therein, shall affect the obligations of the Borrower hereunder or of the Borrower or any other Obligor under any Loan Document.

This note is the Swingline Note referred to in the Sixth Amended and Restated Credit Agreement dated as of May 16, 2008 among the Borrower, its Subsidiaries party thereto, the Banks party thereto, Bank of America, N.A. as Administrative Agent and Swingline Bank, The Bank of New York as LC Agent, Banc of America Securities LLC and J.P. Morgan Securities Inc. as Joint Lead Arrangers and Joint Book Runners, the Syndication Agent party thereto, and the Documentation Agent party thereto (as the same may be amended from time to time, the “Credit Agreement”). Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment hereof, the acceleration of the maturity hereof and the basis upon which this Note is guaranteed and secured.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

FOOT LOCKER, INC.
By:
Name:
Title:

Swingline Note (cont’d)

SWINGLINE LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Swingline Loan	Amount of Principal Repaid	Notation Made by

EXHIBIT C

FORM OF MONEY MARKET QUOTE REQUEST

[Date]

To:	Bank of America, N.A., as Administrative Agent

Building B

2001 Clayton Road

Mail Code: CA4-702-02-25

Concord, California 94520-2405

Attention: Remedios A. David

From:	Foot Locker, Inc.
Re:

Sixth Amended and Restated Credit Agreement dated as of May 16, 2008 among Foot Locker, Inc., its Subsidiaries party thereto, the Banks party thereto, Bank of America, N.A., as Administrative Agent and Swingline Bank, The Bank of New York as LC Agent, Banc of America Securities LLC and J.P. Morgan Securities Inc. as Joint Lead Arrangers and Joint Book Runners, the Syndication Agent party thereto, and the Documentation Agent party thereto (as the same may be amended from time to time, the “Credit Agreement”).

We hereby give notice pursuant to Section 2.03 of the Credit Agreement that we request Money Market Quotes for the following proposed Money Market Borrowing(s):

Date of Borrowing: __________________

Principal Amount[1]	Interest Period[2]

$

_________________________

  1Amount must be $15,000,000 or a larger multiple of $1,000,000.

  2Not less than one month (LIBOR Auction) or not less than 14 days (Absolute Rate Auction), subject to the provisions of the definition of Interest Period.

Such Money Market Quotes should offer a Money Market [Margin] [Absolute Rate]. [The applicable base rate is the London Interbank Offered Rate.]

Terms used herein have the meanings assigned to them in the Credit Agreement.

FOOT LOCKER, INC.
By:
Name
Title:

EXHIBIT D

FORM OF INVITATION FOR MONEY MARKET QUOTES

To:	[Name of Bank]

Re:	Invitation for Money Market Quotes to Foot Locker, Inc. (the “Borrower”)

Pursuant to Section 2.03 of the Sixth Amended and Restated Credit Agreement dated as May 16, 2008 among Foot Locker, Inc. (the “Borrower”), its Subsidiaries party thereto, the Banks party thereto, Bank of America N.A. as Administrative Agent (in such capacity, the “Administrative Agent”) and Swingline Bank, The Bank of New York as LC Agent, Banc of America Securities LLC and J.P. Morgan Securities Inc., as Joint Lead Arrangers and Joint Book Runners, the Syndication Agent party thereto, and the Documentation Agent party thereto (as the same may be amended from time to time, the “Credit Agreement”), we are pleased on behalf of the Borrower to invite you to submit Money Market Quotes to the Borrower for the following proposed Money Market Borrowing(s):

Date of Borrowing: __________________

Principal Amount	Interest Period

$

Such Money Market Quotes should offer a Money Market [Margin] [Absolute Rate]. [The applicable base rate is the London Interbank Offered Rate.]

Please respond to this invitation by no later than [2:00 P.M.] [9:30 A.M.] (New York City time) on [date].

Terms used herein have the meanings assigned to them in the Credit Agreement.

BANK OF AMERICA, N.A., as Administrative Agent
By:
Authorized Officer

EXHIBIT E

FORM OF MONEY MARKET QUOTE

To:	Bank of America, N.A.,
as Administrative Agent

Re:	Money Market Quote to Foot Locker, Inc. (the “Borrower”)

In response to your invitation on behalf of the Borrower dated _____________, ______, we hereby make the following Money Market Quote on the following terms:

1.	Quoting Bank: ________________________________

2.	Person to contact at Quoting Bank:
_____________________________

3.	Date of Borrowing: ____________________*

4.	We hereby offer to make Money Market Loan(s) in the following principal amounts, for the following Interest Periods and at the following rates:
Principal	Interest	Money Market
Amount**	Period***	[Margin****] [Absolute Rate*****]

$

[Provided, that the aggregate principal amount of Money Market Loans for which the above offers may be accepted shall not exceed$____________.]**

__________

* As specified in the related Invitation.

** Principal amount bid for each Interest Period may not exceed principal amount requested. Specify aggregate limitation if the sum of the individual offers exceeds the amount the Bank is willing to lend. Bids must be made for $5,000,000 or a larger multiple of $1,000,000.

(notes continued on following page)

We understand and agree that the offer(s) set forth above, subject to the satisfaction of the applicable conditions set forth in the Sixth Amended and

Restated Credit Agreement dated as of May 16, 2008 among the Borrower, its Subsidiaries party thereto, the Banks party thereto, Bank of America, N.A. as Administrative Agent (in such capacity, the “Administrative Agent”) and Swingline Bank, The Bank of New York as LC Agent, Banc of America Securities LLC and J.P. Morgan Securities Inc. as Joint Lead Arrangers and Joint Book Runners, the Syndication Agent party thereto, and the Documentation Agent party thereto (as the same may be amended from time to time, the “Credit Agreement”), irrevocably obligates us to make the Money Market Loan(s) for which any offer(s) are accepted, in whole or in part.

Terms used herein have the meanings assigned to them in the Credit Agreement.

Very truly yours,

[NAME OF BANK]

Dated:_______________	By:__________________________
Authorized Officer

__________

*** Not less than one month or not less than 14 days, as specified in the related Invitation. No more than five bids are permitted for each Interest Period.

**** Margin over or under the London Interbank Offered Rate determined for the applicable Interest Period. Specify percentage (to the nearest 1/10,000 of 1%) and specify whether “PLUS” or “MINUS”.

***** Specify rate of interest per annum (to the nearest 1/10,000th of 1%).

EXHIBIT I

ASSIGNMENT AND ASSUMPTION.

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees] hereunder are several and not joint.] Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Bank][their respective capacities as Banks] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swingline Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Bank)][the respective Assignors (in their respective capacities as Banks)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]: ______________________________

_________________________

1.	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

2.	Select as appropriate.

3.	Include bracketed language if there are either multiple Assignors or multiple Assignees.

______________________________
2.	Assignee[s]:	______________________________
_____________________________
[for each Assignee, indicate Affiliate of [identify Bank]]
3.	Company: Foot Locker, Inc.
4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement
5.	Credit Agreement: The Sixth Amended and Restated Credit Agreement dated as of May 16, 2008 among Foot Locker, Inc., its Subsidiaries party thereto, the Banks party thereto, Bank of America, N.A. as Administrative Agent and Swingline Bank, The Bank of New York as LC Agent, Banc of America Securities LLC and J.P. Morgan Securities Inc. as Joint Lead Arrangers and Joint Book Runners, the Syndication Agent thereto, and the Documentation Agent thereto (as the same may be amended from time to time).
6.	Assigned Interest:

Assignor[s]4]	Assignee[s][5]	Aggregate Amount of Commitment/Loans for all Banks[6]	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans[7]	CUSIP Number

		$________________	$_________	____________%
		$________________	$_________	____________%
		$________________	$_________	____________%

[7.	Trade Date: __________________][8]

Effective Date: __________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

_________________________

4	List each Assignor, as appropriate.
5	List each Assignee, as appropriate.
6 Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
7	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Banks thereunder.
8	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

	By:	__________________________________
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

	By:	__________________________________
Title:

[Consented to and][9] Accepted:

BANK OF AMERICA, N.A., as Administrative Agent
By: _______________________________
Title:

[Consented to:][10]

FOOT LOCKER, INC.

By: _______________________________
Title:

_________________________

             9To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement
           10To be added only if the consent of the Company and/or other parties (e.g. Swingline Bank, LC Agent) is required by the terms of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

FOOT LOCKER CREDIT FACILITY

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

   1.        Representations and Warranties.

1.1.        Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.        Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Bank under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 9.06 of the Credit Agreement (subject to such consents, if any, as may be required under Section 9.06 of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Bank thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Bank thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Bank and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Bank organized under the laws of a jurisdiction outside the United States, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Bank.

2.            Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.            General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT J

NOTICE OF COMMITTED BORROWING1

To Bank of America, N.A.,

as Administrative Agent under

the Credit Agreement referred to below

Building B

2001 Clayton Road

Mail Code: CA4-702-02-25

Concord, California 94520-2405

Telecopier: 888-271-4730

Attention: Remedios A. David

Attention:_______________

This notice shall constitute a “Notice of Committed Borrowing” pursuant to Section 2.02 of the Sixth Amended and Restated Credit Agreement dated as of May 16, 2008 among Foot Locker, Inc., the Subsidiaries party thereto, the Banks party thereto, Bank of America, N.A. as Administrative Agent (the “Administrative Agent”) and Swingline Bank, The Bank of New York as LC Agent, Banc of America Securities LLC and J.P. Morgan Securities Inc., as Joint Lead Arrangers and Joint Book Runners, the Syndication Agent party thereto and the Co-Documentation Agent party thereto (as further amended from time to time, the “Credit Agreement”). Capitalized terms not otherwise defined herein have the meanings ascribed to them in the Credit Agreement.

1.	The date of Borrowing will be _____ __, ____.[2]
2.	The Borrowing will be a Committed Borrowing.
2.	The aggregate principal amount of the Committed Borrowing will be $____________.[3]

_________________________

1  To be delivered not later than 11:00 A.M. (New York City time) on (x) the date of each Base Rate Borrowing and (y) the third Euro-Dollar Business Day before each Euro-Dollar Borrowing.

2  The date of Borrowing shall be a Domestic Business Day in the case of a Domestic Borrowing or a Euro-Dollar Business Day in case of a Euro-Dollar Borrowing.

3  Each Base Rate Borrowing shall be in an aggregate principal amount of $2,500,000 or any larger multiple of $1,000,000, and each Euro-Dollar Borrowing shall be in an aggregate principal amount of $5,000,000 or any larger multiple of $1,000,000. Any such Borrowing shall be and further subject to the provisions of Section 2.01 of the Credit Agreement.

3  The initial interest rate for the Loans comprising the Committed Borrowing will be at [a Base Rate] [a Euro-Dollar Rate].

4.  The initial Interest Period for the Loans comprising the Committed Borrowing will be _____.]4

FOOT LOCKER, INC.
By:
Title:

Date:

_________________________

4  This paragraph applies only if the Borrowing is a Euro-Dollar Borrowing and is subject to the provisions of the definition of Interest Period.

Execution Version

AMENDED AND RESTATED SECURITY AGREEMENT

AGREEMENT dated as of May 16, 2008 among Foot Locker, Inc. a New York corporation (with its successors, the “Company”), each of the Subsidiaries of the Company listed on the signature pages hereof and each other Subsidiary of the Company that may from time to time become a party hereto in accordance with Section 20 (each, with its successors, a “Subsidiary Guarantor”) and Bank of America, N.A., as Administrative Agent (with its successors, the “Administrative Agent”), amending and restating the Amended and Restated Security Agreement dated as of May 19, 2004 (as in effect immediately prior to the effectiveness of this Amended and Restated Security Agreement, the “Existing Security Agreement”) among the Company, The Bank of New York as administrative agent thereunder and the Subsidiary Guarantors party thereto.

W I T N E S S E T H :

WHEREAS, pursuant to the Existing Credit Agreement (as defined in the Credit Agreement referred to below), the Company and certain Subsidiaries of the Company were required to enter into the Existing Security Agreement; and

WHEREAS, it is a condition of the effectiveness of the Sixth Amended and Restated Credit Agreement dated as of May 16, 2008 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Subsidiaries of the Company party thereto, the banks from time to time party thereto (the “Banks”), Bank of America, N.A., as Administrative Agent and Swingline Bank, The Bank of New York as LC Agent and the other agents party thereto, that the Company and the Subsidiary Guarantors amend and restate the Existing Security Agreement by executing and delivering this Amended and Restated Security Agreement; and

WHEREAS, the Subsidiary Guarantors and the Administrative Agent are parties to an Amended and Restated Guarantee Agreement dated as of May 16, 2008 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Guarantee Agreement”); and

WHEREAS, in consideration of the financial and other support that the Company has provided, and such financial and other support as the Company may in the future provide, to the Subsidiary Guarantors, the Subsidiary Guarantors are willing to enter into this Amended and Restated Security Agreement;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend and restate the Existing Security Agreement as follows:

Section 1. Definitions. Terms defined in the Credit Agreement and not otherwise defined herein have, as used herein, the respective meanings provided for therein. The following additional terms, as used herein, have the following respective meanings:

“Collateral” has the meaning specified in Section 3.

“Designated Foreign Jurisdiction” means, (i) with respect to any Obligor that is a party to this Agreement on and as of the date hereof Australia, Austria, Belgium, Canada, Denmark, France, Germany, Italy, the Netherlands, New Zealand, Portugal, Spain, Sweden and the United Kingdom and (ii) with respect to any other Obligor (if any) any jurisdiction outside the United States where such Obligor operates a store, or licenses the use of a Trademark constituting the name of a store to another entity for the operation of such store, on and as of the date on which such Obligor becomes a party to this Agreement.

“Foreign Patents” means, with respect to each Obligor, (i) any letters patent of a Designated Foreign Jurisdiction held by such Obligor, all registrations and recordings thereof, and all applications by such Obligor for letters patent of a Designated Foreign Jurisdiction, including registrations, recordings and applications in the Foreign PTO of such Designated Foreign Jurisdiction or any political subdivision thereof and (ii) all reissues, continuations, continuations-in-part or extensions thereof.

“Foreign PTO” means the patent and trademark office or other office or agency of a Designated Foreign Jurisdiction with which a filing must be made, or to which notice must be given, or other action taken, in order to perfect a Lien on patents or trademarks or other intellectual property under the laws of such Designated Foreign Jurisdiction.

“Foreign Specified Trademarks” means, with respect to each Obligor, any trademark held by such Obligor in any Designated Foreign Jurisdiction constituting the name of a store used by such Obligor or its licensee for the operation of a store in such Designated Foreign Jurisdiction, as listed on Schedule 2B under such Obligor’s name (as such Schedule 2B may be amended from time to time in accordance with Section 4(c)).

“General Intangibles” means, with respect to each Obligor, all “general intangibles” (as defined in the UCC) now owned or hereafter acquired by such Obligor and consisting of (i) copyrights, copyright licenses, Patents, Patent Licenses, Trademarks, Trademark Licenses and (ii) rights in other intellectual property, goodwill, trade names, service marks, trade secrets, and any rights of such Obligor under any contract or agreement in each case with respect to any of the foregoing specified in clause (i).

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement or other interest or currency exchange rate hedging arrangement.

“Hedging Obligations” means, with respect to each Obligor, all obligations of such Obligor under any Hedging Agreement between such Obligor and any Person that was a Bank Party (or any affiliate of any Bank Party) on the trade date for such obligation.

“LC Collateral Account” has the meaning specified in Section 5(a).

“Liquid Investments” has the meaning specified in Section 5(c).

“Obligor” means the Company or any Subsidiary Guarantor, and “Obligors” means all of them.

“Patents” means, with respect to each Obligor, collectively, the U.S. Patents and the Foreign Patents, in each case of such Obligor.

“Patent License” means, with respect to each Obligor, any written agreement now or hereafter in existence granting to a third party any right to practice any invention on which a Patent (including without limitation a Patent of any other Obligor) is in existence.

“Patent Security Agreement” means a Patent Security Agreement executed and delivered by an Obligor in favor of the Administrative Agent, for the benefit of the Secured Parties, substantially in the form of Exhibit B to this Agreement, or in the form required for registration in a Designated Foreign Jurisdiction, as applicable, in each case as amended from time to time.

“Perfection Certificate” means, with respect to each Obligor, a certificate substantially in the form of Exhibit A hereto, completed and supplemented with the schedules and attachments contemplated thereby to the satisfaction of the Administrative Agent, and duly executed by a Responsible Officer of such Obligor.

“Proceeds” means, with respect to each Obligor, all proceeds of, and all other profits, products, rents or receipts, in whatever form, arising from the collection, sale, lease, exchange, assignment, licensing or other disposition of, or other realization upon, Collateral pledged by such Obligor, including without limitation all claims of such Obligor against third parties for loss of, damage to or destruction of, or any past, present or future dilution, infringement or unauthorized use of, unfair competition with, or violation of intellectual property rights in connection with or injury to, any such Collateral or for injury to the goodwill associated with any of the foregoing, in each case whether now existing or hereafter arising.

“PTO” means, collectively, the USPTO and each Foreign PTO.

“Secured Obligations” means, with respect to each Obligor, (i) all principal of and interest and premium (if any) on any Loan or Swingline Loan payable by such Obligor under, or any Note or Swingline Note issued by such Obligor pursuant to, the Credit Agreement (including, without limitation, any interest which accrues after, or would accrue but for the commencement of any case, proceeding or other action relating to, the bankruptcy, insolvency or reorganization of such Obligor, whether or not allowed or allowable as a claim in any such proceeding), (ii) all Reimbursement Obligations of such Obligor with respect to any Letter of Credit issued pursuant to the Credit Agreement and all interest payable by such Obligor thereon (including, without limitation, any interest which accrues after, or would accrue but for the commencement of any case, proceeding or other action relating to, the bankruptcy, insolvency or reorganization of such Obligor, whether or not allowed or allowable as a claim in any such proceeding), (iii) if such Obligor is a Subsidiary Guarantor, all amounts payable by such Obligor under the Guarantee Agreement, (iv) all other amounts payable by such Obligor under the Loan Documents, (v) all Hedging Obligations of such Obligor, and (vi) any amendments, restatements, renewals, extensions or modifications of any of the foregoing; provided that the Secured Obligations of each Subsidiary Guarantor described in clause (iii) above and any amendment, restatement, renewal, extension or modification thereof described in clause (vi) above (collectively, with respect to each Subsidiary Guarantor, such Subsidiary Guarantor’s “Subsidiary Guaranteed Obligations”), shall be subordinate and junior in rank with respect to payment to the other Secured Obligations of such Subsidiary Guarantor for purposes of this Security Agreement.

“Secured Parties” means the Banks, the LC Agents, the Swingline Bank, the Administrative Agent, the Joint Lead Arrangers and any Person to whom a Hedging Obligation is owed.

“Security Interests” means the security interests in the Collateral granted hereunder securing the Secured Obligations.

“Specified Trademarks” means, with respect to each Obligor, collectively, the U.S. Specified Trademarks and the Foreign Specified Trademarks, in each case of such Obligor.

“Specified Trademark License” means, with respect to each Obligor, any Trademark License granted by such Obligor with respect to any Specified Trademark held by such Obligor.

“Trademarks” means, with respect to each Obligor, (i) all trademarks, trade names, corporate names, company names, business names, logos, other source or business identifiers, designs and general intangibles of like nature held by such Obligor in the United States, and all applications in connection therewith, including registrations, recordings and applications in the PTO or in any similar office or agency of the United States, or any State thereof, including those described in the Perfection Certificate of such Obligor, (ii) all extensions or renewals thereof and (iii) the goodwill of the business symbolized by any of the foregoing, and (iv) to the extent not included in clauses (i) through (iii), the Specified Trademarks held by such Obligor.

“Trademark License” means, with respect to each Obligor, any written agreement now or hereafter in existence granting to an unrelated third-party any right to use a Trademark (including without limitation a Trademark of any other Obligor).

“Trademark Security Agreement” means a Trademark Security Agreement executed and delivered by an Obligor in favor of the Administrative Agent, for the benefit of the Secured Parties, substantially in the form of Exhibit C to this Agreement, or in the form required for registration in a Designated Foreign Jurisdiction, as required, as the same may be amended from time to time.

“UCC” means the Uniform Commercial Code as in effect on the date hereof in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the Security Interest in any Collateral (including without limitation any Patent or Specified Trademark) is governed by the Uniform Commercial Code as in effect in a jurisdiction in the United States other than New York, or by the laws, rules or regulations as in effect in a Designated Foreign Jurisdiction, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction in the United States or such other laws, rules or regulations in effect in such Designated Foreign Jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

“USPTO” means the United States Patent and Trademark Office.

“U.S. Patents” means, with respect to each Obligor, (i) all letters patent of the United States, all registrations and recordings thereof, and all applications by such Obligor for letters patent of the United States, including registrations, recordings and applications in the PTO or in any similar office or agency of the United States or any political subdivision thereof, including those described in the Perfection Certificate of such Obligor, and (ii) all reissues, continuations, continuations-in-part or extensions thereof.

“U.S. Specified Trademarks” means, with respect to each Obligor, any registered trademark or pending trademark application held by such Obligor in the United States which is material to the business of such Obligor.

Section 2. Representations and Warranties. Each Obligor represents and warrants as follows:

(a)   Such Obligor has good and marketable title to all of the Collateral, free and clear of any Liens other than Liens created under the Collateral Documents or permitted under Section 5.06 of the Credit Agreement.

(b)   Such Obligor has not performed any acts which could reasonably be expected to prevent the Administrative Agent from enforcing any of the terms of this Agreement or which would limit the Administrative Agent in any such enforcement. Other than Patent Security Agreements, Trademark Security Agreements, financing statements or other similar or equivalent documents or instruments with respect to the Security Interests, no financing statement, mortgage, security agreement or similar or equivalent document or instrument covering all or any part of the Collateral of such Obligor and consisting of Patents, Patent Licenses, Specified Trademarks and Specified Trademark Licenses is on file or of record in any jurisdiction or office (including without limitation the PTO) in the United States or in any Designated Foreign Jurisdiction with respect to such Obligor and in which such filing or recording would be effective to perfect a Lien on such Collateral. No Collateral of such Obligor is in the possession of any Person (other than such Obligor) asserting any claim thereto or security interest therein, except that the Administrative Agent or its designee may have possession of such Collateral as contemplated hereby.

(c)   Such Obligor has delivered its Perfection Certificate to the Administrative Agent. The information specified therein is correct and complete. Within 90 (ninety) days after the date hereof, such Obligor shall furnish to the Administrative Agent file search reports from the USPTO confirming that a filing with respect to each U.S. Patent listed on Schedule 2A and held by such Obligor on the date hereof and each U.S. Specified Trademark of such Obligor on the date hereof and naming the Administrative Agent as secured party has been made; provided that any failure of an Obligor timely to furnish any such report caused by delay by the relevant office to respond to a request shall not constitute a default by such Obligor of its obligations hereunder.

(d)   Such Obligor has entered into the Patent Security Agreement, as required, and the Trademark Security Agreement, as required, and such other agreements as may be reasonably requested by the Administrative Agent to grant the Administrative Agent, for the benefit of the Secured Parties, a perfected security interest in the Foreign Patents and the Foreign Specified Trademarks held by such Obligor; provided that a security interest in the Patents and Trademarks of Austria, Italy, Portugal and Spain will not be perfected until a Default. Within 90 days after the date hereof (or such longer period as may be agreed by the Administrative Agent), where a filing or other action is required to be made in a Designated Foreign Jurisdiction to perfect, or preserve the perfection of, the Security Interests in the Foreign Patents and the Foreign Specified Trademarks held by such Obligor, or is required to enforce the Security Interests therein against a third party, such Obligor shall furnish to the Administrative Agent a letter from counsel to such Obligor in each such Designated Foreign Jurisdiction reasonably satisfactory to the Administrative Agent and in form and substance reasonably satisfactory to the Administrative Agent confirming that all required actions, if any, have been taken with respect to each Foreign Patent and Foreign Specified Trademark held by such Obligor in such Designated Foreign Jurisdiction to perfect (or preserve the perfection of) the Security Interests therein and to enforce such Security Interests against third parties in such Designated Foreign Jurisdiction.

(e)   Schedule 2A (as amended from time to time in accordance with Section 4(c)) lists all Patents owned by such Obligor and Patent Licenses granted by such Obligor. Schedule 2B (as amended from time to time in accordance with Section 4(c)) lists all Foreign Specified Trademarks held by such Obligor. Schedule 2C (as amended from time to time in accordance with Section 4(c)) lists all U.S. Specified Trademarks held by such Obligor and all Specified Trademark Licenses held by such Obligor.

(f)   The Security Interests in the Collateral of such Obligor constitute valid security interests under the UCC securing the Secured Obligations of such Obligor. When UCC financing statements in the form specified in Exhibit A shall have been filed in the locations specified in the Perfection Certificate of such Obligor, the Security Interests shall constitute perfected security interests in the Collateral of such Obligor in which a security interest may be perfected by filing under the UCC (but excluding in any event any Collateral of such Obligor described in the succeeding sentences of this subsection (f)), prior to all other Liens and rights of others therein. To the extent that federal patent and trademark law are applicable to the perfection of security interests and to the extent that a Patent Security Agreement of such Obligor has been recorded with the USPTO or will be recorded within 90 (ninety) days of the date hereof, the Security Interests in all right, title and interest of such Obligor in the U.S. Patents listed on Schedule 2A shall be effective against and senior to all subsequent purchasers and mortgagees of such Patents. To the extent that federal patent and trademark law are applicable to the perfection of security interests, and to the extent that a Trademark Security Agreement of such Obligor has been recorded with the USPTO or will be recorded within 90 (ninety) days of the date hereof, the Security Interests in all right, title and interest of such Obligor in the U.S. Specified Trademarks, shall be effective against and senior to subsequent purchasers of such Trademarks. With respect to Foreign Patents or Foreign Specified Trademarks of any Obligor for which filings or other actions are required pursuant to clause (d), all filings have been made, and all other actions have been taken, in each case, within the time period specified in clause (d) which in each case are necessary to perfect the Security Interest in such Foreign Patents or Foreign Specified Trademarks under the laws of each designated Foreign Jurisdiction with respect to such Obligor.

Section 3. The Security Interests. (a) In order to secure the full and punctual payment of its Secured Obligations in accordance with the terms thereof, each Obligor grants to the Administrative Agent for the ratable benefit of the Secured Parties a continuing security interest in and to all of the following property of such Obligor, whether now owned or existing or hereafter acquired or arising and regardless of where located (all being collectively referred to as the “Collateral” of such Obligor):

(i)    General Intangibles;

(ii)   Patents and Patent Licenses;

(iii)  Trademarks and Trademark Licenses;

(iv)  The LC Collateral Account, all cash deposited therein from time to time, and any Liquid Investments made pursuant to Section 5(c);

(v)   All books and records (including, without limitation, computer programs, printouts and other computer materials and records) of such Obligor pertaining to any of its Collateral described in clauses (i) through (iv) hereof; and

(vi)  All Proceeds of the Collateral described in clauses (i) through (v) hereof.

(b)  The Security Interests are granted as security only and shall not subject the Administrative Agent or any Secured Party to, or transfer or in any way affect or modify, any obligation or liability of any Obligor with respect to any of the Collateral or any transaction in connection therewith.

Section 4. Further Assurances; Covenants. (a) Each Obligor will not change its name, identity or corporate structure in any manner or change the location of its chief executive office, chief place of business or jurisdiction of organization from the location described in the Perfection Certificate of such Obligor unless, in each case, such Obligor shall have given the Administrative Agent at least 30 days’ prior notice thereof and, if requested by the Administrative Agent, delivered to the Banks an opinion of counsel at the cost and expense of such Obligor, in form and substance reasonably satisfactory to the Administrative Agent, to the effect that, after giving effect to such change in name, identity or corporate structure, the Security Interests in the Collateral of such Obligor shall remain perfected. Each Obligor shall not in any event change the location of any of its Collateral if such change would cause the Security Interests in such Collateral to lapse or cease to be perfected.

(b)  Each Obligor will, from time to time, at its expense, execute, deliver, file and record any statement, assignment, instrument, document, agreement, recording or other paper and take any other action (including, without limitation, any filings of financing or continuation statements under the UCC and any additional or substitute filings with the PTO) that from time to time may be necessary or reasonably desirable, or that the Administrative Agent may reasonably request, in order to create, preserve, perfect, confirm or validate the Security Interests or to enable the Secured Parties to obtain the full benefits of this Agreement, or to enable the Administrative Agent to exercise and enforce any of its rights, powers and remedies hereunder with respect to any of the Collateral of such Obligor; provided that no Obligor shall be required to take any such action (i) with respect to any Trademark that is not a Specified Trademark or any

Trademark License that is not a Specified Trademark License and (ii) with respect to the Collateral in Austria, Italy, Portugal and Spain except as required by Section 2(d). To the extent permitted by applicable law, each Obligor hereby authorizes the Administrative Agent to execute and file financing statements or continuation statements with respect to the Collateral without such Obligor’s signature appearing thereon. Each Obligor agrees that a carbon, photographic, photostatic or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement. Each Obligor shall pay the costs of, or incidental to, any recording or filing of any financing or continuation statements or any filings with the PTO concerning the Collateral of such Obligor.

(c)   Within 30 Domestic Business Days after the end of each Fiscal Quarter, each Obligor shall provide to the Administrative Agent (i) copies of (1) any Patent License and all registrations and applications for the registration of any Patent and (2) copies of any Specified Trademark License and all registrations and applications for the registration of any Specified Trademark filed by such Obligor in the PTO during such Fiscal Quarter, (ii) a Patent Security Agreement executed by such Obligor with respect to each Patent or Patent License of such Obligor described in clause (1), (iii) a Trademark Security Agreement with respect to each Specified Trademark and Specified Trademark License described in clause (2) and (iv) a list of each Patent and Trademark that such Obligor has determined to abandon, or that such Obligor has determined not to maintain the registration of, during the immediately succeeding Fiscal Quarter, and a brief statement of the reasons on the basis on which such Obligor has made such determination (it being understood that nothing in this clause (iv) shall be construed to limit or modify in any manner the obligations of such Obligor under subsection (d) below). Upon delivery of a Patent Security Agreement or a Trademark Security Agreement by any Obligor, Schedule 2A, 2B or 2C, as the case may be, shall be deemed to have been amended to reflect the Patents and Patent Licenses or Specified Trademarks and Specified Trademark Licenses with respect to which such Patent Security Agreement or a Trademark Security Agreement, as the case may be, relates. If an Obligor has filed no applications for the registration of any Patent, Patent License, Specified Trademark or Specified Trademark License during any Fiscal Quarter, such Obligor shall, within 30 Domestic Business Days after the end of such Fiscal Quarter, provide a certificate to the Administrative Agent certifying the same.

(d)   Each Obligor will take all steps which it reasonably determines are necessary and appropriate in the circumstances, including, without limitation, in any proceeding before the PTO, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of its material Patents and Specified Trademarks, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability except, in each case, for such applications or registrations which such other Obligor determines in good faith are no longer useful or material to the business of such Obligor.

(e)   In the event that any material Patent or Specified Trademark is infringed, misappropriated or diluted by a third party, the Obligor that holds such Patent or Trademark shall promptly notify the Administrative Agent after it learns thereof, if such infringement, misappropriation or dilution could reasonably be expected to have a Material Adverse Effect, and take such other actions as such Obligor shall reasonably deem appropriate under the circumstances, or as the Administrative Agent shall reasonably request, to protect such Patent or Specified Trademark, as the case may be.

(f)   Each Obligor shall notify the Administrative Agent as soon as practicable if such Obligor knows that any application or registration relating to any material Patent or Specified Trademark may become abandoned or of any determination or development (including the institution of, or any such determination or development in, any proceeding in the PTO or any court or tribunal) regarding such Obligor’s ownership of any material Patent or Specified Trademark, its right to register the same, or to keep and maintain the same.

(g)   Each Obligor will, promptly upon request, provide to the Administrative Agent all information and evidence it may reasonably request concerning its Collateral to enable the Administrative Agent to enforce the provisions of this Agreement.

(h)   Each Obligor will upon a Default, take all steps necessary to grant the Administrative Agent, for the benefit of the Secured Parties, a perfected security interest in the Foreign Patents and Foreign Specified Trademarks held by such Obligor in Austria, Italy, Portugal and Spain.

Section 5. LC Collateral Account. (a) If and when required for the purposes hereof or of the other Loan Documents, the Administrative Agent will establish with respect to the Obligors an account (the “LC Collateral Account”) in the name and under the exclusive control of the Administrative Agent (within the meaning of Sections 8-106 and 9-104 of the UCC) into which there shall be deposited from time to time the amounts required to be deposited therein by the Company pursuant to Sections 2.06(d) and 6.03 of the Credit Agreement or any other provision of the Loan Documents. Any income received by the Administrative Agent with respect to the balance from time to time standing to the credit of the LC Collateral Account, including any interest or capital gains on Liquid Investments, shall remain, or be deposited, in the LC Collateral Account. All right, title and interest in and to the cash amounts on deposit from time to time in the LC Collateral Account together with any Liquid Investments from time to time made pursuant to subsection (c) hereof shall constitute part of the Collateral hereunder and shall not constitute payment of the Secured Obligations until applied thereto as hereinafter provided. If and when any portion of Aggregate LC Exposure on which any deposit in the LC Collateral Account was based (the “Relevant Contingent Exposure”) shall become fixed (a “Direct Exposure”) as a result of the payment by any LC Agent of a draft presented under a Letter of Credit, the amount of such Direct Exposure (but not more than the amount in the

LC Collateral Account at the time) shall be withdrawn by the Administrative Agent from the LC Collateral Account and shall be paid to the Banks in accordance with their Revolver Pro Rata Share, and the Relevant Contingent Exposure shall thereupon be reduced by such amount. If at any time the amount in the LC Collateral Account exceeds the aggregate Relevant Contingent Exposure, the excess amount shall, so long as no Event of Default shall have occurred and be continuing, be promptly withdrawn by the Administrative Agent and paid to, or as directed by, the Company. If an Event of Default shall have occurred and be continuing, such excess amount shall be retained in the LC Collateral Account. If immediately available cash on deposit in the LC Collateral Account is not sufficient to make any distribution to, or as directed by, the Company referred to in this Section 5(a), the Administrative Agent shall cause to be liquidated as promptly as practicable such Liquid Investments in the LC Collateral Account designated by the Company as shall be required to obtain sufficient cash to make such distribution and, notwithstanding any other provision of this Section 5, such distribution shall not be made until such liquidation has taken place.

(b)  Upon the occurrence and continuation of an Event of Default, the Administrative Agent shall, if so instructed by the Required Banks, apply or cause to be applied (subject to collection) any or all of the balance from time to time standing to the credit of the LC Collateral Account in the manner specified in Section 9.

(c)   Amounts on deposit in the LC Collateral Account shall be invested and re-invested from time to time in such Liquid Investments as the Company shall determine, which Liquid Investments shall be held in the name and be under the control of the Administrative Agent; provided that, if an Event of Default has occurred and is continuing, the Administrative Agent shall, if instructed by the Required Banks, determine the Liquid Investments in which such amounts are invested and re-invested and shall liquidate any such Liquid Investments and apply or cause to be applied the proceeds thereof to the payment of the Secured Obligations in the manner specified in Section 9. For this purpose, “Liquid Investments” means Temporary Cash Investments of the type described in clauses (i) through (v) of the definition thereof; provided that (x) each Liquid Investment shall mature within 30 days after it is acquired by the Administrative Agent and (y) in order to provide the Administrative Agent, for the benefit of the Secured Parties, with a perfected security interest therein, each Liquid Investment shall be either:

(i)    evidenced by negotiable certificates or instruments, or if non-negotiable then issued in the name of the Administrative Agent, which (together with any appropriate instruments of transfer) are delivered to, and held by, the Administrative Agent or an agent thereof (which shall not be the Company or any of its Affiliates) in the State of New York; or

(ii)  in book-entry form and issued by the United States and as to which (in the opinion of counsel to the Administrative Agent) appropriate measures shall have been taken for perfection of the Security Interests in such Liquid Investments.

Section 6. General Authority. Each Obligor hereby irrevocably appoints the Administrative Agent its true and lawful attorney, with full power of substitution, in the name of such Obligor, the Administrative Agent, the Secured Parties or otherwise, for the sole use and benefit of the Secured Parties, but at such Obligor’s expense, to the extent permitted by law to exercise, at any time and from time to time while an Event of Default has occurred and is continuing, all or any of the following powers with respect to all or any of the Collateral of such Obligor:

(a)   to demand, sue for, collect, receive and give acquittance for any and all monies due or to become due thereon or by virtue thereof,

(b)   to settle, compromise, compound, prosecute or defend any action or proceeding with respect thereto,

(c)   to sell, transfer, assign or otherwise deal in or with the same or the proceeds or avails thereof, as fully and effectually as if the Administrative Agent were the absolute owner thereof,

(d)   to extend the time of payment of any or all thereof and to make any allowance and other adjustments with reference thereto, and

(e)   in the case of any Patents or Trademarks or any other rights which constitute patents or trademarks under common law (all such patents and trademarks hereinafter being referred to as “Common Law Rights”), to execute and deliver any and all agreements, instruments, documents, and papers as the Administrative Agent may reasonably require to evidence the Security Interests in any such Patent, Trademark or Common Law Rights and the goodwill and general intangibles of such Obligor relating thereto or represented thereby;

provided that the Administrative Agent shall give each Obligor not less than ten days’ prior notice of the time and place of any sale or other intended disposition of any of its Collateral. The Administrative Agent and each Obligor agree that such notice constitutes “reasonable notification” within the meaning of Section 9-612 of the UCC.

Section 7. Remedies upon Event of Default. (a) If any Event of Default has occurred and is continuing, the Administrative Agent may exercise on behalf of the Secured Parties all rights of a secured party under the UCC (whether or not in effect in the jurisdiction where such rights are exercised) and, in addition, the Administrative Agent may, without being required to give any notice, except as herein provided or as may be required by mandatory provisions of law, (i) apply cash, if any, then held by it as Collateral as specified in Section 9 and (ii) if there shall be no such cash or if such cash shall be insufficient to pay all the Secured Obligations in full, sell the Collateral or any part thereof at public or private sale, for cash, upon credit or for future delivery, and at such price or prices as the Administrative Agent may deem satisfactory. Any Secured Party may be the purchaser of any or all of the Collateral so sold at any public sale (or, if the Collateral is of a type customarily sold in a recognized market or is of a type which is the subject of widely distributed standard price quotations, at any private sale). Each Obligor will execute and deliver such documents and take such other action as the Administrative Agent deems necessary or advisable in order that any such sale may be made in compliance with applicable law. Upon any such sale the Administrative Agent shall have the right to deliver, assign and transfer to the purchaser thereof the Collateral so sold. Each purchaser at any such sale shall hold the Collateral so sold to it absolutely and free from any claim or right of whatsoever kind, including any equity or right of redemption of any Obligor which may be waived, and each Obligor, to the extent permitted by law, hereby specifically waives all rights of redemption, stay or appraisal which it has or may have under any law now existing or hereafter adopted. The notice (if any) of such sale required by Section 6 shall (A) in the case of a public sale, state the time and place fixed for such sale, and (B) in the case of a private sale, state the day after which such sale may be consummated. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Administrative Agent may fix in the notice of such sale. At any such sale the Collateral may be sold in one lot as an entirety or in separate parcels, as the Administrative Agent may determine. The Administrative Agent shall not be obligated to make any such sale pursuant to any such notice. The Administrative Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the same may be so adjourned, subject to the Administrative Agent giving the notice required to be given pursuant to Section 6. In the case of any sale of all or any part of the Collateral on credit or for future delivery, the Collateral so sold may be retained by the Administrative Agent until the selling price is paid by the purchaser thereof, but the Administrative Agent shall not incur any liability in the case of the failure of such purchaser to take up and pay for the Collateral so sold and, in the case of any such failure, such Collateral may again be sold upon like notice. The Administrative Agent, instead of exercising the power of sale herein conferred upon it, may proceed by a suit or suits at law or in equity to foreclose the Security Interests and sell the Collateral, or any portion thereof, under a judgment or decree of a court or courts of competent jurisdiction.

(b)   For the purpose of enforcing any and all rights and remedies under this Agreement the Administrative Agent may (i) require each Obligor to, and each Obligor agrees that it will, at its expense and upon the request of the Administrative Agent, forthwith assemble all or any part of its Collateral as directed by the Administrative Agent and make it available at a place designated by the Administrative Agent which is, in its opinion, reasonably convenient to the Administrative Agent and such Obligor, whether at the premises of such Obligor or otherwise, (ii) have access to and use such Obligor’s books and records relating to the Collateral and (iii) prior to the disposition of the Collateral, prepare the Collateral for disposition in any manner and to the extent the Administrative Agent deems appropriate and, in connection with such preparation and disposition, use without charge any Trademark, Patent, copyright or technical process used by any Obligor. The Administrative Agent may also render any or all of the Collateral unusable at any Obligor’s premises and may dispose of such Collateral on such premises without liability for rent or costs.

(c)   Without limiting the generality of the foregoing, if any Event of Default has occurred and is continuing, (i) the Administrative Agent may license, or sublicense, whether general, special or otherwise, and whether on an exclusive or non-exclusive basis, any Patents or Trademarks or Common Law Rights included in the Collateral throughout the world for such term or terms, on such conditions and in such manner as the Administrative Agent shall in its sole discretion determine but subject to the terms of any license pertaining to such Patent, Trademark or Common Law Right, (ii) the Administrative Agent may (without assuming any obligations or liability thereunder), at any time and from time to time, enforce (and shall have the exclusive right to enforce) against any licensor, licensee or sublicensee all rights and remedies of any Obligor in, to and under any Patent Licenses or Trademark Licenses and take or refrain from taking any action under any thereof, and each Obligor hereby releases the Administrative Agent and each of the other Secured Parties from, and agrees to hold the Administrative Agent and each of the other Secured Parties free and harmless from and against any claims arising out of, any lawful action so taken or omitted to be taken with respect thereto, except any such claim to the extent that it arises solely as the result of the gross negligence or willful misconduct of any Secured Party and (iii) upon request by the Administrative Agent, each Obligor will execute and deliver to the Administrative Agent a further power of attorney, in form and substance satisfactory to the Administrative Agent, for the implementation of any lease, assignment, license, sublicense, grant of option, sale or other disposition of a Patent, Trademark, Patent License or Trademark License. In the event of any such disposition pursuant to this Section 7, each Obligor shall supply its know-how and expertise relating to the manufacture and sale of the products bearing Trademarks or the products or services made or rendered in connection with Patents, and its customer lists and other records relating to such Patents or Trademarks and to the distribution of said products, to the Administrative Agent.

Section 8. Limitation on Duty of Administrative Agent in Respect of Collateral. Beyond the exercise of reasonable care in the custody thereof, the Administrative Agent shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto. The Administrative Agent shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property, and shall not be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehouseman, carrier, forwarding agency, consignee or other agent or bailee selected by the Administrative Agent in good faith.

Section 9. Application of Proceeds. Upon the occurrence and during the continuance of an Event of Default, the proceeds of any sale of, or other realization upon, all or any part of the Collateral pledged by any Obligor and any cash held in the LC Collateral Account shall be applied by the Administrative Agent in the following order of priorities:

first, to pay the expenses of such sale or other realization, including reasonable compensation to agents and counsel for the Administrative Agent, and all expenses, liabilities and advances incurred or made by the Administrative Agent in connection therewith, and any other unreimbursed expenses for which any Secured Party is to be reimbursed pursuant to the Credit Agreement (including without limitation Section 9.03(a) thereof) or Section 12 hereof and any unpaid fees owing to any Secured Party under the Loan Documents (other than any fees referred to in clause second below);

second, to the ratable payment of accrued but unpaid interest on the Secured Obligations of such Obligor (other than, in the case of any Subsidiary Guarantor, its Subsidiary Guaranteed Obligations) and any unpaid fees owing to any Secured Party pursuant to Sections 2.09 or 2.16 (g) of the Credit Agreement, in each case in accordance with the provisions of the Credit Agreement;

third, to the ratable payment of unpaid principal of, and reimbursement obligations constituting, the Secured Obligations of such Obligor (other than, in the case of any Subsidiary Guarantor, its Subsidiary Guaranteed Obligations);

fourth, in the case of any Subsidiary Guarantor, to the ratable payment of accrued but unpaid interest on its Subsidiary Guaranteed Obligations, until all such Secured Obligations shall have been paid in full;

fifth, in the case of any Subsidiary Guarantor, to the ratable payment of unpaid principal of, and reimbursement obligations constituting its Subsidiary Guaranteed Obligations, until all such Secured Obligations shall have been paid in full;

sixth, to pay ratably all other Secured Obligations, until all Secured Obligations shall have been paid in full; and

finally, to pay to such Obligor or its successors or assigns, or as a court of competent jurisdiction may direct, any surplus then remaining from such proceeds.

The Administrative Agent may make distributions hereunder in cash or in kind or, on a ratable basis, in any combination thereof. For purposes of making any distribution hereunder, the principal amount of any Hedging Obligation shall be the amount of the relevant Obligor’s Hedging Obligations due and payable at the time such distribution is made.

Section 10. Concerning the Administrative Agent. The provisions of Article 7 of the Credit Agreement shall inure to the benefit of the Administrative Agent in respect of this Agreement and shall be binding upon the parties to the Credit Agreement and the parties hereto in such respect. In furtherance and not in derogation of the rights, privileges and immunities of the Administrative Agent therein specified:

(a)   The Administrative Agent is authorized to take all such action as is provided to be taken by it as Administrative Agent hereunder and all other action reasonably incidental thereto. As to any matters not expressly provided for herein (including, without limitation, the timing and methods of realization upon the Collateral) the Administrative Agent shall act or refrain from acting in accordance with written instructions from the Required Banks or, in the absence of such instructions, in accordance with its discretion.

(b)  The Administrative Agent shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Security Interests in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder. The Administrative Agent shall have no duty to ascertain or inquire as to the performance or observance of any of the terms of this Agreement by any Obligor.

Section 11. Appointment of Co-Administrative Agents. At any time or times, in order to comply with any legal requirement in any jurisdiction, the Administrative Agent may appoint another bank or trust company or one or more other persons, either to act as co-agent or co-agents, jointly with the Administrative Agent, or to act as separate agent or agents on behalf of the Secured Parties with such power and authority as may be necessary for the effectual operation of the provisions hereof and may be specified in the instrument of appointment (which may, in the discretion of the Administrative Agent, include provisions for the protection of such co-agent or separate agent similar to the provisions of Section 10).

Section 12. Expenses. If any Obligor fails to comply with the provisions of any Loan Document to which it is a party, such that the value of any Collateral or the validity, perfection, rank or value of any Security Interest is thereby diminished or potentially diminished or put at risk, the Administrative Agent if requested by the Required Banks may, but shall not be required to, effect such compliance on behalf of such Obligor, and such Obligor shall reimburse the Administrative Agent for the costs thereof on demand. All insurance expenses and all expenses of protecting, storing, warehousing, appraising, insuring, handling, maintaining, and shipping the Collateral, any and all excise, property, sales, and use taxes imposed by any state, federal, or local authority on any of the Collateral, or in respect of periodic appraisals and inspections of the Collateral to the extent the same may be requested by the Required Banks from time to time, or in respect of the sale or other disposition thereof shall be borne and paid by each Obligor; and if any Obligor fails to promptly pay any portion thereof when due, any Secured Party may, at its option, but shall not be required to, pay the same and charge such Obligor’s account therefor, and such Obligor agrees to reimburse such Secured Party therefor on demand. All sums so paid or incurred by any Secured Party for any of the foregoing and any and all other sums for which any Obligor may become liable hereunder and all costs and expenses (including attorneys’ fees, legal expenses and court costs) reasonably incurred by any Secured Party in enforcing or protecting the Security Interests or any of their rights or remedies under this Agreement and, in each case, not paid in a timely manner by any Obligor shall, together with interest thereon until paid at the rate applicable to Base Rate Loans, be additional Secured Obligations hereunder.

Section 13. Termination of Security Interests; Release of Collateral. (a) Upon the repayment in full of all Secured Obligations (other than those described in clause (v) of the definition thereof and any amendments, restatements, renewals, extensions or modifications thereof), the termination of the Commitments under the Credit Agreement and the termination or cancellation of all Letters of Credit (unless such Letters of Credit have been fully cash collateralized pursuant to arrangements satisfactory to the LC Agent, or back-stopped by a separate letter of credit, in form and substance and issued by an issuer reasonably satisfactory to the LC Agent), the Security Interests shall terminate and all rights to the Collateral of each Obligor shall revert to such Obligor.

(b)  Upon the consummation of any Asset Sale (or any sale or other disposition described in clause (iii) of the definition of Asset Sale)permitted by the terms of the Credit Agreement and consisting of the disposition of any Collateral or of the capital stock of any Obligor other than the Company (any such transaction, a “Permitted Collateral Sale”) the Security Interests in such Collateral or in the Collateral pledged by such Obligor, as the case may be (but not, in any case, in any Proceeds thereof) shall be released. Such release shall not be subject to the consent of any Bank, and the Administrative Agent shall be fully protected in relying on a certificate of an Obligor as to whether any particular transaction consummated by such Obligor constitutes a Permitted Collateral Sale.

(c)   In addition to the release of Collateral effected by subsection (b), at any time and from time to time prior to the termination of the Security Interests, the Administrative Agent may release any of the Collateral with the prior written consent of the Required Banks; provided that the Administrative Agent may release of all or substantially all of the Collateral (for purposes of this subsection (c), as defined in the Credit Agreement) only with the prior written consent of all the Banks.

(d)  Upon any termination of the Security Interests or release of Collateral in accordance with this Section 13, the Administrative Agent will, at the expense of the relevant Obligor, execute and deliver to such Obligor such documents as such Obligor shall reasonably request (including without limitation any reassignments), and take all other actions as such Obligor shall reasonably request, to evidence the termination of the Security Interests or the release of such Collateral, as the case may be.

Section 14. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile, electronic communication or similar writing) and shall be given, in the case of (i) any Subsidiary Guarantor, to the Company at the Company’s address or facsimile number listed on Schedule 9.01 to the Credit Agreement and (ii) the Administrative Agent, to its address or facsimile number listed on Schedule 9.01 to the Credit Agreement or at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Company and otherwise in accordance with and subject to the provisions of Section 9.01 of the Credit Agreement.

Section 15. Waivers, Non-Exclusive Remedies. No failure on the part of the Administrative Agent to exercise, and no delay in exercising and no course of dealing with respect to, any right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise by the Administrative Agent of any right under this Agreement or any other Loan Document preclude any other or further exercise thereof or the exercise of any other right. The rights in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other remedies provided by law.

Section 16. Successors and Assigns. This Agreement shall be binding upon each Obligor and its successors and permitted assigns. This Agreement is for the benefit of each Secured Party and its successors and permitted assigns, and in the event of an assignment of all or any of any Bank’s interest in and to its rights and obligations under the Credit Agreement in accordance with the Credit Agreement, the assignor’s rights and obligations hereunder, to the extent applicable to the indebtedness or obligation so assigned, shall automatically be transferred with such indebtedness or obligation.

Section 17. Changes in Writing. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by each Obligor and the Administrative Agent, subject to the provisions of Section 9.05(b) of the Credit Agreement.

Section 18. New York Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, except as otherwise required by mandatory provisions of law and except to the extent that remedies provided by the laws of any jurisdiction other than New York are governed by the laws of such jurisdiction.

Section 19. Severability. If any provision hereof is invalid or unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Secured Parties in order to carry out the intentions of the parties hereto as nearly as may be possible; and (ii) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

Section 20. Additional Obligors. Any Subsidiary Guarantor may become an Obligor party hereto and bound hereby by executing a counterpart hereof and delivering the same to the Administrative Agent.

Section 21. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 22. Limitation on Collateral. Notwithstanding the foregoing, “Collateral” shall not include (i) any United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law or (ii) any General Intangibles or other rights arising under contracts which contain a valid and enforceable restriction on the grant of a security interest therein (other than any such restriction which is rendered ineffective pursuant to Section 9-406 of the UCC) to the extent such grant would constitute a violation of such restriction, unless and until any such restriction is removed, waived or no longer valid and enforceable (and each Obligor represents and warrants that none of the Trademarks is subject to any such restriction).

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Security Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

FOOT LOCKER, INC.
By:
Name
Title:

EASTBAY, INC.

FOOT LOCKER.COM, INC.

FOOT LOCKER AUSTRALIA, INC.

FOOT LOCKER STORES, INC.

ROBBY’S SPORTING GOODS, INC.

TEAM EDITION APPAREL, INC.

FOOT LOCKER CORPORATE SERVICES, INC.

FOOT LOCKER HOLDINGS, INC.

FOOT LOCKER RETAIL, INC.

FOOT LOCKER SOURCING, INC.

FOOT LOCKER SPECIALTY, INC.

FOOT LOCKER OPERATIONS, LLC

FOOT LOCKER NEW ZEALAND, INC.

FL EUROPE HOLDINGS, INC.

FL SPECIALTY OPERATIONS LLC

FL RETAIL OPERATIONS LLC

FL CANADA HOLDINGS, INC.

FOOT LOCKER ASIA, INC.

FL CORPORATE NY LLC

FL RETAIL NY LLC

FL SPECIALTY NY LLC

By:
Name
Title:

BANK OF AMERICA, N.A., as Administrative Agent
By:
Name
Title:

SCHEDULE 2A

Patents & Patent Licenses

SCHEDULE 2B

Foreign Specified Trademarks

SCHEDULE 2C

U.S. Specified Trademarks

EXHIBIT A TO
SECURITY AGREEMENT

PERFECTION CERTIFICATE

The undersigned, a Responsible Officer of each of the corporations listed on the attached Schedule 1(a) (each such corporation, an “Obligor”), hereby certifies with reference to the Amended and Restated Security Agreement dated as of May 16, 2008 among Foot Locker, Inc. and its Subsidiaries party thereto and Bank of America, N.A., as Administrative Agent (terms defined therein being used herein as therein defined), to the Secured Parties as follows:

1.            Names. (a) The exact corporate name of the Obligor as it appears in its certificate of incorporation, and the organizational identification number for each Obligor is as follows: See attached Schedule 1(a).

(b)          Set forth in Schedule 1(b) is each other corporate name (including trade names or similar appellations) the Obligor has had in the last five years.

(c)          Except as specified in Schedule 1(b), the Obligor has not changed its identity or corporate structure in any way within the past five years.

2.            Current Locations. The chief executive office of the Obligor is located at the following address:

Mailing Address	County	State

3.            Prior Locations. Specified below is the information required by subparagraph 2 above with respect to each location or place of business maintained by the Obligor at any time during the past five years:

4.            Jurisdiction of Organization. The jurisdiction of organization of the Obligor is: See attached Schedule 1.

5.            UCC Filings. A financing statement on Form UCC-1 containing a description of Collateral in substantially the form included in Schedule 5 hereto has been delivered to the Administrative Agent for filing in the Uniform Commercial Code filing office in each jurisdiction identified in paragraph 4 hereof, as applicable.

6.            Schedule of Filings. Attached hereto as Schedule 6 is a schedule setting forth filing information with respect to the filings described in paragraph 5 above.

IN WITNESS WHEREOF, I have hereunto set my hand this __ day of ________________, 2008.

By:
Name
Title:

Schedule 1(a)

(Legal Names, etc)

Schedule 1(b)

Prior Organizational Names and Changes in Identity or Corporate Structure

Schedule 5

Description of Collateral

Schedule 6

Schedule of Filings

EXHIBIT B TO

SECURITY AGREEMENT

FORM OF PATENT SECURITY AGREEMENT

WHEREAS, [Name of Obligor], a _____________ corporation (herein referred to as “Grantor”) owns, or in the case of licenses, is a party to, the Patent Collateral (as defined below);

WHEREAS, Foot Locker, Inc., its Subsidiaries party thereto, the banks from time to time party thereto, Bank of America, N.A., as Administrative Agent, and Swingline Bank, The Bank of New York as LC Agent, Banc of America Securities LLC and J.P. Morgan Securities Inc. as Joint Lead Arrangers and Joint Book Runners, the Syndication Agent party thereto and the Documentation Agent party thereto are parties to a Sixth Amended and Restated Credit Agreement dated as of May 16, 2008 (as amended or amended and restated from time to time, the “Credit Agreement”); and

WHEREAS, pursuant to the terms of a related Amended and Restated Security Agreement dated as of May 16, 2008 (as amended from time to time, the “Security Agreement”) among Foot Locker, Inc., its Subsidiaries party thereto and Bank of America, N.A., as Administrative Agent for the Secured Parties referred to therein (in such capacity, together with its successors in such capacity, “Grantee”), Grantor has granted to Grantee for the benefit of such Secured Parties a continuing security interest in and to the assets of Grantor specified therein, including all right, title and interest of Grantor in and to the Patent Collateral, whether now owned or existing or hereafter acquired or arising, to secure the Secured Obligations (as defined in the Security Agreement) of Grantor;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Grantor does hereby grant to Grantee, to secure the Secured Obligations, a continuing security interest in and to all of Grantor’s right, title and interest in and to the following (all of the following items or types of property being herein collectively referred to as the “Patent Collateral”), whether now owned or existing or hereafter acquired or arising:

(i) each Patent (as defined in the Security Agreement) owned by Grantor, including, without limitation, each U.S. Patent and Patent application referred to in Schedule 1 hereto;

(ii) each Patent License (as defined in the Security Agreement), including, without limitation, each Patent License identified in Schedule 1 hereto; and

(iii) all proceeds of, and all other profits, products, rents or receipts, in whatever form, arising from the collection, sale, lease, exchange, assignment, licensing or other disposition of, or other realization upon, any Patent Collateral described in clauses (i) and (ii), including without limitation all claims against third parties for loss of, damage to or destruction of, or any past, present or future dilution, infringement or unauthorized use of, unfair competition with, or violation of intellectual property rights in connection with or injury to, any such collateral or for injury to the goodwill associated with any of the foregoing, in each case whether now existing or hereafter arising.

Grantor hereby irrevocably constitutes and appoints Grantee and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full power and authority in the name of Grantor or in its name, from time to time, in Grantee’s discretion, so long as an Event of Default has occurred and is continuing, to take with respect to the Patent Collateral any and all appropriate action which is permitted under the Security Agreement.

The foregoing security interest is granted in conjunction with the security interests granted to Grantee pursuant to the Security Agreement. Grantor does hereby further acknowledge and affirm that the rights and remedies of Grantee with respect to the security interest in the Patent Collateral granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.

IN WITNESS WHEREOF, Grantor has caused this Patent Security Agreement to be duly executed by its officer thereunto duly authorized as of the ___th day of _______________.

[NAME OF GRANTOR]
By:
Name
Title:

Acknowledged: BANK OF AMERICA, N.A., as Administrative Agent
By:
Name:
Title:

Schedule 1

to Patent

Security Agreement

U.S. PATENT REGISTRATIONS

Registration No.	Registration Date	Mark

PATENT LICENSES

Name of Agreement	Parties Licensor/Licensee	Date of Agreement	Subject Matter

As Licensee

As Licensor

EXHIBIT C TO

SECURITY AGREEMENT

FORM OF TRADEMARK SECURITY AGREEMENT

WHEREAS, [Name of Obligor], a _____________ corporation (herein referred to as “Grantor”) owns, or in the case of licenses, is a party to, the Trademark Collateral (as defined below);

WHEREAS, Foot Locker, Inc., its Subsidiaries party thereto, the banks from time to time party thereto, Bank of America, N.A., as Administrative Agent and Swingline Bank, The Bank of New York as LC Agent, Banc of America Securities LLC and J.P. Morgan Securities Inc. as Joint Lead Arrangers and Joint Book Runners, the Syndication Agent party thereto and the Documentation Agent party thereto are parties to a Sixth Amended and Restated Credit Agreement dated as of May 16, 2008 (as amended or amended and restated from time to time, the “Credit Agreement”); and

WHEREAS, pursuant to the terms of a related Amended and Restated Security Agreement dated as of May 16, 2008 (as amended from time to time, the “Security Agreement”) among Foot Locker Inc., its Subsidiaries party thereto and Bank of America, N.A., as Administrative Agent for the Secured Parties referred to therein (in such capacity, together with its successors in such capacity, “Grantee”), Grantor has granted to Grantee for the benefit of such Secured Parties a continuing security interest in and to the assets of Grantor specified therein, including all right, title and interest of Grantor in and to the Patent Collateral, whether now owned or existing or hereafter acquired or arising, to secure the Secured Obligations (as defined in the Security Agreement) of Grantor;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Grantor does hereby grant to Grantee, to secure the Secured Obligations, a continuing security interest in all of Grantor’s right, title and interest in, to and under the following (all of the following items or types of property being herein collectively referred to as the “Trademark Collateral”), whether now owned or existing or hereafter acquired or arising:

(i) each Trademark (as defined in the Security Agreement) owned by Grantor, including, without limitation, each U.S. Trademark registration and application referred to in Schedule 1 hereto, and the goodwill of the business symbolized by, each Trademark;

(ii) each Trademark License (as defined in the Security Agreement), including, without limitation, each Trademark License identified in Schedule 1 hereto; and

(iii) all proceeds of, and all other profits, products, rents or receipts, in whatever form, arising from the collection, sale, lease, exchange, assignment, licensing or other disposition of, or other realization upon, any Trademark Collateral described in clauses (i) and (ii), including without limitation all claims against third parties for loss of, damage to or destruction of, or any past, present or future dilution, infringement or unauthorized use of, unfair competition with, or violation of intellectual property rights in connection with or injury to, any such collateral or for injury to the goodwill associated with any of the foregoing, in each case whether now existing or hereafter arising;

provided that “Trademark Collateral” shall not include any United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law.

Grantor hereby irrevocably constitutes and appoints Grantee and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full power and authority in the name of Grantor or in its name, from time to time, in Grantee’s discretion, so long as an Event of Default has occurred and is continuing, to take with respect to the Trademark Collateral any and all appropriate action which is permitted under the Security Agreement.

The foregoing security interest is granted in conjunction with the security interests granted to Grantee pursuant to the Security Agreement. Grantor does hereby further acknowledge and affirm that the rights and remedies of Grantee with respect to the security interest in the Trademark Collateral granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.

IN WITNESS WHEREOF, Grantor has caused this Trademark Security Agreement to be duly executed by its officer thereunto duly authorized as of the ___th day of _______________.

[NAME OF GRANTOR]
By:
Name
Title:

Acknowledged: BANK OF AMERICA, N.A., as Administrative Agent
By:
Name:
Title:

Schedule 1

to Trademark

Security Agreement

TRADEMARK REGISTRATIONS

Registration No.	Registration Date	Mark

TRADEMARK LICENSES

Name of Agreement	Parties Licensor/Licensee	Date of Agreement	Subject Matter

As Licensee

As Licensor

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AMENDED AND RESTATED GUARANTEE AGREEMENT

GUARANTEE AGREEMENT dated as of May 15, 2008 among each of the Subsidiaries of Foot Locker, Inc. (the “Company”) listed on the signature pages hereof and each other Subsidiary of the Company that may from time to time become a party hereto in accordance with Section 19 (each such Subsidiary, with its successors, a “Subsidiary Guarantor”) and Bank of America, N.A., as Administrative Agent (with its successors, the “Administrative Agent”), for the benefit of the Bank Parties and amending and restating the Amended and Restated Guarantee Agreement dated as of May 19, 2004 (as in effect immediately prior to the effectiveness of this Amended and Restated Guarantee Agreement, the “Existing Guarantee Agreement”) among The Bank of New York as administrative agent thereunder and the Subsidiary Guarantors party thereto.

W I T N E S S E T H :

WHEREAS, pursuant to the Existing Credit Agreement (as defined in the Credit Agreement referred to below), certain Subsidiaries of the Company were required to enter into the Existing Guarantee Agreement; and

WHEREAS, it is a condition to the effectiveness of the Sixth Amended and Restated Credit Agreement dated as of May 15, 2008 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Subsidiaries of the Company party thereto, the banks from time to time party thereto (the “Banks”), Bank of America, N.A., as Administrative Agent and Swingline Bank, The Bank of New York as LC Agent and the other agents party thereto that the Subsidiary Guarantors amend and restate the Existing Guarantee Agreement by executing and delivering this Amended and Restated Guarantee Agreement; and

WHEREAS, in consideration of the financial and other support that the Company has provided, and such financial and other support as the Company may in the future provide, to the Subsidiary Guarantors, the Subsidiary Guarantors are willing to enter into this Amended and Restated Guarantee Agreement;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend and restate the Existing Guarantee Agreement as follows:

Section 1. Definitions. Terms defined in the Credit Agreement and not otherwise defined herein have, as used herein, the respective meanings provided for therein, except that the term “Loan Documents” shall include any document with respect to any Hedging Obligations and “Bank Party” shall include any person to whom a Hedging Obligation is owed.

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“Guaranteed Obligations” means, with respect to each Subsidiary Guarantor, (i) all principal of and interest and premium (if any) on any Loan or Swingline Loan payable by the Company or any other Obligor (other than such Subsidiary Guarantor) under, or any Note or Swingline Note issued pursuant to, the Credit Agreement (including, without limitation, any interest which accrues after or would accrue but for the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of the Company or such other Obligor, whether or not allowed or allowable as a claim in any such proceeding), (ii) all Reimbursement Obligations of the Company or any other Obligor (other than such Subsidiary Guarantor) with respect to any Letter of Credit issued pursuant to the Credit Agreement and all interest payable by the Company or such other Obligor thereon (including, without limitation, any interest which accrues after or would accrue but for the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of the Company or such other Obligor, whether or not allowed or allowable as a claim in any such proceeding), (iii) all Hedging Obligations of the Company or any other Obligor (other than such Subsidiary Guarantor), (iv) all other amounts payable by the Company or any other Obligor (other than such Subsidiary Guarantor) under the Loan Documents and (v) any renewals, extensions or modifications of any of the foregoing.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement or other interest or currency exchange rate hedging arrangement.

“Hedging Obligations” means, with respect to any Obligor, all obligations of such Obligor under any Hedging Agreement between such Obligor and any Person that was a Bank Party (or any affiliate of any Bank Party) on the trade date for such obligation.

Section 2. The Guarantees. Each of the Subsidiary Guarantors, jointly and severally, hereby unconditionally guarantees the full and punctual payment when due (whether at stated maturity, upon acceleration or otherwise) of the Guaranteed Obligations. Upon failure by any Obligor to pay punctually any Guaranteed Obligation when due, each Subsidiary Guarantor agrees jointly and severally that it shall forthwith on demand pay such Guaranteed Obligation at the place and in the manner specified in the Credit Agreement or the other relevant Loan Document, as the case may be.

Section 3. Guarantees Unconditional. The obligations of each Subsidiary Guarantor hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

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(i)     any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of any Obligor or any other Person under any Loan Document, by operation of law or otherwise;

(ii)    any modification or amendment of or supplement to any Loan Document or any Letter of Credit;

(iii)   any release, impairment, non-perfection or invalidity of any direct or indirect security for any obligation of any Obligor or any other Person under any Loan Document or with respect to any Letter of Credit;

(iv)   any change in the corporate existence, structure or ownership of any Obligor or any other Person or any of their respective subsidiaries, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligor or any other Person or any of their respective subsidiaries or any of their respective assets or any resulting release or discharge of any obligation of any Obligor or any other Person contained in any Loan Document;

(v)    the existence of any claim, set-off or other rights which such Subsidiary Guarantor may have at any time against any other Obligor or any Bank Party, whether in connection herewith or with any unrelated transactions; provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(vi)   any invalidity or unenforceability relating to or against any Obligor or any other Person for any reason of any Loan Document or any Letter of Credit, or any provision of applicable law or regulation purporting to prohibit the payment by any Obligor or any other Person of the principal of or interest on any Loan, any Swingline Loan, any Note, any Swingline Note or any Reimbursement Obligation or any other amount payable by any Obligor under any Loan Document; or

(vii)  any other act or omission to act or delay of any kind by any Obligor, any Bank Party or any other party to any Loan Document, or any other circumstance whatsoever which might, but for the provisions of this Section, a legal or equitable discharge of or defense to obligations of such Subsidiary Guarantor hereunder.

Section 4. Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances; Release of Subsidiary Guarantors. (a) Each Subsidiary Guarantor’s obligations hereunder shall remain in full force and effect until the repayment in full of all Guaranteed Obligations, the termination of all Commitments under the Credit Agreement and the expiration or cancellation of all Letters of Credit (unless such Letters of Credit have been fully cash collateralized pursuant to arrangements satisfactory to the LC Agents, or back-

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stopped by a separate letter of credit, in form and substance and issued by an issuer satisfactory to the LC Agents). If at any time any payment of any Guaranteed Obligation is rescinded or must be otherwise restored or returned upon the insolvency or receivership of the Company or any other Obligor or otherwise, each Subsidiary Guarantor’s obligations hereunder with respect thereto shall be reinstated as though such payment had been due but not made at such time.

(b)  Upon (w) the consummation of any Asset Sale (or any sale or other disposition described in clause (iii) of the definition of Asset Sale) permitted by the terms of the Credit Agreement and consisting of the disposition of all of the capital stock of a Subsidiary Guarantor (any such transaction, a “Guarantor Asset Sale”), (x) if applicable, application of the proceeds of such Guarantor Asset Sale in accordance with the provisions of the Credit Agreement, (y) release of such Subsidiary Guarantor from its obligations under any Guarantee of any other Debt of the Company or any of its Subsidiaries (including without limitation any Debt of the Company described in Section 5.09(d) of the Credit Agreement) (or automatic termination of the obligations of such Subsidiary Guarantor under any such Guarantee) and (z) if such Subsidiary Guarantor is a borrower under the Credit Agreement, repayment in full of all outstanding Loans made to it and all Reimbursement Obligations owed by it and cancellation or termination of all Letters of Credit issued for its account (or the assumption on the terms set forth in the Credit Agreement by the Company or any other borrower under the Credit Agreement of the reimbursement obligations with respect to such Letters of Credit), such Subsidiary Guarantor shall be released from all of its obligations hereunder (and such release shall not require the consent of any Bank Party). The Administrative Agent shall be fully protected in relying on a certificate of the Company as to whether any particular transaction constitutes a Guarantor Asset Sale, whether the proceeds of such Guarantor Asset Sale have been applied in accordance with the provisions of the Credit Agreement, and whether the releases from, or termination of, any applicable Guarantees by such Subsidiary Guarantor have been effected.

(c)   In addition to the release of any Subsidiary Guarantor from its obligations hereunder permitted pursuant to subsection (b), at any time and from time to time prior to the termination of each Subsidiary Guarantor’s obligations hereunder, the Administrative Agent may release any Subsidiary Guarantor from its obligations hereunder with the prior written consent of the Required Banks; provided that any release of all or substantially all of the Subsidiary Guarantors shall require the consent of all of the Banks.

Section 5. Waiver by the Subsidiary Guarantors. Each Subsidiary Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice, as well as any requirement that at any time any action be taken by

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any Person against such Subsidiary Guarantor, any other Subsidiary Guarantor, the Company or any other Person.

Section 6. Subrogation and Contribution. Upon making any payment hereunder with respect to the obligations of any Obligor, each Subsidiary Guarantor shall be subrogated to the rights of the payee against such Obligor with respect to the portion of such obligation paid by such Subsidiary Guarantor; provided that such Subsidiary Guarantor shall not enforce any payment by way of subrogation, or by reason of contribution, against any other guarantor of the Guaranteed Obligations (including without limitation any other Subsidiary Guarantor), until the repayment in full of all Guaranteed Obligations of all Subsidiary Guarantors, the termination of the Commitments under the Credit Agreement and the expiration or cancellation of all Letters of Credit (unless such Letters of Credit have been fully cash collateralized pursuant to arrangements satisfactory to the LC Agents, or back-stopped by a separate letter of credit, in form and substance and issued by an issuer satisfactory to the LC Agents).

Section 7. Stay of Acceleration. If acceleration of the time for payment of any Guaranteed Obligations payable by any Subsidiary Guarantor is stayed upon the insolvency, bankruptcy or reorganization of such Subsidiary Guarantor or otherwise, all such Guaranteed Obligations otherwise subject to acceleration under the terms of any Loan Document shall nonetheless be payable by each other Subsidiary Guarantor hereunder forthwith on demand by the Administrative Agent made at the request of the Required Banks.

Section 8. Representations and Warranties. Each Subsidiary Guarantor represents and warrants that:

(a)   Such Subsidiary Guarantor is a corporation or limited liability company duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation as applicable, and has all corporate or limited liability powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except where failures to possess such licenses, authorizations, consents and approvals could not, in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b)  The execution, delivery and performance by such Subsidiary Guarantor of this Guarantee Agreement are within such Subsidiary Guarantor’s corporate or limited liability powers, have been duly authorized by all necessary corporate or limited liability action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or certificate of formation or by-laws or similar organizational documents of such Subsidiary Guarantor or of any agreement,

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judgment, injunction, order, decree or other instrument binding upon the Company or any of its Subsidiaries or result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries.

(c)   This Guarantee Agreement constitutes a valid and binding agreement of such Subsidiary Guarantor.

(d)  The obligations of such Subsidiary Guarantor hereunder rank (i) senior to any other Debt of such Subsidiary Guarantor with respect to the collateral pledged by such Subsidiary Guarantor, (ii) pari passu with other unsecured Debt of such Subsidiary Guarantor (other than any such Debt described in clause (iii)) with respect to any assets of such Subsidiary Guarantor (other than any collateral referred to in clause (i)) and (iii) senior to any other Debt of such Subsidiary Guarantor which by its terms is subordinated thereto.

Section 9. Amendments. Any provision of this Guarantee Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by each Subsidiary Guarantor and the Administrative Agent, subject to the provisions of Section 9.05(b) of the Credit Agreement.

Section 10. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile, electronic communication or similar writing) and shall be given, in the case of (i)any Subsidiary Guarantor, to the Company at the Company’s address or facsimile number listed on Schedule 9.01 to the Credit Agreement and (ii)the Administrative Agent, to its address or facsimile number listed on Schedule 9.01 to the Credit Agreement or at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Company and otherwise in accordance with and subject to the provisions of Section 9.01 of the Credit Agreement.

Section 11. Taxes. Each Subsidiary Guarantor agrees to be bound by the provisions of Section 8.04 of the Credit Agreement with respect to any payments made by such Subsidiary Guarantor under this Guarantee Agreement.

Section 12. Continuing Guarantees. This Guarantee Agreement is a continuing Guarantee of each Subsidiary Guarantor and shall be binding upon each Subsidiary Guarantor and its successors and assigns. This Guarantee Agreement is for the benefit of each Bank Party and its successors and permitted assigns, and in the event of an assignment of all or any of any Bank’s interest in and to its rights and obligations under the Credit Agreement in accordance with the Credit Agreement, the assignor’s rights hereunder, to the extent applicable to the indebtedness or obligation so assigned, shall automatically be transferred with such indebtedness or obligation.

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Section 13. Severability. If any provision hereof is invalid or unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) (i) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Bank Parties in order to carry out the intentions of the parties hereto as nearly as may be possible, and (ii) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

Section 14. Limitation on the Obligations of Subsidiary Guarantors. The obligations of each Subsidiary Guarantor hereunder shall be limited to an aggregate amount that is equal to the largest amount that would not render the obligations of such Subsidiary Guarantor hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of applicable law.

Section 15. Governing Law; Jurisdiction. This Guarantee Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. Each Subsidiary Guarantor hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Guarantee Agreement or the transactions contemplated hereby. Each Subsidiary Guarantor irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

Section 16. Appointment of Agent for Service of Process. (a) Each Subsidiary Guarantor hereby irrevocably designates, appoints, authorizes and empowers as its agent for service of process, the secretary of Foot Locker, Inc. to accept and acknowledge for and on behalf of such Subsidiary Guarantor service of any and all process, notices or other documents that may be served in any suit, action or proceeding relating hereto in any New York State or Federal court sitting in The State of New York.

(b)   In lieu of service upon its agent, each Subsidiary Guarantor consents to process being served in any suit, action or proceeding relating hereto by mailing a copy thereof by registered or certified air mail, postage prepaid, return receipt requested, to its address set forth on the signature pages hereof, provided that a copy thereof is mailed concurrently to the Secretary of Foot Locker, Inc. Each Subsidiary Guarantor agrees that such service (1) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (2) shall, to the fullest extent permitted by law, be taken and held to be valid personal service upon and personal delivery to it.

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(c)   Nothing in this Section shall affect the right of any party hereto to serve process in any manner permitted by law, or limit any right that any party hereto may have to bring proceedings against any other party hereto in the courts of any jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

Section 17. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTEE AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 18. Counterparts. This Guarantee Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Section 19. Additional Guarantors. Any Subsidiary may become a Subsidiary Guarantor party hereto and bound hereby by executing a counterpart hereof and delivering the same to the Administrative Agent.

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Guarantee Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

EASTBAY, INC.

FOOT LOCKER.COM, INC.

FOOT LOCKER AUSTRALIA, INC.

FOOT LOCKER STORES, INC.

ROBBY’S SPORTING GOODS, INC.

TEAM EDITION APPAREL, INC.

FOOT LOCKER CORPORATE SERVICES, INC.

FOOT LOCKER HOLDINGS, INC.

FOOT LOCKER RETAIL, INC.

FOOT LOCKER SOURCING, INC.

FOOT LOCKER SPECIALTY, INC.

FOOT LOCKER OPERATIONS, LLC

FOOT LOCKER NEW ZEALAND, INC.

FL EUROPE HOLDINGS, INC.

FL SPECIALTY OPERATIONS LLC

FL RETAIL OPERATIONS LLC

FL CANADA HOLDINGS, INC.

FOOT LOCKER ASIA, INC.

FL CORPORATE NY, LLC

FL RETAIL NY, LLC

FL SPECIALTY, NY LLC

By:
Name:
Title:

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THE BANK OF AMERICA, N.A., as Administrative Agent
By:
Name:
Title:

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AMENDED AND RESTATED PLEDGE AGREEMENT

AGREEMENT dated as of May 16, 2008 among Foot Locker, Inc. a New York corporation (with its successors, the “Company”), each of the Subsidiaries of the Company listed on the signature pages hereof and each other Subsidiary of the Company that may from time to time become a party hereto in accordance with Section 23 (each, with its successors, a “Subsidiary Guarantor”) and Bank of America, N.A., as Administrative Agent (with its successors, the “Administrative Agent”), amending and restating the Amended and Restated Pledge Agreement dated as of May 19, 2004 (as in effect immediately prior to the effectiveness of this Amended and Restated Pledge Agreement, the “Existing Pledge Agreement”) among the Company, The Bank of New York as administrative agent thereunder and the Subsidiary Guarantors party thereto.

W I T N E S S E T H :

WHEREAS, pursuant to the Existing Credit Agreement (as defined in the Credit Agreement referred to below), the Company and certain Subsidiaries of the Company were required to enter into the Existing Pledge Agreement; and

WHEREAS, it is a condition to the effectiveness of the Sixth Amended and Restated Credit Agreement dated as of May 16, 2008 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Subsidiaries of the Company party thereto, the banks from time to time party thereto (the “Banks”), Bank of America, N.A., as Administrative Agent and Swingline Bank, The Bank of New York as LC Agent and the other agents party thereto that the Company and the Subsidiary Guarantors amend and restate the Existing Pledge Agreement by executing and delivering this Amended and Restated Pledge Agreement; and

WHEREAS, the Subsidiary Guarantors and the Administrative Agent are parties to an Amended and Restated Guarantee Agreement dated as of May 16, 2008 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Guarantee Agreement”); and

WHEREAS, in consideration of the financial and other support that the Company has provided, and such financial and other support as the Company may in the future provide, to the Subsidiary Guarantors, the Subsidiary Guarantors are willing to enter into this Amended and Restated Pledge Agreement;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend and restate the Existing Pledge Agreement as follows:

Section 1. Definitions. Terms defined in the Credit Agreement and not otherwise defined herein have, as used herein, the respective meanings provided for therein. The following additional terms, as used herein, have the following respective meanings:

“Cash Distributions” means dividends and other payments and distributions made upon or with respect to the Pledged Equity Interests in cash.

“Collateral” has the meaning assigned to such term in Section 3(a).

“Direct Subsidiary” means, with respect to each Obligor, any Subsidiary of such Obligor whose capital stock or other equity interests are owned directly by such Obligor.

“Excluded Subsidiary” means, (i) with respect to each Obligor, any Direct Subsidiary of such Obligor other than any such Direct Subsidiary which neither transacts any substantial portion of its business nor regularly maintains any substantial portion of its fixed assets within the United States, Canada or Germany, (ii) until September 15, 2008, Foot Locker Spain S.L. and (iii) until December 31, 2008, Woolworth Holding, S. de R.L. de C.V. An “Excluded Subsidiary” shall cease to be an “Excluded Subsidiary” when (x) in the case of clause (i), the conditions set forth in the first sentence of Section 3(d) are satisfied and (y) in the case of each of clauses (ii) and (iii), the applicable date has passed.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement or other interest or currency exchange rate hedging arrangement.

“Hedging Obligations” means, with respect to each Obligor, all obligations of such Obligor under any Hedging Agreement between such Obligor and any Person that was a Bank Party (or any affiliate of any Bank Party) on the trade date for such obligation.

“Issuer” means each Person listed on Schedule 1 and each Person that becomes a Direct Subsidiary (other than an Excluded Subsidiary) of any Obligor after the Effective Date.

“Obligor” means the Company or any Subsidiary Guarantor, and “Obligors” means all of them.

“Pledged Equity Interests” means (i) the Subsidiary Equity Interests and (ii) any other capital stock or other equity interests required to be pledged by the Obligor to the Administrative Agent under this Agreement pursuant to Sections 3(b), 3(c) or 3(d).

“Secured Obligations” means, with respect to each Obligor, (i) all principal of and interest and premium (if any) on any Loan or Swingline Loan payable by such Obligor under, or any Note or Swingline Note issued by such Obligor pursuant to, the Credit Agreement (including, without limitation, any interest which accrues after or would accrue but for the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of such Obligor, whether or not allowed or allowable as a claim in any such proceeding), (ii) all Reimbursement Obligations of such Obligor with respect to any Letter of Credit issued pursuant to the Credit Agreement and all interest payable by such Obligor thereon (including, without limitation, any interest which accrues after or would accrue but for the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of such Obligor, whether or not allowed or allowable as a claim in any such proceeding), (iii) if such Obligor is a Subsidiary Guarantor, all amounts payable by such Obligor under the Guarantee Agreement, (iv) all other amounts payable by such Obligor under the Loan Documents, (v) all Hedging Obligations of such Obligor, and (vi) any amendments, restatements, renewals, extensions or modifications of any of the foregoing; provided that the Secured Obligations of each Subsidiary Guarantor described in clause (iii) above and any amendment, restatement, renewal, extension or modification thereof described in clause (vi) above (collectively, with respect to each Subsidiary Guarantor, such Subsidiary Guarantor’s “Subsidiary Guaranteed Obligations”), shall be subordinate and junior in rank with respect to payment to the other Secured Obligations of such Subsidiary Guarantor for purposes of this Pledge Agreement.

“Secured Parties” means the Banks, the LC Agents, the Swingline Bank, the Administrative Agent, the Joint Lead Arrangers and any Person to whom a Hedging Obligation is owed.

“Security Interests” means the security interests in the Collateral granted hereunder securing the Secured Obligations.

“Subsidiary Equity Interests” means, with respect to each Issuer listed on Schedule 1 hereto, the capital stock or other equity interests listed on Schedule 1 hereto opposite such Issuer’s name.

Unless otherwise defined herein, or unless the context otherwise requires, all terms used herein which are defined in the New York Uniform Commercial Code as in effect on the date hereof shall have the meanings therein stated.

Section 2. Representations and Warranties. Each Obligor represents and warrants as follows:

(a)   Title to Pledged Equity Interests. Such Obligor owns all of its Pledged Equity Interests, free and clear of any Liens other than the Security Interests and any inchoate tax liens. All of the Pledged Equity Interests of such Obligor have been duly authorized and validly issued, and are fully paid and non-assessable, and are subject to no options to purchase or similar rights of any Person. The Persons listed on Schedule 1 under the name of such Obligor constitute all of the Persons that are Direct Subsidiaries of such Obligor on the date hereof (other than any Excluded Subsidiaries) and all of such Persons are wholly-owned Direct Subsidiaries (excluding directors’ qualifying shares). The Pledged Equity Interests of such Obligor represent (i) 65% of the aggregate capital stock with voting power and 100% of all other equity interests held by such Obligor of FLE CV Management, Inc. or (ii) 65% of the aggregate capital stock and other equity interests held by such Obligor of any other Person that is a Direct Subsidiary (other than any Excluded Subsidiary) and is a Foreign Subsidiary. Such Obligor is not and will not become a party to or otherwise bound by any agreement, other than this Agreement and any additional pledge agreements referred to in Section 2(b) which restricts in any manner the rights of any present or future holder of any of the Pledged Equity Interests of such Obligor with respect thereto.

(b)   Validity, Perfection and Priority of Security Interests. (i) A UCC-1 financing statement naming such Obligor as debtor and the Administrative Agent as secured party has previously been or will be filed within 3 Domestic Business Days after the date hereof in each of the jurisdictions referred to in Section 2(c) with respect to such Obligor.

(ii)  The Security Interests constitute valid security interests in favor of the Administrative Agent for the benefit of the Secured Parties. The Security Interests constitute perfected security interests in favor of the Administrative Agent for the benefit of the Secured Parties (or, solely with respect to the Pledged Equity Interests of any Issuer that is a Foreign Subsidiary being pledged by any Obligor hereunder, will constitute perfected security interests in favor of the Administrative Agent for the benefit of the Secured Parties upon the completion of all the actions described in the immediately succeeding sentence with respect to such Pledged Equity Interests). With respect to the Pledged Equity Interests of any Issuer that is a Foreign Subsidiary being pledged by an Obligor hereunder, such Obligor will take, or will cause to be taken, in each case within 90 Domestic Business Days after the date hereof (or such longer period as the Administrative Agent may agree), all actions that are necessary or appropriate, or that the Administrative Agent has reasonably requested, in order to perfect, or to preserve the perfection of, the Security Interests in such Pledged Equity Interests in accordance with the laws of the jurisdiction of incorporation of such Issuer (including, without limitation, the execution of an additional pledge agreement governed by the laws of such jurisdiction or an amendment to any such existing agreement and, if required, the registration of the Security Interests in the shareholder book of such Issuer).

(iii) Other than as set forth in the preceding clauses of this Section, no registration, recordation or filing with any governmental body,

agency or official or any other Person is required in connection with the execution or delivery of this Agreement or necessary for the validity or enforceability hereof or for the perfection or enforcement of the Security Interests in any of the Collateral of any Obligor.

(iv) Neither such Obligor nor any of its Subsidiaries has performed or will perform any acts which could reasonably be expected to prevent the Administrative Agent from enforcing any of the terms and conditions of this Agreement or which would limit the Administrative Agent in any such enforcement.

(c)   UCC Filing Locations. The jurisdiction of organization of each Obligor is located on Schedule 2 hereto opposite such Obligor’s name.

Section 3. Grant of the Security Interests. (a) In order to secure the full and punctual payment of the Secured Obligations in accordance with the terms thereof, each Obligor hereby collaterally assigns and pledges to and with the Administrative Agent for the benefit of the Secured Parties and grants to the Administrative Agent for the benefit of the Secured Parties security interests in:

(i)    the Pledged Equity Interests of such Obligor and all of its rights and privileges with respect to such Pledged Equity Interests;

(ii)   all interest, dividends, earnings, income, profits and other payments and distributions with respect to any and all of the foregoing, and all proceeds of any and all of the foregoing (the items in clauses (i) through (ii), inclusive, being collectively referred to, with respect to such Obligor, as the “Collateral” of such Obligor; provided, however, that the term “Collateral” shall not include (x) any capital stock or other equity interests of any Foreign Subsidiary in excess of 65% of the aggregate capital stock or other equity interests of such entity or (y) any capital stock with voting power of FLE CV Management, Inc., in excess of 65% of the aggregate capital stock with voting power of such entity); provided, further, that in any event, “Collateral” shall include the capital stock and equity interests described on Schedule 1 hereto.

(b)   In the event that any Person becomes a Direct Subsidiary (other than an Excluded Subsidiary) of an Obligor after the date hereof, such Obligor will promptly, and in any event within 45 days after such event (or such other number of days as the Administrative Agent and such Obligor may agree to), pledge and deposit with the Administrative Agent certificates representing shares of capital stock or other equity interests of such Person held by such Obligor as additional security for the Secured Obligations of such Obligor and take such other steps as may be necessary or appropriate, or as the Administrative Agent shall reasonably request, to ensure that such shares of capital stock or other equity interests constitute additional security for the Secured Obligations of such Obligor, and that the Security Interests therein are perfected, first priority security interests;

provided that no Obligor shall be required to pledge or deposit any certificates or take any other steps pursuant to this subsection (b) to the extent that after giving effect to any such pledge or deposit, or the taking of any such step, shares of capital stock or other equity interests representing more than 65% of the aggregate capital stock or other equity interests of any Direct Subsidiary that is a Foreign Subsidiary would be pledged or deposited hereunder.

(c)   In the event that any Issuer at any time issues to any Obligor any additional or substitute shares of capital stock of any class or any other equity interests of any class such Obligor will promptly, and in any event within 45 days after such event (or such other number of days as the Administrative Agent and such Obligor may agree to), pledge and deposit with the Administrative Agent certificates representing all such shares of capital stock or other equity interests as additional security for the Secured Obligations of such Obligor and take such other steps as may be necessary or appropriate, or as the Administrative Agent shall reasonably request, to ensure that such shares of capital stock or other equity interests constitute additional security for the Secured Obligations of such Obligor, and that the Security Interests therein are perfected, first priority security interests; provided that no Obligor shall be required to pledge or deposit any certificates or take any other steps pursuant to this subsection (c) to the extent that after giving effect to any such pledge or deposit, or the taking of any such step, shares of capital stock or other equity interests representing more than 65% of the aggregate capital stock or other equity interests of any Direct Subsidiary that is a Foreign Subsidiary would be pledged or deposited hereunder.

(d)  Any Excluded Subsidiary of any Obligor shall cease to be an Excluded Subsidiary on the first day on which such Obligor shall be able to pledge the capital stock or other equity interests of such Direct Subsidiary hereunder without triggering a requirement to equally and ratably secure securities issued under the Indenture. Promptly, and in any event within 45 days after any Excluded Subsidiary of any Obligor shall cease to be an Excluded Subsidiary (or such other number of days as the Administrative Agent and such Obligor may agree to), such Obligor will pledge and deposit with the Administrative Agent certificates representing shares of capital stock or other equity interests of such Direct Subsidiary as additional security for the Secured Obligations of such Obligor and take such other steps as may be necessary or appropriate, or as the Administrative Agent shall reasonably request, to ensure that such shares of capital stock or other equity interests constitute additional security for the Secured Obligations of such Obligor, and that the Security Interests therein are perfected, first priority security interests; provided that no Obligor shall be required to pledge or deposit any certificates or take any other steps pursuant to this subsection (d) to the extent that after giving effect to any such pledge or deposit, or the taking of any such step, shares of capital stock or other equity interests representing more than 65% of the aggregate capital stock or other equity interests of any Direct Subsidiary that is a Foreign Subsidiary would be pledged or deposited hereunder.

(e)   Any shares of capital stock or other equity interests pledged by any Obligor to the Administrative Agent pursuant to subsections (b), (c) or (d) above constitute Pledged Equity Interests of such Obligor and are subject to all provisions of this Agreement.

(f)   The Security Interests are granted as security only and shall not subject the Administrative Agent or any Secured Party to, or transfer or in any way affect or modify, any obligation or liability of any Obligor or any of its Subsidiaries with respect to any of the Collateral or any transaction in connection therewith.

Section 4. Delivery of Pledged Equity Interests. Unless otherwise required by the laws of any jurisdiction in order to perfect the Security Interests in Collateral the perfection of which is governed by the laws of such jurisdiction, if any Pledged Equity Interests of any Obligor are represented by any certificates, such Obligor shall deliver all such certificates to the Administrative Agent in the State of New York pursuant hereto, and all such certificates shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, and shall be accompanied by any required transfer tax stamps, all in form and substance reasonably satisfactory to the Administrative Agent.

Section 5. Further Assurances. Each Obligor agrees that it will, at its expense and in such manner and form as the Administrative Agent may reasonably require, execute, deliver, file and record any financing statement, specific assignment, supplemental pledge agreement, confirmation or other paper and take any other action that may be necessary or reasonably desirable, or that the Administrative Agent may reasonably request, in order to create, preserve, perfect or validate any Security Interest or to enable the Administrative Agent to exercise and enforce its rights hereunder with respect to any of the Collateral of such Obligor. Each Obligor agrees that it will not change its name, identity or corporate structure in any manner or the location of its jurisdiction of organization or its chief executive office in the United States unless, in each case, it shall have given the Administrative Agent not less than 30 days’ prior notice thereof.

Section 6. Record Ownership of Pledged Equity Interests. If an Event of Default shall have occurred and be continuing, the Administrative Agent may, in its sole discretion, cause any or all of the Pledged Equity Interests to be transferred of record into the name of the Administrative Agent or its nominee; provided that, with respect to any Pledged Equity Interests issued by any Issuer that is a Foreign Subsidiary, the Administrative Agent shall have such rights only to the extent permitted by the laws of the jurisdiction in which such Issuer is incorporated. If an Event of Default shall have occurred and be continuing, each Obligor will promptly give to the Administrative Agent copies of any material notices or other communications received by it with respect to Pledged Equity Interests registered in the name of such Obligor and the Administrative Agent will promptly give to each Obligor copies of any notices and communications received by the Administrative Agent with respect to Pledged Equity Interests of such Obligor registered in the name of the Administrative Agent or its nominee.

Section 7. Right to Receive Distributions on Collateral. The Administrative Agent shall have the right to receive and, during the continuance of any Event of Default, to retain as Collateral hereunder all dividends, interest and other payments and distributions made upon or with respect to the Collateral of each Obligor and each Obligor shall take all such action as the Administrative Agent may deem necessary or appropriate to give effect to such right; provided that (i) unless an Event of Default has occurred and is continuing, the foregoing sentence shall not apply to Cash Distributions and (ii) with respect to dividends, interest and other payments and distributions made upon or with respect to the Collateral of any Obligor consisting of any Pledged Equity Interests issued by any Issuer that is a Foreign Subsidiary, the Administrative Agent shall have the rights set forth in the foregoing sentence only to the extent permitted by the laws of the jurisdiction in which such Issuer is incorporated. All such dividends, interest and other payments and distributions which are received by any Obligor (except Cash Distributions received when no Event of Default has occurred and is continuing) shall be received in trust for the benefit of the Secured Parties and, if the Administrative Agent so directs during the continuance of an Event of Default, shall be segregated from other funds of such Obligor and shall, forthwith upon demand by the Administrative Agent during the continuance of an Event of Default, be paid over to the Administrative Agent as Collateral in the same form as received (with any necessary endorsement). After all Events of Defaults have been cured, the Administrative Agent’s right to retain dividends, interest and other payments and distributions (including Cash Distributions) under this Section 7 shall cease and the Administrative Agent shall pay over to each Obligor any such Collateral of such Obligor retained by it during the continuance of an Event of Default.

Section 8. Right to Vote Pledged Equity Interests. Unless an Event of Default shall have occurred and be continuing, each Obligor shall have the right, from time to time, to vote and to give consents, ratifications and waivers with respect to its Pledged Equity Interests, and the Administrative Agent shall, upon receiving a written request from any Obligor accompanied by a certificate signed by a Responsible Officer of the Company stating that no Event of Default has occurred and is continuing, deliver to such Obligor or as specified in such request such proxies, powers of attorney, consents, ratifications and waivers (each in form and substance satisfactory to the Administrative Agent) in respect of any of its Pledged Equity Interests which are registered in the name of the Administrative Agent or its nominee as shall be specified in such request.

If an Event of Default shall have occurred and be continuing, the Administrative Agent shall have the right to the extent permitted by law (and each Obligor shall take all such action as may be necessary or appropriate to give effect to such right) to vote and to give consents, ratifications and waivers, and the Administrative Agent shall have the right to the extent permitted by law (and each

Obligor shall take all such action as may be necessary or appropriate to give effect to such right) to take any other action with respect to any or all of the Pledged Equity Interests of such Obligor with the same force and effect as if the Administrative Agent were the absolute and sole owner thereof; provided that, with respect to any Pledged Equity Interests issued by any Issuer that is a Foreign Subsidiary, the Administrative Agent shall have such rights only to the extent permitted by the laws of the jurisdiction in which such Issuer is incorporated.

Section 9. General Authority. Each Obligor hereby irrevocably appoints the Administrative Agent its true and lawful attorney, with full power of substitution, in the name of such Obligor, the Administrative Agent, the Secured Parties or otherwise, for the sole use and benefit of the Secured Parties, but at the expense of such Obligor, to the extent permitted by law, to exercise at any time and from time to time while an Event of Default has occurred and is continuing, all or any of the following powers with respect to all or any of the Collateral:

(a)   to demand, sue for, collect, receive and give acquittance for any and all monies due or to become due upon or by virtue thereof,

(b)   to settle, compromise, compound, prosecute or defend any action or proceeding with respect thereto,

(c)   to sell, transfer, assign or otherwise deal in or with the same or the proceeds or avails thereof, as fully and effectually as if the Administrative Agent were the absolute owner thereof, and

(d)   to extend the time of payment of any or all thereof and to make any allowance and other adjustments with reference thereto;

provided that the Administrative Agent shall give each Obligor not less than ten days’ prior notice of the time and place of any sale or other intended disposition of any of the Collateral of such Obligor. The Administrative Agent and each Obligor agree that such notice constitutes “reasonable notification” within the meaning of Section 9-612 of the Uniform Commercial Code. The parties hereto acknowledge and agree that the exercise by the Administrative Agent of the power of attorney granted to it by each Obligor in this Section with respect to any Pledged Equity Interests issued by any Issuer that is a Foreign Subsidiary and pledged by such Obligor is subject to, and may be exercised only in accordance with, the applicable laws of the jurisdiction where such Issuer is incorporated.

Section 10. Remedies upon Event of Default. If any Event of Default shall have occurred and be continuing, the Administrative Agent may exercise on behalf of the Secured Parties all the rights of a secured party after default under the Uniform Commercial Code (whether or not in effect in the jurisdiction where such rights are exercised) and, in addition, the Administrative Agent may, without being required to give any notice, except as herein provided or as may be required by mandatory provisions of law, (i) withdraw all cash, if any, then held by it as

Collateral and apply it as specified in Section 13 and (ii) if there shall be no such cash or if such cash shall be insufficient to pay all the Secured Obligations in full, sell the Collateral or any part thereof at public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery, and at such price or prices as the Administrative Agent may reasonably deem satisfactory. Any Secured Party may be the purchaser of any or all of the Collateral so sold at any public sale (or, if the Collateral is of a type customarily sold in a recognized market or is of a type which is the subject of widely distributed standard price quotations, at any private sale). The Administrative Agent is authorized, in connection with any such sale, if it deems it advisable so to do, (a) to restrict the prospective bidders on or purchasers of any of the Pledged Equity Interests to a limited number of sophisticated investors who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or sale of any of such Pledged Equity Interests, (b) to cause to be placed on certificates for any or all of the Pledged Equity Interests or on any other securities pledged hereunder a legend to the effect that such security has not been registered under the Securities Act of 1933, as amended, and may not be disposed of in violation of the provision of said Act, and (c) to impose such other limitations or conditions in connection with any such sale as the Administrative Agent reasonably deems necessary or advisable in order to comply with said Act or any other law. Each Obligor will execute and deliver such documents and take such other action as the Administrative Agent reasonably deems necessary or advisable in order that any such sale may be made in compliance with law. Upon any such sale the Administrative Agent shall have the right to deliver, assign and transfer to the purchaser thereof the Collateral so sold. Each purchaser at any such sale shall hold the Collateral so sold absolutely and free from any claim or right of whatsoever kind, including any equity or right of redemption of any Obligor which may be waived, and each Obligor, to the extent permitted by law, hereby specifically waives all rights of redemption, stay or appraisal which it has or may have under any law now existing or hereafter adopted. The notice of such sale required by Section 9 shall (1) in the case of a public sale, state the time and place fixed for such sale, (2) in the case of a sale at a broker’s board or on a securities exchange, state the board or exchange at which such sale is to be made and the day on which the Collateral, or the portion thereof so being sold, will first be offered for sale at such board or exchange, and (3) in the case of a private sale, state the day after which such sale may be consummated. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Administrative Agent may fix in the notice of such sale. At any such sale the Collateral may be sold in one lot as an entirety or in separate parcels, as the Administrative Agent may determine. The Administrative Agent shall not be obligated to make any such sale pursuant to any such notice. The Administrative Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the same may be so adjourned, subject to the Administrative Agent giving the notice required to be given pursuant to Section 9. In the case of any sale of all or any part of the Collateral on credit or for future delivery, the Collateral so sold may be retained by the Administrative Agent until the selling price is paid by the purchaser thereof, but the Administrative Agent shall not incur any liability in the case of the failure of such purchaser to take up and pay for the Collateral so sold and, in the case of any such failure, such Collateral may again be sold upon like notice. The Administrative Agent, instead of exercising the power of sale herein conferred upon it, may proceed by a suit or suits at law or in equity to foreclose the Security Interests and sell the Collateral, or any portion thereof, under a judgment or decree of a court or courts of competent jurisdiction. Notwithstanding the foregoing, the parties hereto acknowledge and agree that the exercise of any remedies set forth in this Section with respect to any Pledged Equity Interests issued by any Issuer that is a Foreign Subsidiary is subject to, and may be made only in accordance with, the applicable laws of the jurisdiction where such Issuer is incorporated.

Section 11. Expenses. Each Obligor agrees that it will forthwith upon demand pay to the Administrative Agent:

(a)   the amount of any taxes which the Administrative Agent may have been required to pay by reason of the Security Interests or to free any of the Collateral of such Obligor from any Lien thereon, and

(b)   the amount of any and all out-of-pocket expenses, including the reasonable fees and disbursements of counsel and of any other experts, which the Administrative Agent may incur in connection with (i) the enforcement of this Agreement, including such expenses as are incurred to preserve the value of the Collateral of such Obligor and the validity, perfection, rank and value of any Security Interest, (ii) the collection, sale or other disposition of any of the Collateral of such Obligor, (iii) the exercise by the Administrative Agent of any of the rights conferred upon it hereunder, or (iv) any Default.

Any such amount not paid in a timely manner shall bear interest at the rate applicable to Base Rate Loans from time to time and shall be an additional Secured Obligation hereunder.

Section 12. Limitation on Duty of Administrative Agent in Respect of Collateral. Beyond the exercise of reasonable care in the custody thereof, the Administrative Agent shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto. The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property, and shall not be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of the act or omission of any agent or bailee selected by the Administrative Agent in good faith.

Section 13. Application of Proceeds. Upon the occurrence and during the continuance of an Event of Default, the proceeds of any sale of, or other realization upon, all or any part of the Collateral pledged by any Obligor shall be applied by the Administrative Agent in the following order of priorities:

first, to pay the expenses of such sale or other realization, including reasonable compensation to agents and counsel for the Administrative Agent, and all expenses, liabilities and advances incurred or made by the Administrative Agent in connection therewith, and any other unreimbursed expenses for which any Secured Party is to be reimbursed pursuant to the Credit Agreement (including without limitation Section 9.03(a) thereof) or Section 11 hereof and any unpaid fees owing to any Secured Party under the Loan Documents (other than any fees referred to in clause second below);

second, to the ratable payment of accrued but unpaid interest on the Secured Obligations of such Obligor (other than, in the case of any Subsidiary Guarantor, its Subsidiary Guaranteed Obligations) and any unpaid fees owing to any Secured Party pursuant to Sections 2.09 and 2.16 (g) of the Credit Agreement, in each case in accordance with the provisions of the Credit Agreement;

third, to the ratable payment of unpaid principal of, and reimbursement obligations constituting, the Secured Obligations of such Obligor (other than, in the case of any Subsidiary Guarantor, its Subsidiary Guaranteed Obligations);

fourth, in the case of any Subsidiary Guarantor, to the ratable payment of accrued but unpaid interest on its Subsidiary Guaranteed Obligations, until all such Secured Obligations shall have been paid in full;

fifth, in the case of any Subsidiary Guarantor, to the ratable payment of unpaid principal of, and reimbursement obligations constituting its Subsidiary Guaranteed Obligations, until all such Secured Obligations shall have been paid in full;

sixth, to pay ratably all other Secured Obligations, until all Secured Obligations shall have been paid in full; and

finally, to pay to such Obligor or its successors or assigns, or as a court of competent jurisdiction may direct, any surplus then remaining from such proceeds.

The Administrative Agent may make distributions hereunder in cash or in kind or, on a ratable basis, in any combination thereof. For purposes of making any distribution hereunder, the principal amount of any Hedging Obligation shall be the amount of the relevant Obligor’s Hedging Obligations due and payable at the time such distribution is made.

Section 14. Concerning the Administrative Agent. The provisions of Article 7 of the Credit Agreement shall inure to the benefit of the Administrative Agent in respect of this Agreement and shall be binding upon the parties to the Credit Agreement and the parties hereto in such respect. In furtherance and not in derogation of the rights, privileges and immunities of the Administrative Agent therein set forth:

(a)   The Administrative Agent is authorized to take all such action as is provided to be taken by it as Administrative Agent hereunder and all other action reasonably incidental thereto. As to any matters not expressly provided for herein (including, without limitation, the timing and methods of realization upon the Collateral) the Administrative Agent shall act or refrain from acting in accordance with written instructions from the Required Banks or, in the absence of such instructions, in accordance with its discretion.

(b)  The Administrative Agent shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Security Interests in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder. The Administrative Agent shall have no duty to ascertain or inquire as to the performance or observance of any of the terms of this Agreement by any Obligor.

Section 15. Appointment of Co-Agents. At any time or times, in order to comply with any legal requirement in any jurisdiction, the Administrative Agent may appoint another bank or trust company or one or more other persons, either to act as co-agent or co-agents, jointly with the Administrative Agent, or to act as separate agent or agents on behalf of the Secured Parties with such power and authority as may be necessary for the effectual operation of the provisions hereof and may be specified in the instrument of appointment (which may, in the discretion of the Administrative Agent, include provisions for the protection of such co-agent or separate agent similar to the provisions of Section 14).

Section 16. Termination of Security Interests; Release of Collateral. (a) Upon the repayment in full of all Secured Obligations (other than those described in clause (v) of the definition thereof and any amendments, restatements, renewals, extensions or modifications thereof), the termination of the Commitments under the Credit Agreement and the termination or cancellation of all Letters of Credit (unless such Letters of Credit have been fully cash collateralized pursuant to arrangements satisfactory to the LC Agents, or back-stopped by a separate letter of credit, in form and substance and issued by an issuer reasonably satisfactory to the LC Agents), the Security Interests shall terminate and all rights to the Collateral of each Obligor shall revert to such Obligor.

(b)  Upon the consummation of any Asset Sale (or any sale or other disposition described in clause (iii) of the definition of Asset Sale) permitted by the terms of the Credit Agreement and consisting of the disposition of any Collateral or of the capital stock of any Obligor other than the Company (any such transaction, a “Permitted Collateral Sale”), the Security Interests in such Collateral or in the Collateral pledged by such Obligor, as the case may be (but not, in any case, in any Proceeds thereof) shall be released. Such release shall not be subject to the consent of any Bank, and the Administrative Agent shall be fully protected in relying on a certificate of an Obligor as to whether any particular transaction consummated by such Obligor constitutes a Permitted Collateral Sale.

(c)   In addition to the release of Collateral effected by subsection (b), at any time and from time to time prior to the termination of the Security Interests, the Administrative Agent may release any of the Collateral with the prior written consent of the Required Banks; provided that the Administrative Agent may release all or substantially all of the Collateral (for purposes of this subsection (c), as defined in the Credit Agreement) only with the prior written consent of all the Banks.

(d)  Upon any termination of the Security Interests or release of Collateral in accordance with this Section, the Administrative Agent will, at the expense of the relevant Obligor, execute and deliver to such Obligor such documents as such Obligor shall reasonably request to evidence the termination of the Security Interests or the release of such Collateral, as the case may be.

Section 17. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile, electronic communication or similar writing) and shall be given, in the case of (i)any Obligor, to its address or facsimile number listed on Schedule 9.01 to the Credit Agreement and (ii)the Administrative Agent, to its address or facsimile number listed on Schedule 9.01 to the Credit Agreement or at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Company and otherwise in accordance with and subject to the provisions of Section 9.01 of the Credit Agreement.

Section 18. Waivers, Non-Exclusive Remedies. No failure on the part of the Administrative Agent to exercise, and no delay in exercising and no course of dealing with respect to, any right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise by the Administrative Agent of any right under this Agreement or any other Loan Document preclude any other or further exercise thereof or the exercise of any other right. The rights in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other remedies provided by law.

Section 19. Successors and Assigns. This Agreement shall be binding upon each Obligor and its successors and permitted assigns. This Agreement is for the benefit of each Secured Party and its successors and permitted assigns, and in the event of an assignment of all or any of any Bank’s interest in and to its rights and obligations under the Credit Agreement in accordance with the Credit

Agreement, the assignor’s rights hereunder, to the extent applicable to the indebtedness or obligation so assigned, shall automatically be transferred with such indebtedness or obligation.

Section 20. Changes in Writing. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by each Obligor and the Administrative Agent, subject to the provisions of Section 9.05(b) of the Credit Agreement.

Section 21. New York Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, except as otherwise required by mandatory provisions of law and except to the extent that remedies provided by the laws of any jurisdiction other than New York are governed by the laws of such jurisdiction.

Section 22. Severability. If any provision hereof is invalid or unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Secured Parties in order to carry out the intentions of the parties hereto as nearly as may be possible; and (ii) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

Section 23. Additional Obligors. Any Subsidiary Guarantor may become an Obligor party hereto and bound hereby by executing a counterpart hereof and delivering the same to the Administrative Agent.

Section 24. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 25. Inconsistent Agreements. The parties hereto agree that (i) in the case of any conflict arising in any proceeding arising out of or relating to this Agreement and brought in a Federal court of the United States or in a court sitting in any State of the Unites States (including without limitation New York State) between the provisions of this Agreement and the provisions of any additional pledge agreement entered into by any Obligor pursuant to this Agreement, the provisions of this Agreement shall govern and (ii) in the case of any conflict arising in any proceeding arising out of or relating to any Pledged Equity Interests of any Issuer that is a Foreign Subsidiary and brought in a court in the jurisdiction in which such Issuer is incorporated between the provisions of this Agreement and the provisions of any additional pledge agreement entered into by any Obligor with respect to such Pledged Equity Interests pursuant to this Agreement and by its terms governed by the laws of such jurisdiction, the provisions of such additional pledge agreement shall govern.

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Pledge Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

FOOT LOCKER, INC.
By:
Name:
Title:

EASTBAY, INC.

FOOT LOCKER.COM, INC.

FOOT LOCKER AUSTRALIA, INC.

FOOT LOCKER STORES, INC.

ROBBY’S SPORTING GOODS, INC.

TEAM EDITION APPAREL, INC.

FOOT LOCKER CORPORATE SERVICES, INC.

FOOT LOCKER HOLDINGS, INC.

FOOT LOCKER RETAIL, INC.

FOOT LOCKER SOURCING, INC.

FOOT LOCKER SPECIALTY, INC.

FOOT LOCKER OPERATIONS, LLC

FOOT LOCKER NEW ZEALAND, INC.

FL EUROPE HOLDINGS, INC.

FL SPECIALTY OPERATIONS LLC

FL RETAIL OPERATIONS LLC

FL CANADA HOLDINGS, INC.

FOOT LOCKER ASIA, INC.

FL CORPORATE NY, LLC

FL RETAIL NY, LLC

FL SPECIALTY NY, LLC

By:
Name:
Title:

BANK OF AMERICA, N.A., as Administrative Agent
By:
Name:
Title:

Schedule 1

Stock Pledged by Obligors

Schedule 2